Exhibit 2.1

Business Combination AGREEMENT

by and among

BANYAN ACQUISITION CORPORATION,

PANTHER MERGER SUB inc.

AND

PINSTRIPES, INC.

Dated as of JUNE 22, 2023

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	Series I Preferred Stock Purchase Agreement
Exhibit B-1	Security Holder Support Agreement
Exhibit B-2	Lockup Agreement
Exhibit C	Sponsor Letter Agreement
Exhibit D	Forms of Second Amended and Restated Certificate of Incorporation of the SPAC and Second Amended and Restated Bylaws of the SPAC
Exhibit E	Form of Director Designation Agreement
Exhibit F	Form of Letter of Transmittal
Exhibit G	Post-Closing Directors and Officers
Exhibit H	Form of Company Written Consent

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 22, 2023 (the “Execution Date”) by and among (a) Banyan Acquisition Corporation, a Delaware corporation (the “SPAC”), (b) Panther Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the SPAC (“Merger Sub”, together with the SPAC, the “SPAC Parties”), and (c) Pinstripes, Inc., a Delaware corporation (the “Company”). The SPAC, Merger Sub and the Company shall each also be referred to herein from time to time as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have their respective meanings as set forth in Section 1.1.

RECITALS

whereas, (a) the SPAC is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one (1) or more businesses and (b) Merger Sub is a direct wholly-owned Subsidiary of the SPAC and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”), resulting in the Company becoming a wholly-owned direct subsidiary of the SPAC, and each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion) will be automatically converted as of the Effective Time into the right to receive a portion of the Aggregate Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, it is intended for U.S. federal and applicable state and local income Tax purposes that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, the SPAC Board has (a) determined that it is fair to and in the best interests of the SPAC and the shareholders of the SPAC, and declared it advisable, to enter into this Agreement and the Ancillary Agreements to which the SPAC is or will be a party and to consummate the Transactions, (b) adopted and approved the execution, delivery and performance or consummation (as applicable) by the SPAC of this Agreement, the Ancillary Agreements to which the SPAC is or will be a party and the Transactions, (c) resolved to recommend that the holders of the SPAC Shares entitled to vote thereon vote in favor of each SPAC Stockholder Voting Matter, and (d) directed that each SPAC Stockholder Voting Matter be submitted to the holders of the SPAC Shares for approval;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is fair to and in the best interests of Merger Sub and the SPAC (as its sole shareholder), and declared it advisable, to enter into this Agreement and the Ancillary Agreements to which Merger Sub is or will be a party and to consummate the Transactions, (b) adopted and approved the execution, delivery and performance or consummation (as applicable) by Merger Sub of this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party and the Transactions, (c) resolved to recommend that the SPAC (as Merger Sub’s sole shareholder) adopt this Agreement, and (d) directed that this Agreement be submitted to the SPAC (as Merger Sub’s sole shareholder) for approval;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and the Ancillary Agreements to which the Company is or will be a party and to consummate the Transactions, (b) adopted and approved the execution, delivery and performance or consummation (as applicable) by the Company of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Transactions, (c) resolved to recommend that the Company Stockholders entitled to vote thereon adopt this Agreement, and (d) directed that this Agreement be submitted to the Company Stockholders for approval;

whereas, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, the Company and Middleton Partners have entered into a Securities Purchase Agreement, attached hereto as Exhibit A (the “Series I Preferred Stock Purchase Agreement”), pursuant to which Middleton Partners agreed to invest $18,000,000 (the “Bridge Amount”) in the Company in exchange for an aggregate number of 720,000 shares of the Company’s Series I Convertible Preferred Stock (the “Bridge Financing”);

whereas, contemporaneously with the execution and delivery of this Agreement, (i) the SPAC, the Company and the Key Company Security Holders, are entering into the Security Holder Support Agreement, dated as of the date hereof and attached hereto as Exhibit B-1 (the “Security Holder Support Agreement”), providing that, among other things, the Key Company Security Holders will vote their respective Company Shares in favor of this Agreement and the Transactions and waive their respective appraisal rights and (ii) the SPAC, the Company and certain security holders of the Company and the SPAC, are entering into the Lockup Agreement, dated as of the date hereof and attached hereto as Exhibit B-2 (the “Lockup Agreement”), providing that, such security holders be bound by certain lock-up provisions during the lock-up periods described therein;

WHEREAS, as of the date of this Agreement, Banyan Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), owns 2,000,000 SPAC Class A Shares and 5,095,375 SPAC Class B Shares;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in connection with the Transactions, the Sponsor, the SPAC, the Company and certain other Persons party thereto have entered into a Sponsor Letter Agreement, dated as of the Execution Date, attached hereto as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which (among other things), the Sponsor has agreed to (a) vote in favor of the Agreement and the Transactions, (b) be bound by certain restrictions on transfer with respect to its SPAC Shares, (c) terminate certain lock-up provisions of that certain letter agreement, dated as of January 19, 2022, (d) be bound by certain lock-up provisions during the lock-up periods described therein with respect to its SPAC Shares, (e) waive any adjustment to the conversion ratio set forth in the Governing Documents of the SPAC or any other anti-dilution or similar protection with respect to the SPAC Class B Shares and (f) subject certain of its SPAC Shares to forfeiture and/or vesting on the basis of achieving certain trading price thresholds following the Closing;

WHEREAS, as a condition to the consummation of the Transactions, the SPAC shall provide its shareholders with the opportunity to exercise their respective right to participate in the SPAC Share Redemption, on the terms and subject to the conditions and limitations set forth herein and in the applicable Governing Documents of the SPAC, in conjunction with, inter alia, obtaining the Required Vote;

WHEREAS, simultaneously with the Closing and by virtue of the Merger, the Existing SPAC Charter and the Amended and Restated Bylaws of the SPAC shall be amended and restated in the forms attached hereto as Exhibit D (the “SPAC A&R CoI” and the “SPAC A&R Bylaws”);

WHEREAS, simultaneously with the Closing, the SPAC, certain shareholders of the SPAC and certain Company Stockholders shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), in a form to be mutually agreed upon by the SPAC and the Company;

WHEREAS, simultaneously with the Closing, the SPAC and the Key Individual shall enter into a Director Designation Agreement, substantially in the form attached hereto as Exhibit E (the “Director Designation Agreement”), pursuant to which the Key Individual shall be entitled to designate for election to the SPAC Board (a) four (4) individuals so long as he beneficially owns a number of SPAC New Common Shares equal to at least seventy percent (70%) of the number of the SPAC New Common Shares issued to him pursuant to the Transactions, (b) three (3) individuals so long as he beneficially owns a number of SPAC New Common Shares equal to at least fifty percent (50%) of the number of the SPAC New Common Shares issued to him pursuant to the Transactions, (c) two (2) individuals so long as he beneficially owns a number of SPAC New Common Shares equal to at least twenty-five percent (25%) of the number of SPAC New Common Shares issued to him pursuant to the Transactions, and (d) one (1) individual so long as he beneficially owns a number of SPAC New Common Shares equal to at least ten percent (10%) of the number of the SPAC New Common Shares issued to him pursuant to the Transactions, and, contemporaneously therewith, the Key Individual may also enter into a voting agreement with certain other Persons whereby they agree to vote for the designees of the Key Individual; and

WHEREAS, in connection with the Closing, the SPAC shall be renamed “Pinstripes Holdings, Inc.” (or an alternative name determined by the Company) and shall trade publicly on the Stock Exchange under the ticker symbol “PNST” (or an alternative ticker symbol agreed to by the Parties in writing).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1      Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth below.

“2023 Omnibus Incentive Plan” has the meaning set forth in Section 6.18.

“ACA” has the meaning set forth in Section 3.15(c).

“Adjusted Bridge Amount” means (a) the Bridge Amount plus (b) the aggregate amount of all dividends accrued on the Company’s Series I Convertible Preferred Stock pursuant to that certain Certificate of Designations of the Series I Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware as of June 21, 2023 plus (c) the aggregate amount of any Permitted Equity Financing consummated as an investment in the Company’s Series I Convertible Preferred Stock plus (d) the aggregate amount of any Interim Series I Issuances.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement.

“Affiliated Group” means a group of Persons that elects to file, is required to file or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Affiliated Transactions” has the meaning set forth in Section 3.20.

“Aggregate Transaction Share Consideration” means, collectively, the Transaction Share Consideration and the Series I Share Consideration.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.3(a).

“Alternative Transaction Structure” has the meaning set forth in Section 8.1(e).

“Ancillary Agreement” means each agreement, document, instrument or certificate (a) executed contemporaneously with this Agreement and relating to the transactions contemplated hereby, and/or (b) contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Security Holder Support Agreement, the Lockup Agreement, the Registration Rights Agreement, the Director Designation Agreement and the Sponsor Letter Agreement, in each case, only as applicable to the relevant party or parties to such agreement, document, instrument or certificate, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, to the extent applicable to the Company and its Subsidiaries, the U.S. Foreign Corrupt Practices Act of 1977, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010 and the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Antitrust Laws” has the meaning set forth in Section 6.8(c).

“Assets” has the meaning set forth in Section 3.19.

“Audited Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Bridge Amount” has the meaning set forth in the Recitals.

“Bridge Financing” has the meaning set forth in the Recitals.

“Business Combination” has the meaning ascribed to such term in the Existing SPAC Charter.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York; provided, however, that such commercial banks shall not be deemed to be authorized to be closed for purposes of this definition due to a “shelter in place”, “non-essential employee” or similar closure of physical branch locations.

“CBA” has the meaning set forth in Section 3.9(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Certificates” has the meaning set forth in Section 2.1(h).

“Change in Recommendation” has the meaning set forth in Section 6.10.

“Clayton Act” means the Clayton Antitrust Act of 1914.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Form 8-K” has the meaning set forth in Section 6.9(g).

“Closing Press Release” has the meaning set forth in Section 6.9(g).

“Code” means the U.S. Internal Revenue Code of 1986.

“Cohen Warrant” means that certain Warrant to Purchase Shares of Common Stock (No. 12), exercisable into up to 50,000 Company Common Shares, issued to Cindy Cohen in December 2017, as amended.

“Cohen Warrant Amendment” means the Amendment to Warrant to Purchase Shares of Common Stock, dated as of the Execution Date, by and between Cindy Cohen and the Company.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Bring-Down Certificate” has the meaning set forth in Section 9.2(d).

“Company Charter” means the Third Amended and Restated Certificate of Incorporation of the Company, as amended by that certain Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company, together with (a) that certain Certificate of Designations of the Series F Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware as of September 13, 2018, (i) as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of September 23, 2019, (ii) as further amended by that certain Second Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of January 28, 2020, and (iii) as further amended by that certain Third Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of June 21, 2023, (b) that certain Certificate of Designations of the Series G Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware as of April 23, 2021, (i) as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of August 18, 2021, and (ii) as further amended by that certain Second Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of June 21, 2023, (c) that certain Certificate of Designations of the Series H Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware as of August 18, 2021, as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware as of June 21, 2023, and (d) that certain Certificate of Designations of the Series I Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware as of June 21, 2023, in each case, as the same may be amended and/or restated from time to time.

“Company Common Shares” means shares of common stock, par value $0.01 per share, of the Company designated as “Common Stock” pursuant to the Company Charter; provided that, immediately from and after the Company Preferred Conversion, “Company Common Shares” shall be deemed (including for all purposes under Article II) to include the Company Common Shares issued in connection with the Company Preferred Conversion.

“Company D&O Provisions” has the meaning set forth in Section 6.13(b).

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to the SPAC concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability.

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any equity security of the Company or award, the value of which is determined with reference to any equity security of the Company, in either case, under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Interests” has the meaning set forth in Section 3.3(a).

“Company Equity Plan” means the Pinstripes, Inc. 2008 Equity Incentive Plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive equity securities of the Company or benefits measured in whole or in part by reference to equity securities of the Company.

“Company Equityholders” means, collectively, the Company Stockholders, the holders of Company Equity Awards and the holders of Company Warrants, in each case, as of any determination time prior to the Effective Time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to any SPAC Party pursuant to the terms of this Agreement or any Ancillary Agreement) by, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the Registration Statement/Proxy Statement or the consummation by the Company of the Transactions, including (a) the fees and expenses of the Company’s outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Agreement. Notwithstanding the foregoing or anything to the contrary herein, “Company Expenses” shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Non-contravention), Section 3.3 (Capitalization), Section 3.13 (Brokerage) and Section 3.20 (Affiliate Transactions).

“Company Group” has the meaning set forth in Section 11.16(a)(i).

“Company Indemnified Persons” has the meaning set forth in Section 6.13(b).

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Post-Closing Representation” has the meaning set forth in Section 11.16(a)(i).

“Company Preferred Conversion” means the conversion, effective as of immediately prior to the Closing, of all Company Preferred Shares to Company Common Shares in accordance with the Company Charter.

“Company Preferred Shares” means, collectively, shares of preferred stock, par value $0.01 per share, of the Company designated as “Series A Preferred Stock”, “Series B Preferred Stock”, “Series C Preferred Stock”, “Series D-1 Preferred Stock”, “Series D-2 Preferred Stock”, “Series E Preferred Stock”, “Series F Convertible Preferred Stock”, “Series G Convertible Preferred Stock”, “Series H Convertible Preferred Stock” and “Series I Convertible Preferred Stock” authorized pursuant to the Company Charter.

“Company Registered IP” has the meaning set forth in Section 3.10(a).

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Stockholders” means all holders of Company Shares.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Tail Policy” has the meaning set forth in Section 6.13(d).

“Company Warrants” means any warrants to acquire equity securities of the Company, including (a) the Silverview Warrants, (b) the Granite Creek Warrant, (c) the Cohen Warrant and (d) the Leon Warrant.

“Company Written Consent” has the meaning set forth in Section 6.20.

“Company Written Consent Deadline” has the meaning set forth in Section 6.20.

“Competing Party” has the meaning set forth in Section 6.17.

“Competing Transaction” means (a), with respect to any Group Company, (i) any transaction (including any merger, business combination or issuance, sale or transfer of any newly issued or currently outstanding Equity Interests of such Group Company that would result in any Person or group of Persons (including any special purpose acquisition company) acquiring at least twenty percent (20%) of the outstanding Equity Interests or voting power of such Group Company (other than any transaction involving the SPAC or any of its Affiliates or investors)), (ii) the direct or indirect sale or transfer, in one (1) transaction or a series of related transactions, of a material portion of the assets of the Company and its subsidiaries (other than to the SPAC and/or any of its Affiliates), (iii) any private capital raise by the Company (other than as expressly contemplated hereby) or (iv) any preparation for an initial public offering or direct listing; and (b) with respect to any SPAC Party, any merger, acquisition or other business combination involving the SPAC or any of its Affiliates, including any “initial business combination” (as contemplated by the Prospectus), with any third party (other than the Company or its Affiliates). For the avoidance of doubt, each of the Bridge Financing and the Permitted Equity Financing shall not constitute a “Competing Transaction”.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement in effect between the Company and the SPAC.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“Convertible Notes” means (a) the Convertible Note, dated June 4, 2021, by and between the Company and Fashion Square Eco LP (as amended), and (b) the Convertible Note, dated June 4, 2021, by and between the Company and URW US Services, Inc. (as amended), in each case, if such Convertible Note has not been converted into Company Equity Interests prior to the Effective Time.

“Convertible Notes Amendments” means (a) the Amendment to Convertible Note, dated as of the Execution Date, by and between the Company and Fashion Square Eco LP, and (b) the Amendment to Convertible Note, dated as of the Execution Date, by and between the Company and URW US Services, Inc.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to privacy, security or data breach notification requirements, including with respect to the processing of Personal Information, and applicable to the Company or any of its Affiliates: (a) all applicable Privacy Laws; (b) the Company’s external-facing privacy policies; (c) if applicable to the Company or any of its Affiliates, the Payment Card Industry Data Security Standard (PCI DSS), and any other industry or self-regulatory standard to which the Company or any of its Affiliates is bound or holds itself out to the public as being in compliance with; and (d) applicable provisions of Contracts to which the Company or any of its Affiliates is a party or bound.

“Data Room” has the meaning set forth in Section 11.5.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“DGCL” has the meaning set forth in the Recitals.

“Director Designation Agreement” has the meaning set forth in the Recitals.

“Disclosure Schedules” means the SPAC Disclosure Schedules and the Company Disclosure Schedules.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Dissenting Stockholder” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means all Laws concerning pollution, Hazardous Materials or protection of the environment or natural resources.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for or measured by reference to shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted equity awards, restricted equity units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“Equity Value” means $429,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“ESPP” has the meaning set forth in Section 6.18.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(c).

“Exchange Ratio” means the Per Share Equity Value divided by the SPAC Share Value.

“Execution Date” has the meaning set forth in the Preamble.

“Executives” means the Key Individual, David Dinella and Lida Ahn.

“Existing SPAC Charter” means the Amended and Restated Certificate of Incorporation of the SPAC, dated as of January 19, 2022, as amended prior to the date hereof.

“Expense Reimbursement” has the meaning set forth in Section 10.3(a).

“Extension Amendment” means, collectively, (a) that certain Amendment to the Amended and Restated Certificate of Incorporation of the SPAC, dated as of January 19, 2022, filed on April 21, 2023, and (b) that certain Amendment, dated as of April 23, 2023, to the Investment Management Trust Agreement, dated as of January 19, 2022, by and between the SPAC and Continental Stock Transfer & Trust Company, pursuant to which the SPAC extended the date by which the SPAC must consummate a Business Combination from April 24, 2023 to December 24, 2023.

“Fairness Opinion” has the meaning set forth in Section 4.22.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness and (y) only the Party that committed a “Fraud” shall be responsible for such “Fraud” and only to the Party that suffered from such “Fraud”.

“Fully Diluted Shares Outstanding” means (a) the aggregate number of Company Shares (for clarity, after having given effect to the Company Preferred Conversion) outstanding immediately prior to the Effective Time, determined on a fully-diluted, as if exercised basis, whether or not exercised, exercisable, settled, eligible for settlement or vested (other than Company Shares owned by the Company which are to be cancelled and extinguished in accordance with Section 2.1(i)), plus (b) the aggregate number of Company Common Shares issuable upon the exercise in full (on a cashless exercise basis) of all vested (but not unvested) Company Options that are outstanding immediately prior to the Effective Time (i.e., the aggregate number of Company Common Shares equal to (i) the aggregate number of Company Common Shares underlying such vested Company Options, minus (ii) a number of Company Common Shares equal to the quotient of (x) the aggregate exercise price of such vested Company Options, divided by (y) $25.00), plus (c) the aggregate number of Company Common Shares issuable upon the exercise in full (on a cashless exercise basis) of all Company Warrants, if any, outstanding immediately prior to the Effective Time, less (d) the aggregate number of Company Common Shares issuable upon the conversion of the Series I Convertible Preferred Stock.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association, in each case, as amended and/or restated from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and operating agreement or limited liability company agreement, in each case, as amended and/or restated from time to time, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any federal, state, provincial, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitral body, arbitrator or mediator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Granite Creek Warrant” means that certain Warrant No. 27, exercisable into up to 111,619 Company Common Shares, issued to Granite Creek FlexCap III, L.P. on April 19, 2023.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means any substance, material or waste that is regulated, defined or otherwise characterized as “hazardous” or “toxic” or with words of similar import under any applicable Environmental Law, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, lead and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Illustrative Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Improvements” has the meaning set forth in Section 3.7(c).

“Income Tax” means any United States federal, state, local or non-U.S. Tax based on or measured by reference to net or gross income.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar arrangement, (d) for a lease classified as a capital or finance Lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) for any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case, to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends or distributions declared payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, and (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above. Notwithstanding anything to the contrary, “Indebtedness” of any Group Company shall (x) be measured on a consolidated basis and exclude any intercompany Indebtedness among the Group Companies which are wholly-owned, (y) exclude deferred revenue and (z) exclude any items that constitute Company Expenses.

“Indebtedness Threshold” means, as of any date of determination, an amount of Indebtedness less than the sum of (a) $5,000,000 plus (b) the amount of cash and cash equivalents held by the Company and its Subsidiaries.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means rights in and to all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media identifiers and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all works of authorship, copyrightable works, copyrights and rights in databases and applications, registrations and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, Databases and collection of data, designs, drawings, specifications and supplier lists, pricing and cost information and business and marketing plans and proposals) (“Trade Secret”), (f) all Software, and (g) all other similar proprietary rights.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interested Party” means the Company Stockholders and any of their respective directors, executive officers or Affiliates (other than any Group Company).

“Interim Series I Issuance” has the meaning set forth in Section 6.12(c).

“Internal Controls” has the meaning set forth in Section 3.4(c).

“IPO” has the meaning set forth in Section 11.9.

“IRS” has the meaning set forth in Section 3.15(a).

“IT Systems” means all computer hardware (including hardware, firmware, middleware, peripherals, communication equipment and links, storage media, networks, networking equipment, power supplies and any other components used in conjunction with the same), servers, data processing systems, data communication lines, routers, hubs, switches, Databases and all other information technology equipment, and related documentation, in each case, owned or controlled by, or otherwise provided under contract to, the Company or any of its Affiliates and used in the operation of their businesses.

“JOBS Act” has the meaning set forth in Section 6.3(b).

“Katten” has the meaning set forth in Section 11.16(a)(i).

“Key Company Security Holders” means, collectively, the Key Individual, Jack Greenberg, Dr. Daniel Goldberg, Larry Kadis, Karen Katz, Yorgo Koutsogiorgas, BPR Cumulus LLC, NONSUCH LLC, SPG Pinstripes, LLC, MP PS LLC and Middleton Partners.

“Key Individual” means Dale Schwartz.

“Kirkland” has the meaning set forth in Section 11.16(b)(i).

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports, and (b) as used in the phrase “to the Knowledge of the SPAC” or phrases of similar import means the actual knowledge of George Courtot, Jerry Hyman, Keith Jaffee and Matt Jaffee, including after reasonable due inquiry.

“Latest Balance Sheet Date” means April 24, 2022.

“Laws” means all laws, common law, acts, statutes, constitutions, ordinances, codes, rules, regulations, rulings and any Orders.

“Leased Real Property” means all leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto), but excluding all Permits.

“Leon Warrant” means that certain Warrant to Purchase Shares of Common Stock (No. 13), exercisable into up to 10,000 Company Common Shares, issued to Larry Leon in December 2018, as amended.

“Leon Warrant Amendment” means the Amendment to Warrant to Purchase Shares of Common Stock, dated as of the Execution Date, by and between Larry Leon and the Company.

“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit F hereto.

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lockup Agreement” has the meaning set forth in the Recitals.

“Lookback Date” means the date which is two (2) years prior to the Execution Date.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations hereunder and to consummate the Transactions; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a “Material Adverse Effect”, or will be considered in determining whether a “Material Adverse Effect” has occurred: (i) changes that are generally applicable to the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case, effected after the Execution Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood and agreed that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a “Material Adverse Effect” has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God; (vi) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (vii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (viii) any consequences arising from any action or inaction by a Party taken or omitted to be taken (1) as expressly required by the terms hereof or (2) at the express written direction of a SPAC Party; (ix) epidemics, pandemics, disease outbreaks (including COVID-19) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); or (x) the announcement or pendency of the Transactions; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv), (v), (vi), (vii) and (ix) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such event, circumstance or state of facts has a disproportionate and adverse effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Leases” has the meaning set forth in Section 3.7(a).

“Material Suppliers” means the top ten (10) suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies), during the twelve (12) months ended April 30, 2023.

“Maximum Annual Premium” has the meaning set forth in Section 6.13(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Middleton Partners” means, collectively, Middleton Pinstripes Investor LLC and Middleton Pinstripes Investor SBS LLC.

“Minimum Cash Amount” means $75,000,000.

“Non-Party Affiliate” has the meaning set forth in Section 11.14.

“OFAC” has the meaning set forth in the definition of “Sanctions”.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax, but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 10.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Party” and “Parties” have the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Equity Value” means the quotient of (a) the Equity Value divided by (b) the Fully Diluted Shares Outstanding.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Equity Financing” has the meaning set forth in Section 6.12(a).

“Permitted Equity Financing Subscription Agreement” has the meaning set forth in Section 6.12(a).

“Permitted Liens” means (a) easements, rights of way, restrictions, covenants encroachments, minor defects or irregularities and other similar Liens of record affecting title to the underlying fee interest in the Leased Real Property or the applicable Group Company’s interests therein which do not materially impair the current use or occupancy of such Leased Real Property in the operation of the business of any of the Group Companies currently conducted thereon, (b) statutory Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable, (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) zoning, building codes and other land use Laws, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of the Leased Real Property, (g) Securities Liens or (h) those Liens set forth in Section 1.1(a) of the Company Disclosure Schedules.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means both (a) any information that is defined as “personal information”, “personal data” or similar terms under applicable Privacy Laws and (b) any information that identifies or is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual, household or device including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers.

“PIPE Investment” has the meaning set forth in Section 6.12(b).

“PIPE Investors” has the meaning set forth in Section 6.12(b).

“PIPE Subscription Agreements” has the meaning set forth in Section 6.12(b).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security and cybersecurity (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679 and the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020).

“Proceeding” means any action, claim, suit, charge, petition, litigation, complaint, investigation, audit, examination, assessment, notice of violation, citation, arbitration, mediation, inquiry or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Proprietary Software” means all Software owned or purported to be owned by any Group Company.

“Prospectus” has the meaning set forth in Section 11.9.

“Public Stockholders” has the meaning set forth in Section 11.9.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement/Proxy Statement” has the meaning set forth in Section 6.9(c).

“Reimbursable SPAC Expenses” means the aggregate of all SPAC Expenses incurred on and following May 1, 2023, except as set forth on Section 1.1 of the SPAC Disclosure Schedules, for the avoidance of doubt, “Reimbursable SPAC Expenses” shall exclude fees and expenses of legal counsel to the SPAC Parties.

“Released Claims” has the meaning set forth in Section 11.9.

“Releasing Parties” has the meaning set forth in Section 11.9.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers, engineers and other advisors or consultants) of such Person, to the extent that such officer, director, manager, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, manager, employee, representative or agent of such Person.

“Required SPAC Stockholder Voting Matters” means each of the SPAC Stockholder Voting Matters other than the matters set forth in clauses (d), (f) and (i) of the definition thereof.

“Required Vote” means the affirmative vote of the required majority in voting power of the outstanding SPAC Shares.

“Requisite Company Stockholder Approval” means the requisite consent of the Company Stockholders under the DGCL and the Company Charter and the other Governing Documents of the Company to approve this Agreement and the Transactions, which shall require the affirmative vote of the holders of a majority of the outstanding Company Preferred Shares and Company Common Shares, voting together as a single class on an as-converted basis.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any U.S. or non-U.S. Sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Holder Support Agreement” has the meaning set forth in the Recitals.

“Security Incident” means an actual or suspected likely breach of security, intrusion, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any IT Systems, Personal Information or any proprietary or confidential information.

“Series I Exchange Ratio” means (a) the Series I Share Consideration divided by (b) the number of Company Common Shares issued in connection with the conversion of the Company’s Series I Convertible Preferred Stock.

“Series I Preferred Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Series I Share Consideration” means an aggregate number of SPAC New Common Shares equal to (a) the Adjusted Bridge Amount, divided by (b) the SPAC Share Value.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 6.9(b).

“Signing Press Release” has the meaning set forth in Section 6.9(b).

“Silverview Credit Facility” means that certain Loan Agreement, dated as of March 7, 2023, by and among the Company, as the borrower, Silverview Credit Partners LP, as agent for the lenders thereunder, and the lenders thereunder.

“Silverview Warrants” means, collectively, that certain (a) Warrant No. 25, exercisable into up to 258,303 Company Common Shares, issued to Silverview Special Situations Lending Corporate Warrants LP on March 7, 2023, and (b) Warrant No. 26, exercisable into up to 8,697 Company Common Shares, issued to Spearhead Insurance Solutions IDF, LLC – Series SCL on March 7, 2023.

“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other documentation related to or associated with any of the foregoing.

“SPAC” has the meaning set forth in the Preamble.

“SPAC A&R Bylaws” has the meaning set forth in the Recitals.

“SPAC A&R CoI” has the meaning set forth in the Recitals.

“SPAC Ancillary Documents” means, collectively, (a) the Warrant Agreement, (b) that certain letter agreement, dated as of January 19, 2022, by and among the SPAC, the Sponsor, the SPAC’s officers and directors and certain other third parties identified on the signature pages thereto, (c) that certain Registration Rights Agreement, dated as of January 19, 2022, by and among the SPAC, the Sponsor, BTIG, LLC and certain other security holders named therein, (d) that certain Support Services Agreement, dated as of January 19, 2022, by and between the SPAC and the Sponsor and (e) each Non-Redemption Agreement and Assignment of Economic Interest entered into by the SPAC prior to the date hereof.

“SPAC Balance Sheet” has the meaning set forth in Section 4.5(c).

“SPAC Board” means the Board of Directors of the SPAC.

“SPAC Bring-Down Certificate” has the meaning set forth in Section 9.3(c).

“SPAC Class A Shares” means, at all times prior to the Effective Time, shares of the SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Shares” means, at all times prior to the Effective Time, shares of the SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC D&O Provisions” has the meaning set forth in Section 6.13(a).

“SPAC Designated Director” has the meaning set forth in Exhibit G.

“SPAC Disclosure Schedules” means the Disclosure Schedules delivered by the SPAC to the Company concurrently with the execution and delivery of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or any Company Stockholder pursuant to the terms of this Agreement or any Ancillary Agreement) by a SPAC Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the Registration Statement/Proxy Statement or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of any SPAC Party, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any SPAC Party pursuant to this Agreement or any Ancillary Agreement and (c) any Working Capital Loans. Notwithstanding the foregoing or anything to the contrary herein, “SPAC Expenses” shall not include any Company Expenses.

“SPAC Indemnified Persons” has the meaning set forth in Section 6.13(a).

“SPAC Intervening Event” means any fact, circumstance, event, development, change or condition or combination thereof that (a) was not known or reasonably foreseeable, or the consequences of which were not known or reasonably foreseeable, by the SPAC Board as of the date of this Agreement and becomes known by, or the consequences of which become reasonably foreseeable to, the SPAC Board after the date hereof and prior to the receipt of the Required Vote, and (b) does not relate to a Competing Transaction or SPAC Share Redemption; provided, however, that (x) any change in the price or trading volume of any of the SPAC’s Equity Interests, and (y) any change, event, circumstance, occurrence, effect, development or state of facts that is not permitted to be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (as though such determination were being made with respect to a Group Company) shall be excluded for purposes of determining whether a “SPAC Intervening Event” has occurred.

“SPAC Material Contracts” has the meaning set forth in Section 4.19(a).

“SPAC New Common Shares” means, at all times at or after the Effective Time, shares of the SPAC’s common stock, par value $0.0001 per share.

“SPAC Parties” has the meaning set forth in the Preamble.

“SPAC Parties Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-contravention), Section 4.4 (Brokerage), Section 4.5 (Business Activities), Section 4.7 (Organization of Merger Sub), Section 4.9 (SPAC Capitalization) and Section 4.16 (Related Person Transactions).

“SPAC Post-Closing Representation” has the meaning set forth in Section 11.16(b)(i).

“SPAC Public Securities” means the issued and outstanding SPAC Class A Shares and SPAC Warrants.

“SPAC Recommendation Change Notice” has the meaning set forth in Section 6.10.

“SPAC Recommendation Change Notice Period” has the meaning set forth in Section 6.10.

“SPAC Record Date” has the meaning set forth in Section 6.9(c).

“SPAC SEC Documents” means all forms, reports, schedules, statements and other documents filed or furnished, or required to be filed or furnished, by the SPAC with the SEC pursuant to the Securities Act or the Exchange Act, as applicable, together with any amendments, restatements, supplements, exhibits and schedules thereto and other information incorporated therein.

“SPAC Share Redemption” means the election of an eligible holder of SPAC Class A Shares (as determined in accordance with the applicable Governing Documents of the SPAC and the Trust Agreement) to redeem all or a portion of such holder’s SPAC Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the Governing Documents of the SPAC and the Trust Agreement) in connection with the SPAC Special Meeting.

“SPAC Share Value” means $10.00.

“SPAC Shares” means, collectively, SPAC Class A Shares and SPAC Class B Shares, in each case, as issued and outstanding pursuant to the terms of the Governing Documents of the SPAC.

“SPAC Special Meeting” means an extraordinary general meeting of the holders of SPAC Shares to be held for the purpose of voting on whether to approve the SPAC Stockholder Voting Matters.

“SPAC Stockholder Voting Matters” means, collectively, proposals to approve (a) this Agreement and the Transactions, (b) the issuance of SPAC Shares or SPAC New Common Shares, including any SPAC Shares or SPAC New Common Shares to be issued in connection with the Transactions, including the PIPE Investment, as may be required under the New York Stock Exchange’s listing requirements, (c) the amendment and restatement of the Existing SPAC Charter in the form of the SPAC A&R CoI, (d) a non-binding advisory vote on the adoption and approval of certain differences between the Existing SPAC Charter and the SPAC A&R CoI, (e) the adoption and approval of the 2023 Omnibus Incentive Plan, (f) the ESPP to the extent determined necessary or desirable by the Company and the SPAC after the date hereof, (g) any other proposals as the SEC or the New York Stock Exchange (or any staff member thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or correspondence related thereto, (h) any other proposals the Parties deem necessary to effectuate the Transactions and (i) a proposal for the adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation of proxies (i) because a quorum for the SPAC Special Meeting has not been established, (ii) because there are not sufficient votes to approve and adopt any of the foregoing or (iii) to seek to limit or reverse any redemptions of SPAC Class A Shares.

“SPAC Stockholders” means the holders of SPAC Shares.

“SPAC Tail Policy” has the meaning set forth in Section 6.13(c).

“SPAC Warrants” means, as then issued and outstanding, warrants exercisable for one (1) SPAC Class A Share, pursuant to the Warrant Agreement.

“Sponsor” has the meaning set forth in the Recitals.

“Sponsor Group” has the meaning set forth in Section 11.16(b)(i).

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Stock Exchange” means the New York Stock Exchange or the Nasdaq Stock Market (including any of the tiers thereof).

“Stock Exchange Listing Application” has the meaning set forth in Section 6.4.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Strategic Investor” means any bona fide, third-party investor that, in conjunction with an equity investment by such investor in the Company pursuant to Section 6.12(a), enters into a strategic Contract with the Company, including a lease, license or partnership agreement.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the direct or indirect subsidiaries of such Person, or a combination thereof.

“Substituted Option” has the meaning set forth in Section 2.4(a).

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Surviving Company Share” has the meaning set forth in Section 2.1(g).

“Tax” or “Taxes” means (a) all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), unclaimed property, escheat, sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law or otherwise.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify any other Person for, or pay over to any other Person, any amount determined by reference to actual or deemed Tax benefits, Tax assets or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trade Controls” has the meaning set forth in Section 3.21(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Share Consideration” means an aggregate number of SPAC New Common Shares equal to (a) the Equity Value, divided by (b) the SPAC Share Value.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the Transactions.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 19, 2022, by and between the SPAC and Continental Stock Transfer & Trust Company, as amended by that certain Amendment to the Investment Management Trust Agreement, dated as of April 23, 2023.

“Trust Amount” has the meaning set forth in Section 4.11.

“Trust Distributions” has the meaning set forth in Section 11.9.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing or as of the termination of this Agreement in accordance with its terms, as applicable.

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing or as of the termination of this Agreement in accordance with its terms, as applicable.

“Waiving Parties” has the meaning set forth in Section 11.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 19, 2022, by and between the SPAC and the Transfer Agent.

“Willful and Material Breach” means a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an intentional act or intentional failure to act by the breaching Party with the actual knowledge that such Party’s taking of such act or failure to act would cause, or would reasonably be expected to result in, such material breach.

“Working Capital Loans” means any loan made to the SPAC by any of the Sponsor, an Affiliate of Sponsor, or any of the SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with the operation of the SPAC in the Ordinary Course of Business.

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Article II
THE MERGER; CLOSING

Section 2.1      Merger.

(a)            On the Closing Date, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and shall become a wholly-owned Subsidiary of the SPAC.

(b)            On the Closing Date, upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and mutually agreed by the Parties (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the properly executed and certified copy of the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to in writing by the Parties prior to the filing of such Certificate of Merger and specified in such Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

(c)            The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company, in each case, in accordance with the DGCL.

(d)            At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e)            At the Closing, the SPAC shall (a) subject to obtaining the Required Vote with respect to the Required SPAC Stockholder Voting Matters, amend and restate the Existing SPAC Charter in the form attached hereto as Exhibit D and (b) amend and restate the Amended and Restated Bylaws of the SPAC in the form attached hereto as Exhibit D;

(f)            At the Effective Time, the Parties shall cause the directors and officers of the Company and the SPAC immediately following the Effective Time to be comprised of the seven (7) individuals set forth on Exhibit G to this Agreement, with the directors allocated amongst three (3) classes as set forth thereon, unless otherwise agreed in writing by the SPAC and the Company, each to hold office in accordance with the Governing Documents of the Company or the SPAC, as applicable; provided, however, that the Company may, at any time prior to the declaration of the effectiveness of the Registration Statement/Proxy Statement by the SEC and solely to the extent the same does not result in the SPAC not meeting the listing requirements of the Stock Exchange on which the SPAC is to be listed at Closing, update Exhibit G in its sole discretion to (i) remove and/or replace (A) any members of the Company Board and/or the SPAC Board designated by the Company, and (B) any officers of the Company and/or the SPAC, (ii) appoint additional officers of the Company and/or the SPAC and (iii) except with respect to the SPAC Designated Director, designate (or re-designate) the classes upon which any members of the SPAC Board may be classified.

(g)            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.01, of the Surviving Company (each such share, a “Surviving Company Share”).

(h)            At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding (i) any Dissenting Shares and the Company Common Shares cancelled and extinguished pursuant to Section 2.1(i) and (ii) any Company Common Shares issued in connection with the conversion of the Company’s Series I Convertible Preferred Stock, which, for clarity, shall be treated as set forth in Section 2.1(j)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted, based on the Exchange Ratio, into the right to receive the number of SPAC New Common Shares set forth on the Allocation Schedule. From and after the Effective Time, each Company Stockholder’s certificates, if any, evidencing ownership of the Company Common Shares issued and outstanding immediately prior to the Effective Time (the “Certificates”) shall each cease to have any rights with respect to such Company Common Shares except as otherwise expressly provided for herein or under applicable Law.

(i)            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically cancelled and extinguished, and no consideration shall be paid with respect thereto.

(j)            At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share issued in connection with the conversion of the Company’s Series I Convertible Preferred Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted, based on the Series I Exchange Ratio, into the right to receive the number of SPAC New Common Shares set forth on the Allocation Schedule.

Section 2.2      Closing. The closing of the Transactions (the “Closing”) shall take place electronically by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (a) the third (3rd) Business Day after the conditions set forth in Article IX have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their respective terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) such other date and time as the Parties mutually agree in writing; provided, that, notwithstanding anything herein to the contrary, unless otherwise determined by the Company in its sole discretion, the Closing shall not occur until a date that is at least twenty-one (21) days after the Company Written Consent Deadline (the date upon which the Closing occurs, the “Closing Date”).

Section 2.3      Allocation Schedule.

(a)            At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the SPAC an allocation schedule (the “Allocation Schedule”) setting forth:

(i)            (A) the number of Company Common Shares held by each Company Stockholder (for clarity, after having given effect to the Company Preferred Conversion), (B) the number of Company Common Shares subject to each Company Warrant held by each holder thereof, and (C) the number of Company Common Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be vested or unvested as of immediately prior to the Effective Time;

(ii)            in the case of the Company Options and Company Warrants, the exercise (or similar) price and, if applicable, the expiration (or similar) date;

(iii)            (A) the Exchange Ratio, (B) the Series I Exchange Ratio and (C) the portion of the Aggregate Transaction Share Consideration (specifying the number of the SPAC New Common Shares) allocated to each Company Common Share pursuant to Section 2.1(h) or Section 2.1(j) (as applicable) based on the Exchange Ratio or Series I Exchange Ratio, as applicable (including, for the avoidance of doubt, the number of the SPAC New Common Shares that would be allocated to any such Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares), as well as, in the case of each of clauses (A) through (C), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);

(iv)            each Company Stockholder that is a Dissenting Stockholder and the number of Company Common Shares held by such Company Stockholder that are Dissenting Shares; and

(v)            the exercise price of each Substituted Option at the Effective Time, which shall be determined in accordance with Section 2.4(a); and

(vi)            a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i), (ii), (iii), (iv) and (v) of this Section 2.3(a) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects, (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company and applicable Laws, (C) in the case of the Company Options, in accordance with the Company Equity Plan or the Company Charter, as applicable, and any applicable grant or similar agreement with respect to each Company Option and (D) in the case of the Company Warrants, in accordance with the applicable warrant agreement or similar agreement with respect to each Company Warrant.

(b)            Section 2.3(b) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Company Preferred Conversion and the Closing occurred as of the date of this Agreement and without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule; provided, that the Allocation Schedule must set forth the items described in Section 2.3(a) on a Company Stockholder-by-Company Stockholder basis, and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to the SPAC pursuant to Section 2.3(a). The Company will review and consider in good faith any comments to the Allocation Schedule provided by the SPAC or any of its Representatives.

(c)            Notwithstanding the foregoing or anything to the contrary herein, (i) all Company Common Shares held by any Company Stockholder shall be aggregated, and the Exchange Ratio or Series I Exchange Ratio (as applicable) shall be applied to that aggregate number of shares held by such Company Stockholder, and not on a share-by-share basis, (ii) the aggregate number of the SPAC New Common Shares that each Company Equityholder will have a right to receive or to which his, her or its Company Options or Company Warrant (if any) will become subject, as applicable, under this Agreement will be rounded to the nearest whole share, (iii) in no event shall the aggregate number of the SPAC New Common Shares set forth on the Allocation Schedule that are allocated in respect of the equity securities of the Company (or, for the avoidance of doubt, the Company Equityholders), including the vested (but not unvested) Company Options and Company Warrants (if any), exceed (A) the Aggregate Transaction Share Consideration, minus (B) the SPAC New Common Shares that would be allocated to Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any SPAC New Common Shares described in this clause (B) be allocated to any other Company Equityholder and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 2.7), (iv) the SPAC Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable, and (v) upon delivery, payment and issuance of the Aggregate Transaction Share Consideration on the Closing Date to the Exchange Agent, the SPAC and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of the Aggregate Transaction Share Consideration, and none of them shall have (A) any further obligations to the Company, any Company Equityholder or any other Person with respect to the payment of the Aggregate Transaction Share Consideration, or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases the SPAC and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Aggregate Transaction Share Consideration, as the case may be, among each Company Equityholder as set forth in such Allocation Schedule.

Section 2.4      Treatment of Company Options.

(a)            At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c)), each Company Option (whether vested or unvested) shall be assumed by the SPAC and substituted with an option to purchase a number of shares of SPAC New Common Shares (such option, a “Substituted Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of SPAC New Common Shares purchasable pursuant to the Substituted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Substituted Option to which Section 422 of the Code applies, the exercise price and the number of SPAC New Common Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, except as specifically provided above, following the Effective Time, each Substituted Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.

(b)            At the Effective Time, no new awards will be granted under the Company Equity Plans, and the Company Equity Plans shall, to the extent not already expired, terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, the SPAC) except as expressly contemplated herein.

(c)            Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions (including adopting resolutions by the Company Board or a committee thereof) under the Company Equity Plans, or other applicable instruments under the underlying grant, award, warrant or similar agreement and otherwise, in each case, to give effect to the provisions of this Section 2.4. Prior to such adoption, the Company will provide the SPAC with drafts of, and a reasonable opportunity to comment on, all such resolutions.

Section 2.5      Exchange Procedures.

(a)            At least three (3) Business Days prior to the Closing Date, the SPAC shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably satisfactory to the Company (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Common Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Aggregate Transaction Share Consideration issuable in respect of such Company Common Shares pursuant to Section 2.1(h) or Section 2.1(j) (as applicable) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with the SPAC and the Exchange Agent in connection with the appointment of the Exchange Agent and the entry into the Exchange Agent Agreement (including the provision of any information otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b)            At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to each of the Company Equityholders a Letter of Transmittal.

(c)            At the Effective Time, the SPAC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of SPAC New Common Shares in book-entry form representing the portion of the Aggregate Transaction Share Consideration issuable pursuant to Section 2.1(h) and Section 2.1(j) in exchange for the Company Common Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Aggregate Transaction Share Consideration issuable pursuant to Section 2.1(h) and Section 2.1(j) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)            Each Company Equityholder whose Company Common Shares have been converted into the right to receive a portion of the Aggregate Transaction Share Consideration pursuant to Section 2.1(h) or Section 2.1(j) (as applicable) shall be entitled to receive the portion of the Aggregate Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent, or (ii) delivery of an “agent’s message” in the case of Company Common Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)            If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, and any other documents or agreements required by the Letter of Transmittal, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least three (3) Business Days prior to the Closing Date, then the SPAC and the Company shall take all actions necessary to cause the applicable portion of the Aggregate Transaction Share Consideration to be issued to the applicable Company Equityholder in book-entry form on the Closing Date, or (ii) two (2) Business Days prior to the Closing Date or later, then the SPAC and the Company shall take all actions necessary to cause the applicable portion of the Aggregate Transaction Share Consideration to be issued to the applicable Company Equityholder in book-entry form within three (3) Business Days after such delivery.

(f)            If any portion of the Aggregate Transaction Share Consideration is to be issued to a Person other than the Company Equityholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Aggregate Transaction Share Consideration that, in addition to any other requirements set forth in the Letter of Transmittal or the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(g)            No interest will be paid or accrued on the Aggregate Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Common Share (excluding any Dissenting Shares and the Company Shares cancelled and extinguished pursuant to Section 2.1(i)) shall solely represent the right to receive a portion of the Aggregate Transaction Share Consideration which such Company Common Share is entitled to receive pursuant to Section 2.1(h) or Section 2.1(j) (as applicable).

(h)            At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Shares that were outstanding immediately prior to the Effective Time.

(i)            Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to the SPAC or as otherwise instructed by the SPAC, and any Company Stockholder who has not exchanged his, her or its Company Common Shares for the applicable portion of the Aggregate Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to the SPAC for the issuance of the applicable portion of the Aggregate Transaction Share Consideration, without any interest thereon. None of the SPAC, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat or similar Law. Any portion of the Aggregate Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the SPAC, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6      Deliveries and Actions at Closing.

(a)            At or prior to the Closing, the SPAC shall deliver, or shall cause to be delivered, the following to the Company:

(i)            the SPAC Bring-Down Certificate;

(ii)            the Certificate of Merger, duly executed by Merger Sub, which shall have been filed in accordance with Section 2.1(b);

(iii)            the SPAC A&R CoI, duly executed by the SPAC, which shall have been filed with the Secretary of State of the State of Delaware, and the SPAC A&R Bylaws, which shall have been duly adopted by the SPAC Board;

(iv)            a copy of the Registration Rights Agreement, duly executed by the SPAC and the stockholders of the SPAC party thereto;

(v)            invoices or other written evidence reflecting all Unpaid SPAC Expenses;

(vi)            certificates of the Secretary of State of the State of Delaware, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent Tax status of each of the SPAC and Merger Sub;

(vii)            written resignations of all of the directors and officers of the SPAC (other than those set forth on Exhibit G);

(viii)            and to the Trustee, the documents, opinions and notices contemplated by the Trust Agreement to be delivered to the Trustee in connection with the consummation of a business combination;

(ix)            a certificate, dated as of the Closing Date, signed by the Secretary of the SPAC, certifying as to (A) the SPAC’s and Merger Subs’ respective Governing Documents and the incumbency of their respective officers executing this Agreement and each Ancillary Agreement to which the SPAC or Merger Sub, as applicable, is a party and (B) the resolutions of (I) the SPAC Board authorizing the execution, delivery and performance by the SPAC of this Agreement and each Ancillary Agreement to which it is or will be a party, and (II) the board of directors of Merger Sub authorizing the execution, delivery and performance by Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party;

(x)            a certification from the SPAC complying with the provisions of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3);

(xi)            a copy of the Director Designation Agreement, duly executed by the SPAC; and

(xii)            (A) joinders (in form and substance previously filed with the SEC) to that certain letter agreement, dated as of January 19, 2022, from all Persons (other than the SPAC and the Sponsor) party to any Non-Redemption Agreement and Assignment of Economic Interest (or any similar Contract) entered into by the SPAC and/or the Sponsor prior to, on or after the date hereof, (B) joinders (in form and substance reasonably acceptable to the Company) to the Sponsor Letter Agreement and that certain letter agreement, dated as of January 19, 2022, from all Persons who are issued Series I Convertible Preferred Stock of the Company pursuant to the Series I Preferred Stock Purchase Agreement or an Interim Series I Issuance, in each case, who receive SPAC Shares or SPAC Warrants from the Sponsor or any of its Affiliates, and (C) joinders (in form and substance reasonably acceptable to the Company) to the Sponsor Letter Agreement and that certain letter agreement, dated as of January 19, 2022, of each PIPE Investor who receive SPAC Shares or SPAC Warrants from the Sponsor or any of its Affiliates to the extent such PIPE Investor agrees to any lock-up restrictions.

(b)            At or prior to the Closing, the Company shall deliver, or shall cause to be delivered, the following to the SPAC:

(i)            the Company Bring-Down Certificate;

(ii)            a certification from the Company complying with the provisions of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3);

(iii)            invoices or other written evidence reflecting all Unpaid Company Expenses;

(iv)            a certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying as to (A) the Company’s and each of its Subsidiary’s organizational documents and the incumbency of the Company’s officers executing this Agreement and each Ancillary Agreement to which it is a party and (B) the resolutions of the Company Board authorizing the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is or will be a party;

(v)            a certificate of the secretary of state (or other applicable office) in which the Company and each of its Subsidiaries is organized and qualified to do business, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent Tax status of the Company and each such Subsidiary in such jurisdiction;

(vi)            written resignations of the directors and officers of the Company set forth in Section 2.6(b) of the SPAC Disclosure Schedules;

(vii)            a copy of the Director Designation Agreement, duly executed by the Key Individual; and

(viii)            a copy of the Registration Rights Agreement, duly executed by the Company Stockholders party thereto.

Section 2.7      Dissenting Stockholders. Notwithstanding anything to the contrary herein, any Company Share for which any Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such Company Share in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 2.1(h). From and after the Effective Time, (i) the Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including the SPAC); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 2.1(h). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive such payment from the Company in accordance with the DGCL. The Company shall give the SPAC prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and the SPAC shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of the SPAC (prior to the Closing) (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or deliver any consideration (including Company Shares or SPAC New Common Shares) with respect to, settle, or offer or agree to settle, any such demands.

Section 2.8      Withholding. The SPAC, the Company, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.9      Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, respectively, the then-current officers and directors of the Surviving Company and the SPAC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such action, so long as such action is lawful and necessary and not inconsistent with this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the SPAC Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Company Disclosure Schedules, the Company represents and warrants to the SPAC Parties as follows as of the Execution Date (except as to any representations and warranties that specifically relate to an earlier date, in which case, such representations and warranties were true and correct as of such earlier date):

Section 3.1      Organization; Authority; Enforceability.

(a)            The Company is a corporation incorporated and in good standing under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each other Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)            Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)            Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or location of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)            No Group Company is in violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(e)            Other than the Requisite Company Stockholder Approval, the Company has the requisite corporate power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. Other than the Requisite Company Stockholder Approval, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions by the Group Companies have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been, and each of the Ancillary Agreements to which each Group Company will be a party will be, duly executed and delivered by such Group Company and are or will be Enforceable against each applicable Group Company, assuming the Requisite Company Stockholder Approval is obtained.

Section 3.2      Non-contravention; Governmental Approvals. Subject to the receipt of the Requisite Company Stockholder Approval, and assuming the truth and accuracy of the SPAC Parties’ representations and warranties contained in Section 4.1, and except as set forth on Section 3.2 of the Company Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions, in each case, by a Group Company will (a) conflict with or result in any breach of any provision of the Governing Documents of any Group Company; (b) other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings under the HSR Act, and (iii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or Section 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the Transactions, require any filing of any of the Group Companies with, or the obtaining by any of the Group Companies of any consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation or acceleration of rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) violate, in any respect, any Law, Order or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations, Lien creations or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 3.3      Capitalization.

(a)            Section 3.3(a) of the Company Disclosure Schedules sets forth the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the record and beneficial ownership (including the percentage interests held thereby) thereof as of the Execution Date (provided that neither the Company's Series I Convertible Preferred Stock nor the holders thereof are reflected in Section 3.3(a) of the Company Disclosure Schedules). The Equity Interests set forth on Section 3.3(a) of the Company Disclosure Schedules (together with the Company's Series I Convertible Preferred Stock issued in accordance with the Series I Preferred Stock Purchase Agreement) comprise all of the authorized capital stock or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Execution Date and immediately prior to the Effective Time. With respect to each Company Option outstanding or other award of Company Equity Interests granted by the Company as of the Execution Date, Section 3.3(a) of the Company Disclosure Schedules accurately sets forth (i) the name of the holder thereof, (ii) the number of Company Shares subject thereto, (iii) the grant date thereof, (iv) the expiration date thereof, (v) the vesting commencement date and vesting schedule or vesting requirements (including whether or not it will accelerate and vest as of the Closing and/or any other event) thereof, (vi) the extent to which such Company Option is vested and exercisable, (vii) the exercise price thereof, and (viii) whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code or is subject to Section 409A of the Code.

(b)            Except as set forth in the Company Charter, this Agreement, or Section 3.3(a) of the Company Disclosure Schedules:

(i)            there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)            the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii)            the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)            there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests;

(v)            there are no outstanding bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with stockholders of the Company on any matter; and

(vi)            the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests.

(c)            All of the Company Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law. Neither the Group Companies nor any Company Stockholder has, or has had, any record and/or beneficial ownership of a SPAC Share.

(d)            (i) Each Company Option has an exercise price that has been determined pursuant to a valuation consistent with applicable Laws to be at least equal to the fair market value of a Company Share on the grant date of such Company Option; (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed; and (iii) all Company Options have been issued in compliance with the applicable Company Equity Plan or the Company Charter, as applicable, and all applicable Laws and properly accounted for in accordance with GAAP. The Company has delivered to the SPAC true and complete copies of the forms of Company Option award agreements and all Company Options are evidenced by award agreements in substantially the forms made available to the SPAC as of or prior to the date hereof, and no Company Option is subject to terms that are materially different from those set forth in such forms.

(e)            Section 3.3(e) of the Company Disclosure Schedules sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, legal entity type and the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). All of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are solely owned (legally and beneficially) by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted equity, restricted equity unit, other equity or equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for or measured by reference to such equity securities or to make any investment in any other Person.

Section 3.4      Financial Statements; No Undisclosed Liabilities.

(a)            Attached as Section 3.4 of the Company Disclosure Schedules are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)            the audited consolidated balance sheet of the Company and its Subsidiaries as of April 25, 2021 and April 24, 2022 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) (the “Audited Financial Statements”); and

(ii)            the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2023 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss and cash flows for the twelve (12)-month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b)            The Financial Statements (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; (iii) in the case of the Audited Financial Statements, were audited in accordance with the standards of the PCAOB by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act and contain an unqualified report of the Group Companies’ auditors; and (iv) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, except, in each of clauses (ii) and (iii): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, and (y) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x) and (y), which are not expected to be material, individually or in the aggregate, in amount or effect.

(c)            The books of account and other financial records of the Company and its Subsidiaries have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the general or specific authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ properties or assets (collectively, “Internal Controls”).

(d)            None of the Group Companies, their respective independent accountants or board of directors (or the audit committees thereof) of the Group Companies has identified or been made aware of any (i) “significant deficiency” in the Internal Controls of any Group Company, (ii) “material weakness” in the Internal Controls of any Group Company, (iii) fraud, whether or not material, that involves management or other employees of any Group Company who have a significant role in the Internal Controls of any Group Company or (iv) complaints regarding a violation of accounting procedures, internal accounting controls or auditing matters, including from employees of any Group Company or any of its subsidiaries regarding questionable accounting, auditing or legal compliance matters.

(e)            No Group Company has any Liabilities of any nature whatsoever that would be required to be reflected on the Unaudited Financial Statements prepared in accordance with GAAP, except (i) Liabilities expressly set forth in or reserved against in the Financial Statements or identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder, including those arising in compliance with Section 5.1; or (iv) for fees, costs and expenses (including Company Expenses) for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transactions contemplated by this Agreement.

(f)            No Group Company is a party to, or has any commitment to become a party to any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among the Group Companies, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (within the meaning of Item 303 of Regulation S-K of the Exchange Act), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Group Companies.

Section 3.5      No Material Adverse Effect. Since the Latest Balance Sheet Date through the Execution Date, there has been no Material Adverse Effect.

Section 3.6      Absence of Certain Developments. Except as set forth on Section 3.6 of the Company Disclosure Schedules, since the Latest Balance Sheet Date, each Group Company has conducted its business in the Ordinary Course of Business in all material respects. Except as set forth on Section 3.6 of the Company Disclosure Schedules, from the Latest Balance Sheet Date through the Execution Date, no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Execution Date, require the SPAC’s consent in accordance with Section 5.1.

Section 3.7      Real Property.

(a)            Section 3.7 of the Company Disclosure Schedules sets forth the address of each Leased Real Property, and a true, correct and complete list of all Leases to which the Company or any Subsidiary of the Company is a party (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases the “Material Leases”). With respect to each of the Material Leases: (i) such Lease is legal, valid, binding and in full force and effect and is Enforceable against the applicable Group Company party thereto, and, to the Knowledge of the Company, against each other party thereto, and no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party (other than Permitted Liens and other than the right of a Group Company’s customers, employees and services providers to use, occupy and access the Leased Real Property in the Ordinary Course of Business); (ii) the applicable Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed in any manner that would materially affect the applicable Group Company’s use of such Leased Real Property and there are no material disputes with respect to such Material Lease; (iii) no Group Company is currently in material default under, nor has any event occurred or, to the Knowledge of the Company, does any circumstance exist that, with notice or lapse of time or both would constitute a material default by a Group Company under any Material Lease; (iv) to the Knowledge of the Company, no material default, event or circumstance exists that, with notice or lapse of time or both, would constitute a material default by any counterparty to any such Material Lease; (v) no security deposit or portion thereof deposited with respect such Material Lease has been applied in respect of a breach or default under such Material Lease which has not been redeposited in full; (vi) no Group Company owes any brokerage commissions or finder’s fees with respect to such Material Lease; (vii) the other party to such Material Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Group Company; and (viii) no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Company has made available to the SPAC a true, correct and complete copy of all Material Leases. No Group Company owns fee title to any land.

(b)            The Leased Real Property identified in Section 3.7 of the Company Disclosure Schedules comprises all of the material real property used in the business of the Group Companies.

(c)            To the Knowledge of the Company, the buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas and mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) (collectively, the “Improvements”) included in the Leased Real Property and used by any of the Group Companies in the operation of its business as currently conducted are, in all material respects, in good working condition and repair and sufficient for the operation of the business by each applicable Group Company as currently conducted. There are no material structural deficiencies or material latent defects affecting any of the Improvements and, to the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements, in each case, which would, individually or in the aggregate, interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the Company in a manner that is or would be reasonably expected to be material to the Company, taken as a whole. No Group Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity affecting any parcel of Leased Real Property; or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property that would be reasonably expected to result in a Material Adverse Effect. Each parcel of Leased Real Property has direct access to a public street adjoining such Leased Real Property, and such access is not dependent on any land or other real property interest which is not included in the Leased Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any privately owned land, building, improvement or other real property interest which is not included in the Leased Real Property. To the Knowledge of the Company, there are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Group Companies as currently conducted on the Leased Real Property.

Section 3.8      Tax Matters.

(a)            All Income Tax Returns and other material Tax Returns required to be filed by or with respect to each Group Company have been timely filed with the appropriate Governmental Entity pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All Income Tax Returns and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return) to the appropriate Governmental Entity. Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b)            No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The Income Tax Returns of the Group Companies made available to the SPAC reflect all of the jurisdictions in which the Group Companies remit material Income Tax.

(c)            There is no Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been or is currently threatened or proposed against any Group Company.

(d)            No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.

(e)            No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f)            The Company is (and has been for its entire existence) properly treated as a subchapter C corporation for U.S. federal and all applicable state and local Income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local Income Tax purposes as the type of entity set forth opposite its name on Section 3.8(f) of the Company Disclosure Schedules. No election has been made (or is pending) to change any of the foregoing.

(g)            No Group Company will be required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting made under Code Section 481(c) (or any corresponding or similar provision of any applicable state or local Tax Law) with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) an intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case, described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Laws). No Group Company uses the cash method of accounting for Income Tax purposes or will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Section 965 of the Code (or any similar provision of state, local or non-U.S. Laws). No Group Company is party to or bound by any closing agreement or similar agreement with any Taxing Authority, the terms of which would have an effect on any Group Company after the Latest Balance Sheet Date.

(h)            There is no Lien for Taxes on any of the assets of any Group Company, other than Liens for Taxes not yet due and payable or that may hereafter be paid without penalty.

(i)            No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any actual or potential liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by Contract, by operation of Law or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j)            Other than with respect to other U.S. states and localities, no Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization (other than such jurisdictions with respect to which such Group Company has filed Income Tax Returns) or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization (other than such jurisdictions with respect to which such Group Company has filed Income Tax Returns).

(k)            No Group Company has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(l)            To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent, impair or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.9      Contracts.

(a)            Except as set forth on Section 3.9(a) of the Company Disclosure Schedules, no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i)            collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”);

(ii)            Contract with any Material Supplier;

(iii)            Contract providing for retention, transaction or change of control payments or benefits, accelerated vesting or any other payment or benefit that may or will become due, in whole or in part, in connection with the consummation of the transactions contemplated hereby;

(iv)            Contract pursuant to which the Company or any Company Subsidiary is obligated to pay or entitled to receive more than $100,000 in a calendar year or more than $200,000 in the aggregate over the life of such Contract;

(v)            Contract for the employment or engagement of any employee or other individual service provider of the Company or any Company Subsidiary that provides for total annual compensation in excess of $100,000 per annum (other than an offer letter setting forth the terms of an at-will employment arrangement consistent in all material respects with offer letters used by the Company in the Ordinary Course of Business as of the date hereof) or is not terminable by the Company or such Company Subsidiary, as applicable, upon prior notice of thirty (30) calendar days or less without further Liability;

(vi)            Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case, in an amount in excess of $100,000, individually, or $200,000, in the aggregate;

(vii)            Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(viii)            Contracts for the development of (x) material Owned Intellectual Property that is embodied in or distributed with any products or services of a Group Company or is otherwise material Owned Intellectual Property (other than Contracts with any employee or contractor entered into in the Ordinary Course of Business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to one (1) of the Group Companies or any of its Affiliates) and (y) any Intellectual Property for any Person by the Group Companies or any of their controlled Affiliates under which Contract the Group Companies or their applicable controlled Affiliate has any material unperformed obligations other than Contracts with any employee or contractor entered into in the Ordinary Course of Business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Group Companies or any of their Affiliates;

(ix)            (x) Contract entered into for the settlement or avoidance of any dispute regarding the ownership, use, validity or enforceability of Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, (y) Contract pursuant to which any Group Company licenses any Owned Intellectual Property or (z) license or royalty Contract under which the Group Companies license any Intellectual Property from a third party other than non-exclusive licenses of commercially-available Software with total annual payments or a replacement cost of $50,000 or less;

(x)            Contract providing for any Group Company to make any capital contribution to or in any Person;

(xi)            Contract providing for aggregate future payments to or from any Group Company in excess of $100,000 in any calendar year, other than those that can be terminated without material penalty by such Group Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(xii)            joint venture, partnership, strategic alliance or similar Contract;

(xiii)            power of attorney;

(xiv)            Contract that limits or restricts, or purports to limit or restrict, any Group Company (or after the Closing, the SPAC or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction, or (y) acquiring any product or asset or receiving services from any Person or selling any product or asset or performing services for any Person;

(xv)            Contract that binds any Group Company to any of the following restrictions or terms: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for the sharing of any revenue or cost-savings with any other Person; (x) a “minimum purchase” requirement; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xvi)            Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business of the Group Companies);

(xvii)            Contract involving the settlement, conciliation or similar agreement (x) of any Proceeding since December 31, 2021, (y) with any Governmental Entity or (z) with respect to any dispute pursuant to which any Group Company will have any material outstanding obligation after the Execution Date;

(xviii)            Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(xix)            Contract concerning non-solicitation obligations that are on-going (other than non-solicitation agreements with any of the Group Company’s employees set forth in the applicable Group Company’s standard terms and conditions of sale or standard form of employment agreement or offer letter, copies of which have previously been delivered to the SPAC, or non-disclosure agreements entered into by any of the Group Companies with respect to possible business transactions);

(xx)            Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(xxi)            Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $50,000 annually or $100,000 over the life of such Contract;

(xxii)            Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xxiii)            material interest rate, currency or other hedging Contracts;

(xxiv)            Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business and is not material to any Group Company;

(xxv)            Contract that relates to the future disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, except for (i) any agreement related to the transactions contemplated hereby, (ii) any non-disclosure or similar agreement entered into in connection with the potential sale of the Company or (iii) any agreement for the purchase or sale of inventory in the Ordinary Course of Business;

(xxvi)            Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, in each case, entered into or consummated after December 31, 2020, other than sales of inventory in the Ordinary Course of Business;

(xxvii)            Contract involving the payment of any earn-out or similar contingent payment on or after the Execution Date; and

(xxviii)            Contracts evidencing any Affiliated Transaction.

(b)            Each Contract listed on Section 3.9(a) of the Company Disclosure Schedules (each, a “Material Contract”) is in full force and effect and is Enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto. The Company has delivered to, or made available for inspection by, the SPAC a complete and accurate copy of each Material Contract (including all exhibits thereto and all amendments, waivers or other changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company, any other party to any such Material Contract, is in breach thereof or default thereunder (or is alleged to be in breach or default thereunder) and there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default thereunder by any Group Company thereunder or, to the Knowledge of the Company, any other party to such Material Contract, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. During the last twelve (12) months, no Group Company has received any written or, to the Knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no Group Company has received written notice from any other party to any Material Contract that such party intends to terminate or not renew such Material Contract.

(c)            Section 3.9(c) of the Company Disclosure Schedules sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid thereto by the Group Companies during the twelve (12) month period ended April 30, 2023. Since April 30, 2023, (i) no Material Supplier has cancelled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company, and (ii) there have been no material disputes between any Group Company and any Material Supplier.

Section 3.10      Intellectual Property.

(a)            Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list of each patented, issued or registered Intellectual Property and applications for the foregoing, in each case, which is owned by or filed in the name of a Group Company (collectively, “Company Registered IP”). All the Company Registered IP is subsisting, and to the Knowledge of the Company valid and enforceable. Each Group Company (i) is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, and (ii) has sufficient rights pursuant to a valid and enforceable license to all other Intellectual Property used in, necessary for or developed for the operation of the business of the Group Companies as currently conducted, and, in each case of clauses (i) and (ii), free and clear of any Liens other than Permitted Liens. Neither the Company Registered IP nor the other Owned Intellectual Property is subject to any outstanding Order restricting the use, enforcement, disclosure or licensing thereof by such Group Company.

(b)            None of the Group Companies nor any of the former and current products, services or operations of the business of the Group Companies have, since the Lookback Date, infringed, misappropriated or otherwise violated, or currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. No Group Company has, since the Lookback Date, received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company should license or refrain from using any Intellectual Property) or challenging the ownership, registration, validity or enforcement of any Company Registered IP or other Owned Intellectual Property. No Group Company has, since the Lookback Date, made, against a third party, any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation or other violation (including any claim that such third party should license or refrain from using any Intellectual Property). To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Registered IP or other Owned Intellectual Property. All Company Registered IP has been prosecuted in compliance with all applicable rules, policies and procedures of the applicable Governmental Entities, and all registration, maintenance and renewal fees due as of the Execution Date in connection with such Owned Intellectual Property have been paid and all documents, recordations and certificates in connection therewith required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States, the European Union or other applicable jurisdictions.

(c)            Each Group Company has taken commercially reasonable measures to protect the confidentiality of all of its Trade Secrets and any other confidential information owned by such Group Company, the value of which to such Group Company is contingent upon maintaining the confidentiality thereof. Except as required by applicable Law, no such material Trade Secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a legally recognized duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such Person. Each Person who has participated in the authorship, conception, creation, reduction to practice or development of any Intellectual Property for any Group Company has assigned (pursuant to a present grant of assignment) all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

(d)            The transactions contemplated by this Agreement shall not impair any right, title or interest of any Group Company in or to any Intellectual Property, and immediately subsequent to the Closing, all the Intellectual Property used in, necessary for or developed for the operation of the business of the Group Companies (as presently conducted) will be owned by, licensed to or available for use by the applicable Group Companies on terms and conditions identical to those under which the applicable Group Companies owned, licensed or used the Intellectual Property immediately prior to the Closing, without the payment of any additional amounts or consideration. All Company Registered IP and other Owned Intellectual Property is, and, immediately following the Closing, will be, fully transferable, alienable and licensable by the applicable Group Companies.

Section 3.11      Information Supplied. The information supplied or to be supplied by or on behalf of the Group Companies for inclusion or incorporation by reference in the Registration Statement/Proxy Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (a) not misleading at the time the Registration Statement/Proxy Statement is declared effective by the SEC; and (b) not misleading, in light of the circumstances in which they are made, at the time of the SPAC Special Meeting (subject, in each case, to the qualifications and limitations set forth in the materials provided by or on behalf of the Group Companies or that are included in such filings and/or mailings); provided, that, for the avoidance of doubt, no warranty or representation is made by any of the Group Companies with respect to statements made or incorporated by reference in the Registration Statement/Proxy Statement (or any amendment or supplement thereto) based on information supplied by any of the SPAC Parties or any other party or any of their respective Affiliates for inclusion therein.

Section 3.12      Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedules, there have not been, since the Lookback Date, and there are no, material Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against any Group Company or any of their respective properties at Law or in equity, or, to the Knowledge of the Company, any director, officer or employee of any Group Company in their capacities as such or related to the business of the Group Companies. There are no Proceedings pending, initiated or threatened by any Group Company against any other Person, and since the Lookback Date there have not been any such Proceedings.

Section 3.13      Brokerage

. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.13 of the Company Disclosure Schedules (which fees shall, subject to Section 6.11, be the sole responsibility of the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.14      Labor Matters.

(a)            The Group Companies have delivered to the SPAC Parties a complete list of all employees and individual consultants of each of the Group Companies as of April 30, 2023, and, as applicable, their respective (i) name or employee number, (ii) classification as exempt or non-exempt under the Fair Labor Standards Act or analogous state laws, (iii) job title, (iv) leave status (including type of leave and anticipated return date), (v) employing entity, (vi) full-time or part time status, (vii) job location and (viii) compensation (i.e., current annual base salary, wage rate or fee (as applicable) and current target bonus and commission opportunity, if any). To the Knowledge of the Company, all employees of the Group Companies are legally permitted to be employed by the Group Companies in the United States. Except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant or other contracting party treated as self-employed whose services the Group Companies use or have used can effectively claim the existence of an employment relationship with one of the Group Companies.

(b)            No Group Company is a party to or bound by any CBA, and no employees of the Group Companies are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. In the past three (3) years, no labor union or other labor organization, or group of employees of any Group Company, has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of any Group Company and, to the Knowledge of the Company, no such activities have occurred or been threatened in the past five (5) years. Since the Lookback Date, there have been no actual or, to the Knowledge of the Company, threatened unfair labor practice charges, material labor grievances, strikes, walkouts, work stoppages, slowdowns, picketing, hand billing, material labor arbitrations or other material labor disputes arising under a CBA or against or affecting any Group Company. The Group Companies have no notice, information, bargaining, consent or consultation obligations owed to any of their employees or any labor union, labor organization or works council or other employee representative, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c)            The Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including provisions thereof relating to terms and conditions of employment, wages and hours, classification (including employee and independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, restrictive covenants, pay transparency, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all applicable employees and the proper confirmation of employee visas), whistleblowing, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, paid time off, unemployment insurance and the payment of social security, employee provident fund and other Taxes.

(d)            There are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any of the Group Companies, or other worker providing services to any Group Company.

(e)            Since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding Liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(f)            Except as would not reasonably be expected to result in material Liabilities to any Group Company, since the Lookback Date, (i) each of the Group Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to their employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has timely paid in full (or properly accrued) to all of their current or former employees and individual independent contractors all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements, benefits and other compensation due and payable to or on behalf of such current or former employees or individual independent contractors; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified and treated as (x) an independent contractor, consultant, leased employee or other non-employee service provider or (y) an exempt employee, has been properly classified and treated as such for purposes of all applicable Laws, including relating to wage and hour and Tax. None of the Group Companies has material Liability for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(g)            To the Knowledge of the Company, no senior executive or employee, with annualized base compensation at or above $100,000, of any Group Company has provided notice of any intention to terminate his or her relationship with any Group Company within the first twelve (12) months following the Closing.

(h)            To the Knowledge of the Company, no current or former employee, independent contractor or other individual service provider of any Group Company is in any material respect in violation of any term of any employment agreement, consulting agreement, confidentiality agreement, invention assignment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed to (i) any Group Company or (ii) any third party with respect to such person’s right to be employed or engaged by a Group Company.

(i)            Since the Lookback Date, there have not been any Proceedings initiated, filed or, to the Knowledge of the Company, threatened against any Group Company related to sexual harassment, sexual misconduct, other harassment, discrimination, retaliation or any material policy violation, by or against any current or former director, officer, employee, contractor, agent or individual service provider of any Group Company, and (ii) each Group Company has promptly and thoroughly investigated, and taken reasonable corrective action with respect to, any allegations of sexual harassment, sexual misconduct, other harassment, discrimination, retaliation or material policy violation, by or against any current or former director, officer, employee, contractor, agent or individual service provider of such Group Company. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations or Proceedings.

(j)            The Group Companies have not experienced any material employment-related Liability with respect to COVID-19.

Section 3.15      Employee Benefit Plans.

(a)            Section 3.15(a) of the Company Disclosure Schedules sets forth a list of each Company Employee Benefit Plan, other than offer letters setting forth the terms of at-will employment that are substantially in the form provided to the SPAC prior to the date hereof and set forth on Section 3.15(a) of the Company Disclosure Schedules, and providing for no severance, change in control or similar or other material payments or benefits. With respect to each Company Employee Benefit Plan, the Company has made available to the SPAC true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recent actuarial valuation report, (v) all related insurance Contracts, trust agreements or other funding arrangements and (vi) all non-routine correspondence with any Governmental Entity.

(b)            (i) No Company Employee Benefit Plan provides, and no Group Company has any Liability to provide, retiree, post-ownership or post-termination health or life insurance or any other retiree, post-ownership or post-termination welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to, a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan”, as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)            Each Company Employee Benefit Plan that is (or has been) intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination or advisory or opinion letter from the IRS and nothing has occurred that would reasonably be expected to cause the loss of the tax qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Except as set forth on Section 3.15(c)(i) of the Company Disclosure Schedules, each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Neither the Company nor any employee, officer or director of the Company has engaged in any “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or Section 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan, and, to the Knowledge of the Company, no service provider to any Company Employee Benefit Plan, has caused any “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or Section 407 of ERISA that are not otherwise exempt under Section 408 of ERISA. There is no claim or Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. Except as set forth on Section 3.15(c)(ii) of the Company Disclosure Schedules, the Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 (the “ACA”), and none of the Group Companies has incurred (whether or not assessed) any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of such Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d)            Except as set forth on Section 3.15(d) of the Company Disclosure Schedules, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly, be reasonably expected to (i) result in any compensation or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director, individual independent contractor or other individual service provider of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding or forfeiture of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness, in whole or in part, of any outstanding loans made by the Group Companies to any current or former officer, employee, director, individual independent contractor or other individual service provider of the Group Companies or (v) limit or restrict the Group Companies’ or the SPAC’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e)            Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented, operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any current or contingent right against the Group Companies to be grossed up for, reimbursed for or otherwise indemnified or made whole for any Tax incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(f)            Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, reasonably be expected to result in the payment or provision of any amount or benefit that could, individually or in combination with any other amount or benefit, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(g)            Section 3.15(a) of the Company Disclosure Schedules sets forth as of the date hereof all of the Company Group’s obligations with respect to any unpaid and accrued bonuses, severance and deferred compensation, whether or not accrued or funded (including deferred compensation payable as deferred purchase price).

Section 3.16      Insurance. As of the Execution Date, the Group Companies maintain property, casualty, workers’ compensation, professional lines, fidelity and other insurance with insurance carriers against operational risks and risks to the assets, properties and employees of the Group Companies with respect to the policy year that includes the Execution Date (the “Insurance Policies”). Each Insurance Policy is Enforceable against the applicable Group Company and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy. All premiums due under such policies have been paid in accordance with the terms of each such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Execution Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied by the underwriters of such Insurance Policy.

Section 3.17      Compliance with Laws; Permits.

(a)            (i) Each Group Company is and, since the Lookback Date, has been in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written or, to the Company’s Knowledge, oral notice from any Person alleging a material violation of or noncompliance with any such Laws or Orders.

(b)            Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, variances, certificates and authorizations of, or granted by, any Governmental Entity required under Law for the ownership and use of its assets and properties or the conduct of its business as currently conducted (collectively, “Permits”), and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits or be in compliance with the terms and conditions thereof would not be reasonably expected to result in a Material Adverse Effect. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of the consummation of the transactions contemplated hereby. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would be reasonably expected to constitute a material default under such Permit, and no Proceeding is pending or threatened in writing, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business as presently conducted. Each such Permit will continue in full force and effect immediately following Closing.

Section 3.18      Environmental Matters. (a) Each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws, which compliance includes and has included obtaining, maintaining and complying with any Permits required by Environmental Law; (b) (i) no Group Company has received any notice or Order regarding any material violation of, or material Liabilities under, any Environmental Laws, in each case, unless fully resolved, and (ii) there are no pending or, to the Knowledge of the Company, threatened Proceedings against any of the Group Companies relating to a material violation of, or material Liabilities under, any Environmental Law; (c) no Group Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted in or would reasonably be expected to result in material Liability to any of the Group Companies under applicable Environmental Laws; and (d) no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case, under Environmental Laws. The Group Companies have provided to the SPAC true and correct copies of all environmental, health and safety assessments, reports and audits and all other material environmental, health and safety documents relating to any of the Group Companies or their current or former properties, facilities or operations, that, in each case, are in the Group Companies’ possession or reasonable control.

Section 3.19      Title to and Sufficiency of Assets. Each Group Company has sole and exclusive, good and marketable title to, or, in the case of leased or subleased assets, an Enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material, personal property assets, properties, rights and interests (whether real or personal), free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). The Assets constitute all of the material assets, properties, rights and interests necessary to conduct the business of the Group Companies immediately after the Closing, in all material respects, as it has been operated for the twelve (12) months prior to the Execution Date.

Section 3.20      Affiliate Transactions. Except (a) for employment relationships entered into and compensation and benefits provided, in each case, in the Ordinary Course of Business, (b) for Contracts entered into after the Execution Date that are either permitted pursuant to Section 5.1 or entered into in accordance with Section 5.1, or (c) as set forth in Section 3.20 of the Company Disclosure Schedules, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party or any “immediate family” member (as such term is defined in Rule 16a-1 of the Exchange Act) of an Interested Party, on the other hand, and (y) no Interested Party or any “immediate family” member (as such term is defined in Rule 16a-1 of the Exchange Act) of an Interested Party (i) owes any amount to any Group Company, (ii) owns any property or right, tangible or intangible, that is used by any Group Company or (iii) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier or landlord of any Group Company (other than in connection with ownership of less than two percent (2%) of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

Section 3.21      Trade & Anti-Corruption Compliance.

(a)            Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been, in the last five (5) years, a Sanctioned Person. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been, in the last five (5) years: (i) operating in, conducting business with or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, in either case, in violation of applicable Sanctions in connection with the business of the Company; (ii) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under applicable Laws; or (iii) otherwise in violation of (A) any applicable Sanctions or (B) any applicable Law or U.S. anti-boycott requirements (together “Trade Controls”), in each case, in connection with the business of the Company.

(b)            In the last five (5) years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of the Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe or any unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties that violates applicable Anti-Corruption Laws, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case, in violation of applicable Anti-Corruption Laws.

(c)            As of the Execution Date, there are no, and since the Lookback Date there have been no, Proceedings or Orders alleging any such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 3.22      Data Protection.

(a)            Except as set forth in Section 3.22 of the Company Disclosure Schedules, at all times since the Lookback Date, the Company and each of its Affiliates (i) has been in compliance with all Data Privacy and Security Requirements in all material respects, and (ii) has not been subject to any regulatory audits or investigations by any Governmental Entity relating to Data Privacy and Security Requirements. The Company and each of its Affiliates has taken commercially reasonable steps designed to ensure that all Personal Information in its possession and control is protected against unauthorized loss, access, use, modification, disclosure or other use or misuse, and there has been no alleged, suspected or actual Security Incident or other loss, theft or unauthorized access to or misuse of any Personal Information, and no Group Company has provided, or been required to provide, any Security Incident notification to any data subject or Governmental Entity regarding Personal Information.

(b)            The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all material Personal Information and material business data processed by or on behalf of the Group Companies in connection with the use and/or operation of their products, services and business. Neither the Company nor any of its Affiliates has received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or any other third party (including data subjects). No individual has been awarded compensation from the Company or any of its Affiliates for a violation of any Data Privacy and Security Requirements, and no written claim for such compensation is outstanding.

(c)            Neither the Company nor any of its Affiliates “sells” any Personal Information as such term is defined under applicable Data Privacy and Security Requirements, except in a manner that complies with the applicable Data Privacy and Security Requirements. The execution, delivery and performance of this Agreement by the Group Companies and the consummation by the Group Companies of the transactions contemplated herein comply, in all material respects with all Data Privacy and Security Requirements and other applicable contractual commitments related to the privacy and security of Personal Information to which the Company or any of its Affiliates are bound.

Section 3.23      Information Technology.

(a)            The IT Systems and all Proprietary Software: (i) are in sufficiently good working order and operate and perform in accordance with their respective documentation and functional specifications in all material respects and otherwise as required by the Company or any of its Affiliates and are sufficient for the operation of their respective businesses as currently conducted, including as to capacity, scalability, and ability to meet current and anticipated peak volumes in a timely manner and (ii) are free from any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, “ransomware” or “worm” (as such terms are commonly understood in the software industry) or other malicious code that would be reasonably expected to have a material impact on the Company and its Subsidiaries.

(b)            The Company and each of its Affiliates has implemented with respect to its IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices. The Company and each of its Affiliates has taken commercially reasonable steps (i) to protect the confidentiality, integrity, accessibility and security of the IT Systems from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) to protect the IT Systems from any bugs, viruses, malware or other harmful, disabling or disruptive code, routine or process.

(c)            Since the Lookback Date there has been no alleged, suspected or actual Security Incident or unauthorized access to the IT Systems and, with respect to any of the IT Systems, there has not been any failure, breakdown, continued substandard performance or other adverse event affecting any IT Systems that have caused a material disruption or interruption in or to the use thereof or in or to the conduct of the business of the Company or each of its Affiliates that has not been remedied or replaced in all material respects.

Section 3.24      Unpaid Company Expenses. Section 3.24 of the Company Disclosure Schedules sets forth a complete and accurate list of the Unpaid Company Expenses (a) due and owing as of the date hereof and (b) expected to be due and owing as of the Closing (as estimated in good faith by the Company as of the date hereof), including, for each item on such list, the dollar amount thereof.

Section 3.25      No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS TO WHICH THE COMPANY IS A PARTY AND ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THE TERMS HEREOF OR THEREOF, NEITHER THE COMPANY NOR ANY AFFILIATE THEREOF HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE GROUP COMPANIES OR THEIR RESPECTIVE BUSINESSES, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED OR MADE AVAILABLE TO ANY SPAC PARTY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES (INCLUDING, FOR THIS PURPOSE, ANY INFORMATION, DOCUMENTS OR MATERIAL PROVIDED OR MADE AVAILABLE TO ANY SPAC PARTY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE) AND (C) ANY ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED TO THE EXTENT ANY SUCH REPRESENTATION OR WARRANTY IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS TO WHICH THE COMPANY IS A PARTY OR ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THE TERMS HEREOF OR THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.25 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD (AS DEFINED HEREIN).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SPAC PARTIES

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the SPAC Disclosure Schedules or as disclosed in the SPAC SEC Documents (that are publicly available and that have been filed by the SPAC with the SEC between the period beginning on January 1, 2023 and ending at least five (5) Business Days prior to the Execution Date (excluding exhibits and disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements)) (provided that it is reasonably apparent on the face of the language disclosed in such SPAC SEC Documents that such disclosure is applicable to a Section of this Article IV), each of the SPAC Parties hereby represents and warrants to the Company as follows as of the Execution Date (except as to any representations and warranties that specifically relate to an earlier date, in which case, such representations and warranties were true and correct as of such earlier date):

Section 4.1      Organization; Authority; Enforceability.

(a)            Each of the SPAC and Merger Sub is a corporation and is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)            The SPAC Parties have all the requisite corporate power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as presently conducted in all respects.

(c)            Each SPAC Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or location of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the SPAC Parties, taken as a whole.

(d)            No SPAC Party is in violation of any of its Governing Documents. No SPAC Party is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e)            Each SPAC Party has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the Required Vote approving the Required SPAC Stockholder Voting Matters, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements and, subject to the receipt of the Required Vote approving the Required SPAC Stockholder Voting Matters, the consummation of the Transactions, have been duly authorized by all necessary corporate actions, as applicable, including by the SPAC Board and the board of directors of Merger Sub. This Agreement has been (and each of the Ancillary Agreements to which any SPAC Party is or will be a party is or will be) duly executed and delivered by such SPAC Party and are or will be Enforceable against such SPAC Party. No other corporate actions on the part of any SPAC Party, except for the Required Vote approving the Required SPAC Stockholder Voting Matters, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions.

(f)            A correct and complete copy of the Governing Documents of the SPAC, as in effect on the Execution Date, are filed as (i) Exhibit 3.1 to the SPAC’s Form 8-K filed with the SEC on January 24, 2022, as amended with an amendment filed as Exhibit 10.11 to the SPAC’s Form 8-K filed with the SEC on April 21, 2023, and (ii) Exhibit 3.4 to the Form S-1 filed with the SEC on August 6, 2021.

Section 4.2      Non-contravention. Subject to the receipt of the Required Vote approving the Required SPAC Stockholder Voting Matters and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.1(a), none of the execution, delivery and performance of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any breach of any provision of the Governing Documents of the SPAC or Merger Sub; (b) other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings under the HSR Act and (iii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC, and (B) such reports under Section 13(a) or Section 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the Transactions, require any filing with, or the obtaining of any consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of Indebtedness, guarantee, license agreement, lease or other Contract to which any SPAC Party is a party or by which any SPAC Party or any of its assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any SPAC Party; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate any Law, Order or Lien applicable to any SPAC Party, excluding from the foregoing clauses (b), (c), (d) such requirements, violations or defaults which would not reasonably be expected to be material to the SPAC Parties, taken as a whole, or materially affect any SPAC Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby.

Section 4.3      Litigation. There is no, and since each SPAC Party’s incorporation or formation, there has not been any, Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of the SPAC, threatened against any SPAC Party or any of their respective properties at Law or in equity, that if decided or resolved would be material to the SPAC, taken as a whole. There are no Proceedings pending, initiated or threatened by any SPAC Party against any other Person, and there have never been any such Proceedings.

Section 4.4      Brokerage. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SPAC Disclosure Schedules (which fees shall be the sole responsibility of the SPAC), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the SPAC or any of its Affiliates for which any SPAC Party has any obligation.

Section 4.5      Business Activities.

(a)            Since its formation, no SPAC Party has conducted any business activities other than activities directed toward the accomplishment of the SPAC’s initial public offering and a Business Combination. Except as set forth in the Governing Documents of the SPAC, there is no Contract, commitment or Order binding upon any SPAC Party or to which any SPAC Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any of the SPAC Parties or any acquisition of property by any of the SPAC Parties or the conduct of business by any of the SPAC Parties after the Closing.

(b)            Except for this Agreement and the Transactions, no SPAC Party has any interests, rights, obligations or Liabilities with respect to, and no SPAC Party is party to, bound by or has its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Other than as set forth in this Agreement, no SPAC Party has, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c)            No SPAC Party has any Liabilities of any nature whatsoever, other than (i) Liabilities expressly set forth in or reserved against in the balance sheet of the SPAC as of April 30, 2023, which is attached to Section 4.5(c) of the SPAC Disclosure Schedules (the “SPAC Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements to which any SPAC Party is a party or the performance by the SPAC Parties of their respective obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the applicable SPAC Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law): and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the SPAC Parties or the Sponsor, including with respect to legal, accounting or other advisors incurred by any of the SPAC Parties or the Sponsor in connection with the Transactions.

(d)            Since their respective dates of incorporation or formation, each SPAC Party has conducted its business in the Ordinary Course of Business.

Section 4.6      Compliance with Laws. Each of the SPAC Parties is, and has been since its incorporation or formation date, in compliance in all respects with all Laws and Orders applicable to the conduct of such SPAC Party and no SPAC Party has received any written or oral notices from any Governmental Entity or any other Person alleging a violation of or noncompliance with any such Laws or Orders, or alleging a violation of or noncompliance with any SPAC Party’s material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, variances, certificates or authorizations of, or granted by, any Governmental Entity required under Law for the conduct of its business as currently conducted, except as would not have a material adverse effect on the SPAC Parties, taken as a whole.

Section 4.7      Organization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and, other than as a result of the entry into this Agreement, has not conducted any business activities and has no assets or Liabilities other than those incidental to its formation.

Section 4.8      Tax Matters.

(a)            All Income Tax Returns and other material Tax Returns required to be filed by or with respect to each SPAC Party have been timely filed with the appropriate Governmental Entity pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All Income Tax Returns and other material Tax Returns filed by or with respect to each of the SPAC Parties are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each SPAC Party has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return) to the appropriate Governmental Entity. Each SPAC Party has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party, and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each SPAC Party has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b)            No written claim has been made by a Taxing Authority in a jurisdiction where a SPAC Party does not file a particular type of Tax Return, or pay a particular type of Tax, that such SPAC Party is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The Income Tax Returns made available by the SPAC to the Company reflect all of the jurisdictions in which any SPAC Party remits material Income Tax.

(c)            There is no Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the SPAC, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any SPAC Party. No SPAC Party has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any SPAC Party have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the SPAC, no such deficiency has been or is currently threatened or proposed against any SPAC Party.

(d)            No SPAC Party has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No SPAC Party is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any SPAC Party. No power of attorney granted by any SPAC Party with respect to any Taxes is currently in force.

(e)            No SPAC Party has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f)            The SPAC is (and has been for its entire existence) properly treated as a subchapter C corporation for U.S. federal and all applicable state and local Income Tax purposes. Each Subsidiary of the SPAC is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local Income Tax purposes as the type of entity set forth opposite its name in Section 4.8(f) of the SPAC Disclosure Schedules. No election has been made (or is pending) to change any of the foregoing.

(g)            No SPAC Party will be required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting made under Code Section 481(c) (or any corresponding or similar provision of any applicable state or local Tax Law) with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) an intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case, described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Laws). No SPAC Party uses the cash method of accounting for Income Tax purposes or will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Section 965 of the Code (or any similar provision of state, local or non-U.S. Laws). No SPAC Party is party to or bound by any closing agreement or similar agreement with any Taxing Authority, the terms of which would have an effect on any SPAC Party after the Latest Balance Sheet Date.

(h)            There is no Lien for Taxes on any of the assets of any SPAC Party, other than Liens for Taxes not yet due and payable or that may hereafter be paid without penalty.

(i)            No SPAC Party has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a SPAC Party). No SPAC Party has any actual or potential liability for Taxes of any other Person (other than any SPAC Party) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by Contract, by operation of Law or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No SPAC Party is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j)            Other than with respect to other U.S. states and localities, no SPAC Party (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization (other than such jurisdictions with respect to which such SPAC Party has filed Income Tax Returns) or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization (other than such jurisdictions with respect to which such SPAC Party has filed Income Tax Returns).

(k)            No SPAC Party has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No SPAC Party has distributed Equity Interests of another Person, or has had its Equity Interests distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(l)            To the Knowledge of the SPAC, there are no facts or circumstances that could reasonably be expected to prevent, impair or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)            Section 4.8(k) of the SPAC Disclosure Schedules sets forth the applicable fair market value and dates of all repurchases and/or issuances of stock (as described in Code Section 4501) consummated (or which will be consummated) by a SPAC Party from January 1, 2023 through the Execution Date.

Section 4.9      SPAC Capitalization.

(a)            Section 4.9(a) of the SPAC Disclosure Schedules sets forth the authorized and outstanding Equity Interests of each of the SPAC and Merger Sub (including the number and class or series (as applicable) of such Equity Interests) as of the Execution Date. The Equity Interests set forth on Section 4.9(a) of the SPAC Disclosure Schedules comprise all of the authorized capital stock or other Equity Interests of each of the SPAC and Merger Sub that are issued and outstanding, in each case, as of the Execution Date.

(b)            As of the date of this Agreement, except as set forth on Section 4.9(b) of the SPAC Disclosure Schedules:

(i)            there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, convertible securities, distribution interest, phantom equity, equity-based performance interest, profit participation, restricted Equity Interest, other equity-based compensation award, equity appreciation rights, conversion rights or other similar rights to which any SPAC Party is a party or which are binding upon any SPAC Party, or any agreement, arrangement or commitment of any character, whether or not contingent, of any SPAC Party, providing for the offer, issuance or sale, repurchase, acquisition, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement), or any right to make an investment in any other Person (other than this Agreement);

(ii)            no SPAC Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person (other than the SPAC Share Redemption);

(iii)            no SPAC Party is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)            there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Equity Interests of any SPAC Party;

(v)            there are no outstanding bonds, debentures, notes or other debtor obligations, the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with holders of Equity Interests of any SPAC Party on any matter; and

(vi)            no SPAC Party has violated any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which any SPAC Party is a party (or by which it is bound) in connection with the offer, sale, issuance or allotment of any of its Equity Interests.

(c)            All of the Equity Interests of each SPAC Party (i) were issued in compliance with all applicable Laws, (ii) have been duly authorized and validly issued, and (iii) were not issued in breach or violation of any Contract, preemptive rights, call options, rights of first refusal, rights of first offer, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens) or applicable Law.

(d)            The SPAC New Common Shares (and any other Equity Interests of the SPAC) to be issued to the holders of the Company’s Equity Interests pursuant to this Agreement will, upon issuance and delivery of the same to such holders of the Company’s Equity Interests at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance with applicable Law, (iii) not be issued in breach or violation of any preemptive rights (or similar rights) created by Law, Governing Documents or Contract, and (iv) be issued to holders of the Company’s Equity Interests such that such holders hold such SPAC New Common Shares (and any other Equity Interests of the SPAC) with good and valid title, free and clear of any Liens other than (I) Securities Liens and (II) any restrictions set forth in the Governing Documents of the SPAC, the Sponsor Letter Agreement or the Security Holder Support Agreement, or as otherwise agreed in writing by any such holder.

(e)            Except for the Equity Interests that the SPAC holds in Merger Sub, which constitute one hundred percent (100%) of Merger Sub’s issued and outstanding Equity Interests, the SPAC does not hold any direct or indirect Equity Interests, participation or voting rights or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding). Merger Sub does not hold any direct or indirect Equity Interests, participation or voting rights or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(f)            As of the date of this Agreement, no SPAC Party has any obligations with respect to or under any Indebtedness.

Section 4.10      Information Supplied; Registration Statement/Proxy Statement. The information supplied or to be supplied by or on behalf of the SPAC Parties for inclusion or incorporation by reference in the Registration Statement/Proxy Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (a) not misleading at the time the Registration Statement/Proxy Statement is declared effective by the SEC; and (b) not misleading, in light of the circumstances in which they are made, at the time of the SPAC Special Meeting (subject, in each case, to the qualifications and limitations set forth in the materials provided by or on behalf of the SPAC Parties or that are included in such filings and/or mailings); provided, that, for the avoidance of doubt, no warranty or representation is made by any of the SPAC Parties with respect to statements made or incorporated by reference in the Registration Statement/Proxy Statement (or any amendment or supplement thereto) based on information supplied by any of the Group Companies or any other party or any of their respective Affiliates for inclusion therein. Assuming the assuming the truth and accuracy of the information provided by or on behalf of the Group Companies for inclusion therein, the Registration Statement/Proxy Statement will, at the time it is mailed to the SPAC Stockholders, comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement/Proxy Statement.

Section 4.11      Trust Account. As of the Execution Date, the SPAC has at least $41,600,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities, in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 or in cash and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is Enforceable against the SPAC. Except as set forth in Section 4.11 of the SPAC Disclosure Schedules, the Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the SPAC or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the SPAC. The SPAC is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect or (b) entitle any Person (other than (i) the SPAC Stockholders who shall have exercised their respective rights to participate in the SPAC Share Redemption, (ii) the underwriters of the SPAC’s initial public offering, who are entitled to a deferred underwriting discount and (iii) the SPAC, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or, to the Knowledge of the SPAC, investigations) pending or, to the Knowledge of the SPAC, threatened with respect to the Trust Account.

Section 4.12      SPAC SEC Documents; Financial Statements; Controls.

(a)            The SPAC has timely filed or furnished all SPAC SEC Documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act, as applicable, since the consummation of the initial public offering of the SPAC’s securities. As of their respective dates, each of the SPAC SEC Documents (including all financial statements included therein and all documents incorporated by reference therein, other than exhibits) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to each such SPAC SEC Document (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of (i) the SPAC SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) any other SPAC SEC Documents, submitted after the Execution Date and prior to the Closing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. All SPAC SEC Documents submitted after the Execution Date and prior to the Closing will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to each such SPAC SEC Document (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). There are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the SPAC SEC Documents. To the Knowledge of the SPAC, as of the Execution Date, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SPAC SEC Document. No notice of any SEC review or investigation of any SPAC Party or any of the SPAC SEC Documents has been received by any SPAC Party. Since the consummation of the initial public offering of the SPAC, all comment letters received by the SPAC from the SEC or the staff thereof, and all responses to such comment letters filed by or on behalf of the SPAC, are publicly available on the SEC’s EDGAR website.

(b)            The SPAC SEC Documents contain true and complete copies of the SPAC’s financial statements. Each of the financial statements of the SPAC included in the SPAC SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or, if amended, as of the date of such amendment, with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Exchange Act), in the case of audited financials, were audited in accordance with the standards of the PCAOB and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of the SPAC, as of their respective dates and the results of operations and the cash flows of the SPAC for the periods presented therein.

(c)            The books of account and other financial records of each SPAC Party have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of each SPAC Party have been properly recorded therein in all material respects. The SPAC has devised and maintains Internal Controls sufficient to provide reasonable assurance (i) that its transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, consistently applied, and to maintain accountability for its assets, (ii) that its transactions are executed only in accordance with the authorization of the SPAC’s management, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the SPAC’s properties or assets, and (iv) that the amount recorded for assets on the books and records of the SPAC is compared with the existing assets thereof at reasonable intervals and appropriate action is taken with respect to any difference.

(d)            None of the SPAC, its independent accountant or board of directors (or the audit committee thereof) have identified or been made aware of any (i) “significant deficiency” in the Internal Controls of any SPAC Party, (ii) “material weakness” in the Internal Controls of any SPAC Party, (iii) fraud, whether or not material, that involves any SPAC Party’s management or other employees who have a role in the Internal Controls of any SPAC Party or (iv) complaints regarding a violation of accounting procedures, internal accounting controls or auditing matters, including from employees of any SPAC Party regarding questionable accounting, auditing or legal compliance matters. The Company acknowledges that any restatement, revision or other modification of the SPAC SEC Documents or the SPAC’s financial statements solely as a result of any agreements, orders, comments or other guidance from the staff of the SEC regarding the accounting policies of the SPAC that are generally applicable to special purpose acquisition companies shall not be deemed material for the purposes of this Agreement.

(e)            Since the consummation of the initial public offering of the SPAC’s securities, the SPAC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SPAC SEC Document. Each such certification is correct and complete. The SPAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are reasonably designed to ensure that all material information concerning the SPAC is made known on a timely basis to the individuals responsible for the preparation of the SPAC’s SEC filings. As used in this Section 4.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f)            The SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.13      Listing. Since its initial public offering, the SPAC has complied, and is currently in compliance, in all material respects with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The classes of securities representing issued and outstanding SPAC Shares and SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of the SPAC, threatened against the SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister any of the SPAC Public Securities or prohibit or terminate the listing of any of the SPAC Public Securities on the New York Stock Exchange. No SPAC Party has taken any action that would reasonably be likely to result in the termination of the registration of any of the SPAC Public Securities under the Exchange Act or the termination or suspension of the listing or trading of any of the SPAC Public Securities on the New York Stock Exchange, other than in connection with the Transaction (but in any event, subject to the satisfaction of the condition set forth in Section 9.1(d)). No SPAC Party has received any written or, to the Knowledge of the SPAC, oral deficiency notice from the New York Stock Exchange relating to the continued listing requirements of any of the SPAC Public Securities.

Section 4.14      Investment Company; Emerging Growth Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940. The SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act and a “smaller reporting company” under the Exchange Act.

Section 4.15      Inspections; SPAC’s Representations. The SPAC is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Group Companies’ business. The SPAC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement (as applicable). The SPAC agrees to engage in the transactions contemplated by this Agreement based upon, and has relied on, its own inspection and examination of the Group Companies’ business and on the accuracy of the representations and warranties of the Company set forth in (a) Article III, (b) any Ancillary Agreements to which the Company is a party or (c) any certificate delivered by the Company pursuant to this Agreement, and disclaims reliance upon any express or implied representations or warranties of any nature made by any of the Group Companies or any of their respective Affiliates or representatives, except for those set forth in (i) Article III, (ii) any Ancillary Agreements to which the Company is a party or (iii) any certificate delivered by the Company pursuant to this Agreement. Notwithstanding the foregoing or anything else in this Agreement, claims or allegations arising from or relating to Fraud on the part of the Company shall not be subject to this Section 4.15.

Section 4.16      Related Person Transactions. Other than the private placement of securities in connection with the SPAC’s initial public offering, there are no transactions or Contracts, or series of related transactions or Contracts, between the Sponsor or any of its Affiliates, on the one hand, and any SPAC Party, any officer, director, manager or Affiliate of any SPAC Party or, to the Knowledge of the SPAC, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed by the SPAC in the SPAC SEC Documents.

Section 4.17      Employees. Each of SPAC and Merger Sub has no (and has not at any point had any) employees on its payroll, and has not retained any individual independent contractors, other than consultants and advisors in the Ordinary Course of Business. Other than reimbursement of any out-of-pocket expenses incurred by the SPAC’s officers and directors in connection with activities on the SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by the SPAC outside of the Trust Account, no SPAC Party has any unsatisfied liability with respect to any such officer or director. Each of the SPAC and Merger Sub has not, at any time, maintained, sponsored or contributed to any employee benefit plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (a) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration or other compensation payable to any Person who is or has been an employee of or independent contractor to any SPAC Party (other than fees paid to consultants, advisors, placement agents or underwriters engaged by the SPAC in connection with its initial public offering or this Agreement and the Transactions), to increase or become due to any such Person, or (b) result in forgiveness of any Indebtedness. The consummation of the Transactions could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by the SPAC or Merger Sub to any employee, officer, director or individual consultant or advisor of the SPAC and/or Merger Sub being characterized as an “excess parachute payment” under Section 280G of the Code.

Section 4.18      Insurance. Except for directors’ and officers’ liability insurance maintained by the SPAC, no SPAC Party maintains any insurance policies. With respect to the SPAC’s directors’ and officers’ liability insurance, the policy relating thereto is Enforceable against the SPAC and no written notice of cancellation or termination has been received by any SPAC Party with respect to such policy. All premiums due under such policy have been paid in accordance with the terms of such policy. The SPAC is not in breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default under, or permit an increase in premium, cancellation, reduction in coverage, denial or non-renewal with respect to such policy. During the twelve (12) months prior to the Execution Date, there have been no claims by or with respect to any SPAC Party under any insurance policy as to which coverage has been denied or disputed in any respect by any of the underwriters of such insurance policy.

Section 4.19      Agreements; Contracts and Commitments.

(a)            Section 4.19(a) of the SPAC Disclosure Schedules sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which the SPAC or Merger Sub is party, including such Contracts by and between the SPAC or Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of any such Person (the “SPAC Material Contracts”), on the other hand.

(b)            Neither any SPAC Party nor, to the Knowledge of the SPAC, any other party thereto is in breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a breach of or default under, any SPAC Material Contract.

(c)            Each of the SPAC Material Contracts is in full force and effect and is Enforceable against the applicable SPAC Party that is party thereto and, to the Knowledge of the SPAC, against each other party thereto. The SPAC has delivered to, or made available for inspection by, the Company a complete and accurate copy of each SPAC Material Contract (including all exhibits thereto and all amendments, waivers or other changes thereto). With respect to all SPAC Material Contracts, none of the SPAC Parties or, to the Knowledge of the SPAC, any other party to any such SPAC Material Contract, is in breach thereof or default thereunder (or is alleged to be in breach or default thereunder) and there does not exist under any SPAC Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default thereunder by any SPAC Party thereunder or, to the Knowledge of the SPAC, any other party to such SPAC Material Contract. During the last twelve (12) months, no SPAC Party has received any written, or to the Knowledge of the SPAC, oral claim or notice of breach of or default under any SPAC Material Contract. To the Knowledge of the SPAC, no event has occurred, which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such SPAC Material Contract by any SPAC Party or, to the Knowledge of the SPAC, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no SPAC Party has received written notice from any other party to any SPAC Material Contract that such party intends to terminate or not renew any SPAC Material Contract.

(d)            As of the date of this Agreement, no SPAC Party is party to any Working Capital Loan.

Section 4.20      Unpaid SPAC Expenses. Section 4.20 of the SPAC Disclosure Schedules sets forth a complete and accurate list of the Unpaid SPAC Expenses (i) incurred on or following May 1, 2023 and due and owing as of the date hereof and (ii) expected to be due and owing as of the Closing (as estimated in good faith by the SPAC as of the date hereof), including, for each item on such list, the dollar amount thereof.

Section 4.21      Extension Amendment. Without limiting the generality of any of the representations and warranties of any of the SPAC Parties contained herein, the Extension Amendment: (a) was duly authorized by all necessary corporate actions of the SPAC; (b) did not (i) conflict with or result in any breach of any provision of any of the Governing Documents of the SPAC; (ii) other than the filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the SPAC, dated as of January 19, 2022, with the Secretary of State of the State of Delaware, require any filing with, or the obtaining of any consent or approval of, any Governmental Entity; (iii) result in a violation of or a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of Indebtedness, guarantee, license agreement, lease or other Contract to which any SPAC Party is a party or by which any SPAC Party or any of its assets may be bound; (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any SPAC Party; or (v) violate any Law, Order or Lien applicable to any SPAC Party; (c) was effected in compliance in all respects with all Laws, Orders, permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, variances, certificates and/or authorizations of, or granted by, any Governmental Entity required under Law; and (d) was effected in compliance in all respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange.

Section 4.22      Opinion of Financial Advisor. The board of directors of the SPAC has received the opinion of Scalar, LLC (the “Fairness Opinion”) to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered in connection with the preparation thereof as set forth therein, the Transaction Share Consideration to be received by the Company Stockholders in the Merger is fair from a financial point of view to the holders of SPAC Class A Shares. The SPAC will make available to the Company for informational purposes and on a non-reliance basis, a signed copy of the Fairness Opinion as soon as possible following the date of this Agreement.

Section 4.23      No Other Representations and Warranties. EACH SPAC PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, THE ANCILLARY AGREEMENTS TO WHICH THE COMPANY IS A PARTY AND ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THE TERMS HEREOF OR THEREOF, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY OF THE GROUP COMPANIES OR ANY OTHER PERSON OR ENTITY OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OF THE SPAC PARTIES, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE (1) OR MORE OF THE FOREGOING, AND (B) NONE OF THE SPAC PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING ANY COMPANY STOCKHOLDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, THE ANCILLARY AGREEMENTS TO WHICH THE COMPANY IS A PARTY OR ANY CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THE TERMS HEREOF OR THEREOF, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.23 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD (AS DEFINED HEREIN).

Article V
COVENANTS RELATING TO THE CONDUCT OF THE GROUP COMPANIES AND THE SPAC PARTIES

Section 5.1      Interim Operating Covenants of the Group Companies. From and after the Execution Date until the earlier of the date this Agreement is terminated in accordance with Article X and the Effective Time (such period, the “Pre-Closing Period”):

(a)            the Company shall, and the Company shall cause the other Group Companies to, (i) conduct and operate their respective business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to maintain intact their respective businesses in all material respects and preserve their respective relationships with material suppliers, distributors and others with whom such Group Company has a material business relationship, except, in each case, (x) with the prior written consent of the SPAC (which shall not be unreasonably withheld, conditioned or delayed); (y) as expressly required by applicable Law or expressly contemplated pursuant to the terms hereof or the terms of any Ancillary Agreement, or (z) as set forth on Section 5.1(a) of the Company Disclosure Schedules; and

(b)            without limiting Section 5.1(a), except (i) with the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as expressly required by applicable Law or expressly contemplated pursuant to the terms hereof or the terms of any Ancillary Agreement; or (iii) as set forth on Section 5.1(b) of the Company Disclosure Schedules, the Company shall not and shall cause the Company Subsidiaries not to:

(i)            (A) amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise), or (B) amend, waive or otherwise modify any of the Convertible Notes Amendments, the Cohen Warrant Amendment or the Leon Warrant Amendment;

(ii)            except as may be required by Law, GAAP or any Governmental Entity with competent jurisdiction, make any material change in its financial or tax accounting methods, principles or practices (or change an annual accounting period thereof);

(iii)            make, change or revoke any election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material amount of Taxes, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material amount of Taxes, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amendment of any Income Tax Return or other material Tax Return, fail to timely file (taking into account valid extensions) any Income Tax Return or other material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Group Companies, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of a material amount of Taxes or take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment;

(iv)            (A) issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other Equity Interests, as applicable, except (x) in connection with the Company Preferred Conversion, the conversion of any Company Warrant or Convertible Note, a Permitted Equity Financing or the Bridge Financing, in each case pursuant to their terms as of the date of this Agreement or the terms and conditions of this Agreement, as applicable, or (y) issuances of Company Common Shares pursuant to the exercise of Company Options in accordance with the terms and conditions of the applicable grant agreement and the applicable Company Equity Plan in effect as of the date hereof, or (B) issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other Equity Interests, except Company Options granted to service providers other than the Key Individual in the Ordinary Course of Business;

(v)            declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions to another Group Company;

(vi)            split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other Equity Interests, as applicable;

(vii)            (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any of its Indebtedness, as applicable, except for, in each of the foregoing cases, (1) additional borrowings permitted under the Silverview Credit Facility that are less than the Indebtedness Threshold and (2) additional furniture, fixtures and equipment loans relating to any Group Company locations;

(viii)            cancel or forgive any Indebtedness owed to any Group Company;

(ix)            make any capital expenditure or incur any Liabilities in connection therewith, except for expenditures made in the Ordinary Course of Business;

(x)            make or effect any material amendment or termination (other than an expiration in accordance with the terms thereof) of any Material Contract or enter into any Contract that, if entered into prior to the Execution Date, would be a Material Contract, in each case, other than in the Ordinary Course of Business;

(xi)            enter into, renew, modify or revise any Affiliated Transaction, as applicable, other than those that will be terminated at Closing;

(xii)            sell, lease, license, assign, transfer, permit to lapse, abandon or otherwise dispose of any of its properties or tangible assets that are, with respect to the Company or any other Group Company, material to the businesses of the Group Companies, except in the Ordinary Course of Business;

(xiii)            sell, lease, license, sublicense, assign, transfer, permit to lapse, abandon or otherwise dispose of or encumber any rights under or with respect to any Intellectual Property, except for non-exclusive licenses granted in the Ordinary Course of Business, or disclose any Confidential Information or Trade Secret to any Person except pursuant to a written agreement entered into in the Ordinary Course of Business requiring that Person to maintain the confidentiality of, and preserving all rights of the applicable Group Company in, such Confidential Information or Trade Secret;

(xiv)            adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xv)            grant or otherwise create, or consent to the creation of, any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Property, other than in connection with any Indebtedness permitted by clause (vii) above;

(xvi)            fail to maintain in full force and effect any Insurance Policies or allow any coverage thereunder to be materially reduced, except as replaced by a substantially similar insurance policy;

(xvii)            make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) in the Ordinary Course of Business, (B) as required by applicable Law or pursuant to a Company Employee Benefit Plan as in effect on the Execution Date that has been provided to the SPAC prior to the Execution Date and set forth on Section 3.15(a) of the Company Disclosure Schedules or (C) entering into any Company Employee Benefit Plan with any employee or other individual service provider hired, engaged or promoted by any of the Group Companies following the Execution Date in the Ordinary Course of Business; provided, that the Company shall not and shall cause the Company Subsidiaries not to take any action otherwise permitted by clauses (A) in its entirety with respect to the Key Individual, clause (B) (pursuant to a Company Employee Benefit Plan with respect to the Key Individual and clause (C) with respect to promotion of the Key Individual;

(xviii)            pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any retention, sale, change-in-control or other similar bonus, severance or similar compensation or benefits, in each case, other than as required pursuant to applicable Law or a Company Employee Benefit Plan as in effect on the Execution Date that has been provided to the SPAC prior to the Execution Date and is set forth on Section 3.15(a) of the Company Disclosure Schedules;

(xix)            other than as required by applicable Law, as typically carried out in the Ordinary Course of Business or as required for the annual insurance renewal for health and/or welfare benefits, establish, modify, amend, terminate, enter into, commence participation in or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Execution Date; provided, that the Company shall not and shall cause the Company Subsidiaries not to enter into, commence participation in or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Execution Date with respect to the Key Individual, solely to the extent that the Key Individual is treated in a disproportionate manner relative to all other employees of the Company;

(xx)            hire or engage (other than to fill a vacancy), furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $250,000;

(xxi)            except as required by applicable Law, negotiate, modify, extend, terminate or enter into any CBA or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of any Group Company;

(xxii)            implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger notice or other obligations under the WARN Act;

(xxiii)            waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Group Companies, as applicable;

(xxiv)            buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed $50,000 individually or $100,000 in the aggregate;

(xxv)            enter into any new line of business;

(xxvi)            make any material change to any of its cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xxvii)            amend, extend, renew, terminate or modify, in any material respect (excluding extensions, amendments and renewals effectuated in the Ordinary Course of Business), any Material Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property (other than, in each case, entering into, amending, modifying or revising of leases for future locations of one or more Group Companies on terms substantially consistent with market standard terms); or

(xxviii)            agree to or authorize or commit in writing to do any of the foregoing.

(c)            Nothing contained herein shall be deemed to give any of the SPAC Parties, directly or indirectly, the right to control or direct any Group Company or any operations of any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 5.2      Interim Operating Covenants of the SPAC.

(a)            During the Pre-Closing Period, except (i) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as expressly required by this Agreement or by any Ancillary Agreement or (iii) as set forth on Section 5.2(a)(1) of the SPAC Disclosure Schedules, each SPAC Party shall conduct and operate its business in the Ordinary Course of Business and, without limiting the foregoing, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required hereby or by any Ancillary Agreement; or (z) as set forth on Section 5.2(a)(2) of the SPAC Disclosure Schedules, no SPAC Party shall:

(i)            amend or otherwise modify any of its Governing Documents or any of the SPAC Ancillary Documents or the Trust Agreement (in each case, including by merger, consolidation or otherwise);

(ii)            withdraw any of the Trust Amount, other than as expressly permitted by the Governing Documents of the SPAC or the Trust Agreement;

(iii)            other than in connection with any subscription agreement to be entered into with PIPE Investors (in accordance with the terms hereof), issue or sell, or authorize to issue or sell, any Equity Interests, or any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any SPAC Party;

(iv)            other than in connection with the SPAC Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to any of the equityholders of any SPAC Party;

(v)            adjust, split, combine, consolidate, exchange, redeem (other than through a SPAC Share Redemption) or reclassify, or purchase or otherwise acquire, any of its Equity Interests, or otherwise change any of the SPAC Class A Shares or SPAC Class B Shares into a different number of units or shares or a different class of Equity Interests;

(vi)            (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness for borrowed money, other than (x) drawing down additional Indebtedness under the existing terms of the Working Capital Loans in effect as of the date hereof in order to finance working capital needs of the SPAC in accordance with their terms or (y) entering into new Working Capital Loans, in each case, on substantially similar terms as those in effect as of the date hereof under the existing Working Capital Loans and in order to pay actual, documented, bona fide third party costs incurred by the SPAC in connection with the operation of the SPAC, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any of its Indebtedness;

(vii)            enter into, renew, modify or revise any Contract or transaction with the Sponsor, or otherwise enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by any SPAC Party to the Sponsor, any of any SPAC Party’s officers or directors or any Affiliate of the Sponsor, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(viii)            enter into any new line of business;

(ix)            adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(x)            (x) acquire (including by merger, consolidation or acquisition of Equity Interests or assets or any other business combination) any corporation, partnership or other business organization or otherwise acquire any Equity Interests or material assets from any third party, (y) enter into any strategic joint venture, partnership or alliance with any other Person or (z) make any loan or advance or investment in any third party or initiate the start-up of any new business or joint venture or form any non-wholly owned Subsidiary;

(xi)            change its jurisdiction of Tax residence;

(xii)            (x) hire any employee or (y) adopt or enter into any employee benefit plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, manager, director or other individual service provider of any SPAC Party (for the avoidance of doubt, other than consultants, advisors, including legal counsel or institutional service providers, engaged by the SPAC));

(xiii)            except as may be required by applicable Law, GAAP or any Governmental Entity with competent jurisdiction, or upon recommendation from its accountants or auditors, make any material change in its financial or tax accounting methods, principles or practices (or change an annual accounting period thereof);

(xiv)            make, change or revoke any election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material amount of Taxes, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material amount of Taxes, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amendment of any Income Tax Return or other material Tax Return, fail to timely file (taking into account valid extensions) any Income Tax Return or other material Tax Return required to be filed, file any Tax Return in a manner inconsistent with its past practices, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of a material amount of Taxes or take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Intended Tax Treatment;

(xv)            commit to making or make or incur any capital commitment or capital expenditure;

(xvi)            waive, release, assign, settle or compromise any pending or threatened Proceeding or any investigations or actions by any Governmental Entity under any federal or state Antitrust Laws that are threatened, initiated or continued before or after the expiration, or early termination, of the waiting period under the HSR Act or any other Antitrust Laws;

(xvii)            convert or agree to convert any Indebtedness (including Indebtedness pursuant to which any amount is owed to the Sponsor or any Affiliate thereof) into SPAC Warrants or other warrants; or

(xviii)            agree to or authorize or commit in writing to do any of the foregoing.

(b)            Nothing contained herein shall be deemed to give any Group Company, directly or indirectly, the right to control or direct any SPAC Party prior to the Closing. Prior to the Closing, the SPAC Parties shall exercise, consistent with the terms and conditions hereof, control over their business.

Article VI
PRE-CLOSING AGREEMENTS

Section 6.1      Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Group Companies shall use reasonable best efforts, and each SPAC Party shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the Transactions prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of its Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.2      Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), and provision of notice thereof to the Trustee (which notice the SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Governing Documents of the SPAC, at the Closing, the SPAC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to the SPAC Stockholders who shall have validly elected to redeem their respective SPAC Shares and use its best efforts to cause the Trustee to pay as and when due the amounts due pursuant to the terms of the Trust Agreement.

Section 6.3      Status Preservation.

(a)            Listing. During the Pre-Closing Period, the SPAC shall use its reasonable best efforts to ensure the SPAC Class A Shares and SPAC Warrants continue to be listed on the New York Stock Exchange.

(b)            Qualification as an Emerging Growth Company. The SPAC shall, at all times during the Pre-Closing Period, use reasonable best efforts to (i) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “smaller reporting company” under the Exchange Act, and (ii) not take any action that, in and of itself, would cause the SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act or “smaller reporting company” under the Exchange Act.

(c)            Public Filings. During the Pre-Closing Period, the SPAC will use reasonable best efforts to have timely filed or furnished (as applicable) all forms, reports, schedules, statements and other documents required to be filed or furnished by it with or to the SEC under the Securities Act or the Exchange Act, and will otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.4      Stock Exchange Listing. Prior to the Closing, the SPAC shall use its reasonable best efforts to cause the SPAC New Common Shares to be issued in connection with the Transactions to be approved for listing on the Stock Exchange, including by submitting, prior to the Closing, an initial listing application with the Stock Exchange (the “Stock Exchange Listing Application”) with respect to such shares, subject to official notice of issuance. The Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the SPAC with respect to, and shall otherwise reasonably assist and cooperate with the SPAC in connection with, the preparation and filing of the Stock Exchange Listing Application.

Section 6.5      Confidential Information. During the Pre-Closing Period, each Party acknowledges and agrees that it shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein. Each Party acknowledges and agrees that it is aware, and each of its Affiliates and representatives is aware (or, upon receipt of any material nonpublic information of another Party, will be advised) of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees that, during the Pre-Closing Period, except in connection with the Permitted Equity Financing or the PIPE Investment, in each case, in accordance with Section 6.12, while such Party is in possession of such material nonpublic information, it shall not, directly or indirectly (through any of its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the SPAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.6      Access to Information. During the Pre-Closing Period, upon reasonable prior written notice to the Company, the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of the SPAC and the SPAC reasonable access, during normal business hours, to the properties, employees, books and records of the Group Companies, as applicable; provided, nothing herein shall require any Group Company to provide access to, or to disclose any information to, any of the SPAC Parties or any of their respective representatives if such access or disclosure, in the good faith, reasonable belief of the Company, (a) would waive any legal privilege or (b) would be in violation of any applicable Contracts, Laws or regulations of any Governmental Entity (including the HSR Act). Any such access shall be conducted in a manner not to materially interfere with the businesses or operations of any of the Group Companies.

Section 6.7      Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Execution Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 9.1, Section 9.2 or Section 9.3 to be satisfied.

Section 6.8      Regulatory Approvals; Efforts.

(a)            Each Party shall use its reasonable best efforts to file promptly all notices, reports and other documents required to be filed by such Party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than fifteen (15) Business Days after the Execution Date; (ii) to the extent available, request early termination of the waiting period under the HSR Act; (iii) make any and all necessary responses to any requests for additional information and documentary material made by any Governmental Entity pursuant to the HSR Act or any other Antitrust Laws; and (iv) otherwise use its reasonable best efforts to cause the expiration or early termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as practicable. The Parties shall use their reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall furnish, or cause to be furnished, to each other Party’s legal counsel such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws. Each Party, through its legal counsel, shall promptly inform the other Parties of any material communication between itself (including any of its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to be paid to any Governmental Entity in order to obtain any such approvals, consents or Orders shall be paid by the Company; provided, however, the Company and the SPAC shall each bear fifty percent (50%) of the HSR Act filing fee.

(b)            The Parties shall keep each other apprised of the status of the matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish each other with copies of notices or other communications between any Party (including any of their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. To the extent certain competitively sensitive information cannot be shared between any Parties, such information may be shared by their respective legal counsel on an “Outside Counsel Only” basis. Each Party shall give each other Party and its legal counsel a reasonable opportunity to review in advance, and consider in good faith the views and input of such other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and unless forbidden by the relevant Governmental Entity, give each other Party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c)            Each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.8(c), each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration or early termination of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Execution Date. Without limiting the foregoing, the SPAC Parties agree that their respective reasonable best efforts obligations under this Section 6.8 shall include consenting to any divestiture or other structural or conduct relief with respect to the Group Companies and/or the SPAC Parties and their respective Subsidiaries in order to obtain clearance from any Governmental Entity in connection with the HSR Act or other applicable Antitrust Laws, and contesting, administratively or in court, as the case may be, any lawsuit, administrative proceeding, ruling, order or other action of any Governmental Entity in connection with the HSR Act or other applicable Antitrust Laws that may have the effect of delaying or blocking the closing of the transactions contemplated by this Agreement.

Section 6.9      Communications; Press Release; SEC Filings.

(a)            Prior to the Closing, none of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each of the Parties, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such public announcement which it in good faith believes is necessary or advisable in connection with any required Law or which is required by the requirements of any national securities exchange applicable to such Party (it being understood and agreed that, to the extent practicable, such public announcement shall be in a form mutually agreeable to the Company and the SPAC and otherwise the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties) and (ii) each Company Stockholder or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality; provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Registration Statement/Proxy Statement and the Signing Form 8-K) to its directors, officers, managers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties.

(b)            As promptly as practicable following the Execution Date, the SPAC shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), which shall be subject to the review and comment of the Company, which comments shall be considered in good faith by the SPAC, and the SPAC and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(c)            As promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and the SPAC shall file with the SEC a registration statement on Form S-4 relating to the Transactions and containing a prospectus and proxy statement of the SPAC (collectively, as amended or supplemented, the “Registration Statement/Proxy Statement”), which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (x) soliciting proxies from the SPAC Stockholders to vote at the SPAC Special Meeting in favor of the SPAC Stockholder Voting Matters and (y) the registration under the Securities Act of the offer and issuance of the SPAC New Common Shares that constitute the Aggregate Transaction Share Consideration. The SPAC shall use its reasonable best efforts to (i) cause the Registration Statement/Proxy Statement to be declared effective as promptly as reasonably practicable, and (ii) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the SPAC shall cause the same to be mailed to its stockholders of record, as of the record date (the “SPAC Record Date”) to be established by the SPAC Board prior to or as promptly as practicable after, but in any event no more than five (5) Business Days following, the date the SEC confirms that it has completed its review of the Registration Statement/Proxy Statement.

(d)            Prior to filing with the SEC, the SPAC will make available to the Company drafts of the Registration Statement/Proxy Statement and any other documents to be filed with the SEC, both preliminary and final or definitive, and drafts of any amendment or supplement to the Registration Statement/Proxy Statement or such other document, including responses to any SEC comment letters, and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The SPAC will advise the Company, promptly after it receives notice thereof, of (i) the time when the Registration Statement/Proxy Statement has been filed; (ii) receipt of oral or written notification of the completion of the review of the Registration Statement/Proxy Statement by the SEC; (iii) the filing of any supplement or amendment to the Registration Statement/Proxy Statement; (iv) any request by the SEC for amendment of, or supplements to, the Registration Statement/Proxy Statement; (v) any comments, written or oral, from the SEC relating to the Registration Statement/Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information in connection with the Registration Statement/Proxy Statement, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between any SPAC Party and any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement/Proxy Statement. In consultation with the Company, the SPAC shall promptly respond to any comments of the SEC on the Registration Statement/Proxy Statement, and the Parties shall use their respective reasonable best efforts to (x) reasonably assist and cooperate with each other in preparation of the Registration Statement/Proxy Statement, and (y) respond as promptly as reasonably practicable to and resolve any comments made by the SEC with respect to the Registration Statement/Proxy Statement.

(e)            If, at any time prior to the SPAC Special Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement/Proxy Statement, so that the Registration Statement/Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties and the SPAC shall promptly file (and the SPAC and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, transmit to the SPAC Stockholders such amendment or supplement to the Registration Statement/Proxy Statement containing such information.

(f)            The Parties acknowledge that a substantial portion of the SPAC SEC Documents filed or furnished in connection with the transactions contemplated hereby shall include disclosure regarding the Group Companies and the business of the Group Companies and the management, operations and financial condition of the Group Companies. Accordingly, the Company agrees to, and the Company agrees to cause the other Group Companies to, as promptly as reasonably practicable, provide the SPAC with all information concerning the Company Stockholders, the Company and the other Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be filed in any SPAC SEC Document. The Company shall, and the Company shall cause the other Group Companies to, make their respective directors, officers, managers and employees, in each case, during normal business hours and upon reasonable advanced notice, available to the SPAC and its legal counsel, auditors and other Representatives in connection with the drafting of the Registration Statement/Proxy Statement and any other SPAC SEC Document as reasonably requested by the applicable party, and respond in a timely manner to comments thereto from the SEC. The SPAC shall use its reasonable best efforts to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, the SPAC shall be responsible, and the Company shall reasonably cooperate with the SPAC, in connection with (i) preparation for inclusion in the Registration Statement/Proxy Statement and the Closing Form 8-K of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement/Proxy Statement or the Closing Form 8-K and (ii) obtaining the consents of their respective auditors as required in connection with the Registration Statement/Proxy Statement, the Closing Form 8-K, the transactions set forth under this Agreement or applicable Law. The Company shall have a reasonable opportunity to review the pro forma financial statements described in the foregoing sentence and to comment on such drafts and the SPAC shall consider such comments in good faith.

(g)            At least five (5) days prior to Closing, the SPAC shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”), which shall be subject to the review and comment of the Company, which comments shall be considered in good faith by the SPAC. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (the “Closing Press Release”). Concurrently with the Closing, the SPAC shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h)            The Company shall provide to SPAC as promptly as practicable after the Execution Date (i) all audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement/Proxy Statement and/or the Closing Form 8-K (including pro forma financial information); (ii) all selected financial data of the Company and its Subsidiaries required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement/Proxy Statement and Closing Form 8-K (including pro forma financial information) and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Company were subject thereto), as necessary for inclusion in the Registration Statement/Proxy Statement and Closing Form 8-K (including pro forma financial information).

Section 6.10      SPAC Special Meeting. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the SPAC, acting through the SPAC Board, shall take all actions in accordance with applicable Law, and the Governing Documents of the SPAC, and the rules of the Stock Exchange, to duly call, give notice of, convene and promptly hold the SPAC Special Meeting for the purpose of considering and voting upon the SPAC Stockholder Voting Matters, which meeting shall be held not more than twenty-five (25) days after the date on which the SPAC completes the mailing of the Registration Statement/Proxy Statement to the SPAC Stockholders pursuant to the terms of this Agreement. The SPAC Board shall recommend adoption of this Agreement and approval of the SPAC Stockholder Voting Matters and include such recommendation in the Registration Statement/Proxy Statement, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the SPAC Board nor any committee thereof shall (a) change, withdraw, withhold, qualify or modify, or publicly propose or resolve to change, withdraw, withhold, qualify or modify, the recommendation of the SPAC Board that the SPAC Stockholders vote in favor of the approval of the SPAC Stockholder Voting Matters, (b) adopt, approve, endorse or recommend a Competing Transaction or (c) agree to take any of the foregoing actions. Notwithstanding anything in this Agreement to the contrary, at any time prior to, but not after, obtaining approval of the Required SPAC Stockholder Voting Matters, the SPAC Board may change, withdraw, withhold, qualify or modify, or publicly propose to or resolve to change, withdraw, withhold, qualify or modify, the recommendation of the SPAC Board that the SPAC Stockholders vote in favor of the approval of the SPAC Stockholder Voting Matters (any such action, a “Change in Recommendation”) if the SPAC Board determines in good faith, after consultation with its legal counsel, that a failure to make a Change in Recommendation would violate its fiduciaries duties under applicable Law; provided that the SPAC Board shall not be entitled to make, or agree to make, a Change in Recommendation (i) until the SPAC delivers to the Company a written notice (a “SPAC Recommendation Change Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law, (ii) until 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which the SPAC delivered the SPAC Recommendation Change Notice to the Company (it being understood and agreed that any material development (as reasonably determined by the SPAC Board and notified to the Company in writing) with respect to a potential Change in Recommendation shall require a new notice but with an additional three (3)-Business Day (instead of five (5)-Business Day) period from the date of such notice) (the “SPAC Recommendation Change Notice Period”), and the SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the SPAC Recommendation Change Notice Period to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, (iii) if the Company requests negotiations in accordance with the foregoing clause (ii), until after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the SPAC Recommendation Change Notice Period, offered in writing in a manner that would form a binding Contract if accepted by the SPAC (and Merger Sub), and (iv) after complying with the foregoing clauses (i) through (iii), until the SPAC reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law (with such reaffirmation being simultaneously communicated to the Company in writing). For the avoidance of doubt, the occurrence of a SPAC Intervening Event, a Change in Recommendation or other circumstance will not affect the SPAC’s obligations pursuant to this Section 6.10 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement, including the SPAC’s obligation to establish the SPAC Record Date, duly call, give notice of, convene and hold the SPAC Special Meeting for the purpose of seeking approval of the SPAC Stockholder Voting Matters, and the SPAC agrees to establish the SPAC Record Date, duly call, give notice of, convene and hold the SPAC Special Meeting and submit for the approval of the SPAC Stockholders the SPAC Stockholder Voting Matters, in each case, as contemplated by this Section 6.10, regardless of whether there shall have occurred any SPAC Intervening Event, Change in Recommendation or other circumstance. Unless this Agreement has been duly terminated in accordance with the terms herein, the SPAC shall take all reasonable lawful action to solicit from the SPAC Stockholders proxies in favor of the proposal to adopt this Agreement and approve the SPAC Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the approval of the SPAC Stockholder Voting Matters. Notwithstanding anything to the contrary contained in this Agreement, the SPAC may (and, in the case of the following clause (ii), at the request of the Company, shall) adjourn the SPAC Special Meeting for a period of no longer than fifteen (15) calendar days: (i) after consultation with the Company, to the extent necessary to ensure that any supplement or amendment to the Registration Statement/Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law be provided to the SPAC Stockholders; (ii), in each case, for one (1) or more periods, (x) if as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Registration Statement/Proxy Statement), there are insufficient voting Equity Interests of the SPAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Special Meeting or (y) in order to solicit additional proxies from the SPAC Stockholders for purposes of obtaining approval of the Required Vote with respect to the Required SPAC Stockholder Voting Matters; or (iii) to seek withdrawals of redemption requests from the SPAC Stockholders; provided, that, in the event of any such adjournment, the SPAC Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 6.11      Expenses. Except as otherwise set forth in this Agreement (including Section 10.3), all fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and (subject to Section 10.3) the SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses and (b) if the Closing occurs, then the SPAC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses. During the Pre-Closing Period, the SPAC shall promptly provide the Company with written notice (email being sufficient) of any Reimbursable SPAC Expenses individually in excess of $100,000 that are incurred by the SPAC.

Section 6.12      Financing; Financing Cooperation.

(a)            Permitted Equity Financing. During the Pre-Closing Period and subject to compliance with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange and the Company Charter, the Company (in its sole discretion) may enter into one (1) or more arms-length subscription or similar agreements with Strategic Investors; provided that, unless otherwise agreed by the SPAC and the Company in writing, each Permitted Equity Financing Subscription Agreement (i) if it provides for an investment in the Company, shall provide for the sale of shares of the Company’s Series I Convertible Preferred Stock for $25.00 per share in cash prior to the Closing and shall otherwise be in the same form as the Series I Preferred Stock Purchase Agreement other than de minimis changes, or (ii) if it provides for an investment in the SPAC, shall provide for the sale of SPAC New Common Shares for $10.00 per share in cash at Closing, in a form mutually agreed to by the SPAC and the Company (each such financing, collectively, “Permitted Equity Financing”, and each such subscription or similar agreement with a Strategic Investor, a “Permitted Equity Financing Subscription Agreement”). The proceeds raised from the Strategic Investors via the Permitted Equity Financing shall not in any case exceed $25,000,000 in the aggregate. For the avoidance of doubt, no Permitted Equity Financing Subscription Agreement shall require the Sponsor to transfer SPAC Shares unless otherwise agreed by the Sponsor. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Company shall have no obligation to pursue or consummate any Permitted Equity Financing and the obligations of the Parties to consummate the Closing shall not be conditioned upon the consummation of any Permitted Equity Financing.

(b)            The PIPE Investment. During the Pre-Closing Period and subject to compliance with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange, the SPAC shall use its reasonable best efforts to obtain additional financing commitments from certain third party investors (the “PIPE Investors”) by entering into subscription agreements in form and substance reasonably satisfactory to the Company (the “PIPE Subscription Agreements”), pursuant to which the PIPE Investors will commit to make a private investment in the public equity of the SPAC by way of subscribing for SPAC Class A Shares for a gross purchase price of $10.00 per share in cash at Closing and resulting in aggregate gross proceeds to the SPAC of up to $57,000,000, less the aggregate gross proceeds from any Interim Series I Issuance(s) (collectively, the “PIPE Investment”). Each of the PIPE Investors shall be an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the obligations of the Parties to consummate the Closing shall not be conditioned upon the consummation of a specific minimum amount of the PIPE Investment; provided, for the avoidance of doubt, that the Company’s obligation to consummate the Closing is subject to the satisfaction (or waiver by the Company in its sole discretion) of the Minimum Cash Amount condition set forth in Section 9.3(e). In the event that one (1) or more PIPE Subscription Agreements is entered into by the SPAC in connection with the PIPE Investment, (i) the SPAC may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of any such PIPE Subscription Agreement or any remedy thereunder, in each case, without the prior written consent of the Company, other than immaterial or ministerial modifications or waivers, (ii) the SPAC shall use its reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by each such PIPE Subscription Agreement on the terms and subject to the conditions described therein, including satisfying on a timely basis all conditions and covenants applicable to the SPAC and otherwise complying with its obligations thereunder, (iii) if all conditions in any such PIPE Subscription Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, the SPAC shall consummate the transactions contemplated by each such PIPE Subscription Agreement at or prior to the Closing, (iv) the SPAC shall deliver notices to counterparties to each such PIPE Subscription Agreement as required by and in the manner set forth therein in order to cause timely funding in advance of the Closing, (v) the SPAC shall enforce its rights under each such PIPE Subscription Agreement to cause the applicable PIPE Investors to fund the amounts set forth therein and (vi) the SPAC shall provide prompt written notice to the Company if any counterparty to any PIPE Subscription Agreement notifies the SPAC of any breach of any representation or other agreement contained in any such PIPE Subscription Agreement by such counterparty. For the avoidance of doubt, the SPAC shall not enter into any agreements (including any side letters) or understandings, written or oral, in connection with the PIPE Investment other than the PIPE Subscription Agreements.

(c)            Series I Financing. During the Pre-Closing Period, upon written instruction from the Sponsor, the Company shall issue up to an additional $7,000,000 in the aggregate of Series I Convertible Preferred Stock of the Company (an “Interim Series I Issuance”); provided, that (i) the definitive agreements for any Interim Series I Issuance shall be in the same form as the Series I Preferred Stock Purchase Agreement other than de minimis changes and (ii) the Company shall only issue such additional Series I Convertible Preferred Stock of the Company concurrently with the Company’s receipt of proceeds thereof. The Interim Series I Issuances, if any, shall, for all purposes under this Agreement, constitute “Bridge Financing” for all purposes hereunder.

(d)            Cooperation. Prior to the Closing, each Party shall use its reasonable best efforts to provide to the other Parties, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives to provide, in each case, at any requesting Party’s sole expense (with respect to out-of-pocket expenses), all cooperation reasonably requested by such Party that is customary in connection with completing (i) the PIPE Investment and/or (ii) the Permitted Equity Financing (provided that, in each case, such requested cooperation does not unreasonably interfere with the ongoing operations of any Party), which reasonable best efforts shall include, among other things, a Party’s (A) furnishing, reasonably promptly following receipt of a request therefore, information regarding such Party (including information to be used in the preparation of one (1) or more information packages regarding the business, operations, financial projections and prospects of any Party) customary for such financing activities, to the extent reasonably available, (B) causing such Party’s senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, due diligence sessions and drafting sessions, (C) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by another Party or any financing sources of such other Party to permit the consummation of such financing activities, and (D) cooperating with requests for due diligence to the extent customary and reasonable. Notwithstanding the foregoing, no Party or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any financing activities of another Party.

Section 6.13      Directors and Officers.

(a)            The SPAC A&R CoI and the SPAC A&R Bylaws shall from and after the Effective Time contain provisions no less favorable with respect to indemnification, exculpation, advancement and expense reimbursement than are set forth in the Governing Documents of the SPAC as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of any individual who, at or prior to the Effective Time, served as a director, manager or officer of the SPAC (collectively, with each such Person’s heirs, executors and/or administrators, the “SPAC Indemnified Persons”), unless such modification shall be required by applicable Law. From and after the Effective Time, the SPAC shall indemnify and hold harmless the SPAC Indemnified Persons (and advance expenses of the SPAC Indemnified Persons in connection with the defense of any Proceeding) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the applicable Governing Documents in effect as of the Execution Date and any indemnification agreement between the SPAC and any SPAC Indemnified Person in effect as of the Execution Date (collectively, the “SPAC D&O Provisions”), and each Party acknowledges and agrees that the SPAC D&O Provisions are rights of Contract. Without limiting the foregoing, the SPAC shall maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification, advancement of expenses and exculpation of officers and directors/managers that are no less favorable to the SPAC Indemnified Persons than the SPAC D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify any such provision in any respect that would affect in any manner any of the SPAC Indemnified Persons’ rights, or the SPAC’s obligations, thereunder.

(b)            The Governing Documents of the Company shall from and after the Effective Time contain provisions no less favorable with respect to indemnification, exculpation, advancement and expense reimbursement than are set forth in the Governing Documents of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of any individual who, at or prior to the Effective Time, served as a director, manager or officer of any Group Company or who, at the request of any Group Company, served as a director, manager or officer of another Person (collectively, with each such Person’s heirs, executors and/or administrators, the “Company Indemnified Persons”), unless such modification shall be required by applicable Law. From and after the Effective Time, the SPAC shall indemnify and hold harmless the Company Indemnified Persons (and advance expenses of the Company Indemnified Persons in connection with the defense of any Proceeding) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the applicable Governing Documents in effect as of the Execution Date and any indemnification agreement between any Group Company and any Company Indemnified Person in effect as of the Execution Date (collectively, the “Company D&O Provisions”), and each Party acknowledges and agrees that the Company D&O Provisions are rights of Contract. Without limiting the foregoing, the SPAC shall cause each of the Group Companies to, maintain, for a period of six (6) years following the Closing Date, provisions in their respective Governing Documents concerning the indemnification, advancement of expenses and exculpation of officers and directors/managers that are no less favorable to the Company Indemnified Persons than the Company D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify any such provision in any respect that would affect in any manner any of the Company Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(c)            For a period of six (6) years from and after the Closing Date, the SPAC shall either (i) purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the SPAC Indemnified Persons with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by the current policies of the SPAC, except that, in no event shall the SPAC be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the SPAC for such insurance policy for the year ended 2023 (the “Maximum Annual Premium”) (it being understood and agreed that if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the SPAC will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the current directors’ and officers’ liability insurance carrier of the SPAC) or (ii) purchase and maintain “run-off” coverage as provided by the SPAC’s directors’ and officers’ liability insurance policies, in each case, covering those Persons who are covered on the Execution Date by such directors’ and officers’ liability insurance policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage currently provided by the current directors’ and officers’ liability insurance policies of the SPAC (the “SPAC Tail Policy”), except that, if the SPAC is unable to obtain or maintain the SPAC Tail Policy for an amount less than or equal to the Maximum Annual Premium, the SPAC will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d)            At or prior to the Closing Date, the SPAC and/or the Company may purchase (and, in such event, the SPAC and/or the Company shall maintain in effect for a period of six (6) years thereafter) “run-off” coverage as provided by any Group Company’s directors’ and officers’ liability insurance policies, in each case, covering those Persons who are covered on the Execution Date by such directors’ and officers’ liability insurance policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage currently provided by the current directors’ and officers’ liability insurance policies of the Group Companies (the “Company Tail Policy”), except that, if the SPAC and/or the Company is unable to obtain or maintain the Company Tail Policy for an amount less than or equal to the Maximum Annual Premium, the SPAC and/or the Company will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(e)            No claims made under or in respect of the Company Tail Policy (or any directors’ and officers’ liability insurance policy) related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The SPAC Indemnified Persons and the Company Indemnified Persons are intended third party beneficiaries of this Section 6.13 and the obligations under this Section 6.13 shall not be terminated or modified in any manner that is adverse to any SPAC Indemnified Person or Company Indemnified Person (and their respective successors and assigns).

Section 6.14      Affiliate Obligations. On or before the Closing Date, except as provided for in this Agreement and any Ancillary Agreements, the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction, other than those listed in Section 6.14 of the Company Disclosure Schedules, to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or the SPAC.

Section 6.15      Intentionally Omitted.

Section 6.16      No SPAC Share Transactions. During the Pre-Closing Period, except as otherwise explicitly contemplated by this Agreement (including in any Permitted Equity Financing Subscription Agreement), neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the SPAC without the prior written consent of the SPAC.

Section 6.17      Exclusivity. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, no Party shall, and each Party shall direct its Affiliates not to, and each Party shall (and shall direct its Affiliates to) cause its Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit or initiate any Competing Transaction or take any action to knowingly facilitate or encourage any Person or group of Persons other than the Parties and their respective Affiliates, representatives and agents (a “Competing Party”), to enter into any agreement in principle, letter of intent, term sheet or definitive agreement, or make any filing with the SEC (including the filing of any registration statement) or other Governmental Entity, with respect to a Competing Transaction; (b) enter into, participate in or continue or otherwise engage in any discussions or negotiations with any Competing Party regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to any Party or Subsidiary thereof or any of their respective assets or businesses, or afford access to the assets, business, properties, books or records of any Party or any Subsidiary thereof to a Competing Party, in all cases, for the purpose of assisting with or facilitating a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

Section 6.18      2023 Omnibus Incentive Plan; ESPP. In accordance with Section 6.10 (and subject to approval by the SPAC Stockholders as contemplated thereunder), the SPAC Board shall approve and adopt an equity incentive plan in form and substance reasonably satisfactory to the Company and the SPAC (the “2023 Omnibus Incentive Plan”), in the manner prescribed under applicable Laws, reserving a number of SPAC New Common Shares for grants thereunder equal to fifteen percent (15%) (inclusive of the unvested Company Options outstanding as of the Closing) of the number of SPAC New Common Shares outstanding following the Closing on a fully diluted basis (as of the Closing Date) after giving effect to the transactions contemplated hereby, including the PIPE Investment, determined assuming that no SPAC Stockholders will exercise their respective rights to participate in the SPAC Share Redemption. The 2023 Omnibus Incentive Plan will provide that the SPAC New Common Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2025 fiscal year to an amount equal to fifteen percent (15%) of the number of SPAC New Common Shares outstanding on the last day of the immediately preceding fiscal year on a fully diluted basis (inclusive of all outstanding equity awards granted pursuant to the 2023 Omnibus Incentive Plan as of such date and, if applicable, all outstanding purchase rights granted pursuant to the ESPP (as defined below) as of such date) or such lesser amount as determined by the administrator of the 2023 Omnibus Incentive Plan. In addition, to the extent determined by the SPAC and the Company as necessary or desirable, in accordance with Section 6.10 (and subject to approval by the SPAC Stockholders as contemplated thereunder), the SPAC Board shall approve and adopt an employee stock purchase plan in form and substance reasonably satisfactory to the Company and the SPAC (the “ESPP”) in the manner prescribed under Section 423 of the Code and other applicable Laws, which shall provide for (i) an initial reserve of a number of SPAC New Common Shares issuable thereunder with respect to the exercise of purchase rights granted thereunder, equal to up to one percent (1%) of the number of SPAC New Common Shares outstanding following the Closing on a fully diluted basis (as of the Closing Date) after giving effect to the transactions contemplated hereby, including the PIPE Investment, determined assuming that no SPAC Stockholders will exercise their respective rights to participate in the SPAC Share Redemption. In such event, the ESPP will provide that the SPAC New Common Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2025 fiscal year by an amount equal to one percent (1%) of the number of SPAC New Common Shares outstanding on the last day of the immediately preceding fiscal year on a fully diluted basis or such lesser amount as determined by the administrator of the ESPP.

Section 6.19      Section 16 Matters. Prior to the Effective Time, the SPAC shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisition or disposition of Equity Interests of the SPAC, as applicable (including Equity Interests deliverable upon exercise, vesting or settlement of any derivative Equity Interests), that occurs or is deemed to occur by reason of the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions (including as a director by deputization) to be approved for the purposes of exemption under Rule 16b-3 promulgated under the Exchange Act, as applicable.

Section 6.20      Company Written Consent. The Company shall use its best efforts to obtain and deliver to the SPAC the Requisite Company Stockholder Approval, (a) in substantially the form of a written consent attached hereto as Exhibit H (the “Company Written Consent”) as soon as reasonably practicable after the Registration Statement/Proxy Statement is declared effective under the Securities Act and delivered or otherwise made available to the Company Stockholders, and, in any event, before 11:59 pm Central on the third (3rd) full Business Day after the SPAC provides the Company with written notice that the Registration Statement/Proxy Statement has been declared effective under the Securities Act (the “Company Written Consent Deadline”), and (b) in accordance with the terms and subject to the conditions of the Company’s Governing Documents.

Section 6.21      Employment Compliance Matters. As promptly as practicable following the execution of this Agreement, the Company shall use reasonable best efforts to take the actions set forth on Section 6.21(a) and Section 6.21(b) of the Company Schedules.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1      Books and Records. The SPAC shall (at the Company’s sole expense) cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (a) six (6) years after the Closing Date and (b) any applicable statutory or regulatory retention period, as the same may be extended. This Section 7.1 shall not apply to Taxes or Tax matters, which are the subject of Section 8.1.

Article VIII
TAX MATTERS

Section 8.1      Certain Tax Matters.

(a)            Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company or SPAC Party. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Group Companies and the SPAC Parties shall retain all books and records with respect to Tax matters pertinent to the Group Companies and the SPAC Parties relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (taking into account any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into thereby with any Taxing Authority. The Group Companies and the SPAC Parties shall provide any information reasonably requested to allow the SPAC or any Group Company, as applicable, to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 8.1(a) shall not apply to any dispute or threatened dispute among or between any of the Parties.

(b)            The SPAC shall cause the applicable Group Company to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Group Companies and the SPAC Parties will, and will cause their respective controlled Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(c)            The Parties shall, and shall cause each of their respective applicable controlled Affiliates to, prepare and file all Tax Returns consistent with the Intended Tax Treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger, and not take any position inconsistent with the Intended Tax Treatment, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(d)            Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, the Company, the SPAC and their respective Affiliates, representatives and advisors shall not be required to provide a tax opinion regarding the Intended Tax Treatment. For the avoidance of doubt, in the event there is any tax opinion required by the SEC (or its staff) to be provided in connection with the Registration Statement/Proxy Statement, and if such opinion is being provided by a tax counsel, such opinion shall be provided by Company tax counsel and to the extent requested by such Company tax counsel, the Parties shall take commercially reasonably efforts to execute and deliver customary tax representation letters to such Company tax counsel in form and substance reasonably satisfactory to such counsel for purposes of delivering such opinion.

(e)            This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the SPAC Parties and the Group Companies shall not (and not permit or cause any of their controlled Affiliates, Subsidiaries or Representatives to) take any action which, to its Knowledge, could reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment. To the extent any Company Shares will be repurchased or otherwise settled in cash in connection with the Transactions (or immediately prior to the consummation of the Transactions), the SPAC Parties and the Group Companies agree that the cash consideration for such settlement shall be furnished by solely the Company (and not by any SPAC Party), and the Company and the SPAC will cooperate to document such arrangement. Notwithstanding anything to the contrary herein, if, after the date hereof, the Company and the SPAC mutually determine (acting reasonably and in good faith) that the Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify; [provided, however, that failure of the Parties to agree to an Alternative Transaction Structure shall not cause any condition to Closing set forth herein not to be satisfied or otherwise cause any breach of this Agreement; and provided, further, that any actions taken pursuant to this Section 8.1(e), (i) shall not (A) without the consent of each of the Parties, alter or change the amount, nature or mix of the consideration payable hereunder or (B) impose any economic or other costs on any Party that are more than immaterial and (ii) shall be capable of consummation without delay in relation to the structure contemplated herein.]

Article IX
CONDITIONS TO OBLIGATIONS OF PARTIES

Section 9.1      Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a)            Governmental Authorizations. Each applicable waiting period under the HSR Act relating to the Transactions shall have expired, been terminated or obtained (or be deemed, by applicable Law, to have been obtained), as applicable.

(b)            No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(c)            Required Vote. The Required Vote approving each of the Required SPAC Stockholder Voting Matters shall have been obtained in accordance with the DGCL, the applicable Governing Documents of the SPAC and the rules and regulations of the New York Stock Exchange.

(d)            Listing. The SPAC’s initial listing application with the Stock Exchange in connection with the Transactions shall have been conditionally approved and, immediately following the Effective Time, the SPAC shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange, and the SPAC New Common Shares issued in connection with the Transactions shall have been approved for listing on the Stock Exchange.

(e)            Certificate of Merger. The Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware.

(f)            Written Consent. A true and correct copy of the Company Written Consent executed by the requisite Company Stockholders shall have been delivered to the SPAC.

Section 9.2      Conditions to the Obligations of the SPAC Parties. The obligations of the SPAC Parties to consummate the transactions to be performed by each applicable SPAC Party in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations and the representation and warranty in Section 3.5), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein (other than in respect of the defined terms “Material Contract”, “Material Lease” and “Material Supplier”), shall be true and correct as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect;

(ii)            the representation and warranty set forth in Section 3.5 will be true and correct in all respects of the Closing Date; and

(iii)            The Company Fundamental Representations (other than the representations in Section 3.3) shall be true and correct in all material respects (except for such representations and warranties that are qualified by their respective terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their respective terms by any limitation as to materiality or Material Adverse Effect qualifiers contained therein, which representations and warranties as so qualified shall be true and correct in all respects) as of such date), and the representations and warranties set forth in Section 3.3 shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b)            Performance and Obligations of the Company. The covenants and agreements of the Company to be performed or complied with by the Company on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)            Officers Certificate. The Company shall have delivered to the SPAC a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), dated as of the Closing Date, certifying, with respect to the Company, that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.

(e)            Appraisal Rights. Holders of not more than ten percent (10%) of the outstanding Company Shares (as determined immediately prior to the Effective Time on an as converted to Company Common Shares basis) shall have demanded, properly and in writing, appraisal for Company Shares held by such Company Stockholders in accordance with Section 262 of the DGCL.

(f)            Company Deliverables. The Company shall have delivered (or caused to be delivered) to the SPAC the various certificates, instruments and documents referred to in Section 2.6(b).

Section 9.3      Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of the SPAC Parties set forth in Article IV (other than the SPAC Parties Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would have a material adverse effect on any SPAC Party.

(ii)            The SPAC Parties Fundamental Representations (other than the representations and warranties set forth in Section 4.9) in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date), and the representations and warranties set forth in Section 4.9 shall be true and correct in all respects as of the Closing Date as though then made (or, if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b)            Performance and Obligations of the SPAC Parties. The covenants and agreements of the SPAC Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)            Officers Certificate. The SPAC shall have delivered to the Company a duly executed certificate from a director or an officer of the SPAC (the “SPAC Bring-Down Certificate”), dated as of the Closing Date, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d)            SPAC Deliverables. The SPAC shall have delivered to the Company (and, to the extent required in Section 2.6(a), to the Trustee) the various certificates, instruments and documents referred to in Section 2.6(a).

(e)            Minimum Cash Amount. Immediately prior to the Closing, the sum of (i) the Trust Amount net of any SPAC Share Redemption; plus (ii) the total amount received (or to be received at the Closing) by the SPAC in respect of the PIPE Investment; plus (iii) the Bridge Amount received (or to be received) prior to or on the Execution Date by the Company in respect of the Bridge Financing; plus (iv) fifty percent (50%) of the total amount received (or to be received at the Closing) by the Company or the SPAC, as applicable, in respect of the Permitted Equity Financing (if any), shall, in the aggregate, be equal to or greater than the Minimum Cash Amount.

Section 9.4      Frustration of Closing Conditions. None of the Company or any SPAC Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of such Person to be satisfied.

Section 9.5      Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article X
TERMINATION

Section 10.1      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a)            by the mutual written consent of the Company and the SPAC;

(b)            by either the Company or the SPAC by written notice to the other if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal, or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement herein results in or is the primary cause of such final, non-appealable Law or Order;

(c)            by either the Company or the SPAC by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before December 24, 2023 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement, and such material breach is the primary cause of or has resulted in the failure of the closing of the transactions contemplated hereby on or before the Outside Date;

(d)            by the Company by written notice to the SPAC, if any SPAC Party breaches in any material respect any of their respective representations or warranties contained herein or any SPAC Party breaches or fails to perform in any material respect any of their respective covenants or agreements contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s obligation to consummate the transactions contemplated hereby set forth in Section 9.3(a) or Section 9.3(b) hereof not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the SPAC by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Company if any Group Company is then in material breach of any representation, warranty, covenant or agreement contained herein and such breach would give rise to a failure of any condition to the SPAC’s obligations to consummate the transactions contemplated hereby set forth in Section 9.2(a) or Section 9.2(b);

(e)            by the SPAC by written notice to the Company, if any Group Company breaches in any material respect any of their respective representations or warranties contained herein or any Group Company breaches or fails to perform in any material respect any of their respective covenants or agreements contained herein, which breach or failure to perform (i) would render a condition precedent to the SPAC Parties’ obligations to consummate the transactions contemplated hereby set forth in Section 9.2(a) or Section 9.2(b) hereof not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by the SPAC, cannot be cured or has not been cured by the later of (x) the Outside Date and (y) thirty (30) Business Days after receipt of such written notice and the SPAC has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the SPAC if any SPAC Party is then in breach of any representation, warranty, covenant or agreement contained herein and such breach would give rise to a failure of any condition to the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 9.3(a) or Section 9.3(b);

(f)            by the SPAC, if the Company Written Consent shall not have been obtained by the Company and delivered to the SPAC by the Company Written Consent Deadline (or the Company Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time);

(g)            by the Company, if at any time prior to the Closing, the SPAC Board, to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.10, effects a Change in Recommendation; or

(h)            by the Company, in the event that (i) the Company and the SPAC mutually determine in writing (acting reasonably and in good faith) that the Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Parties are unable to mutually agree on an Alternative Transaction Structure.

Section 10.2      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.9(a), Section 6.11, this Section 10.2, Section 10.3 and Article XI hereof shall survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful and Material breach of this Agreement prior to such termination.

Section 10.3      Expense Reimbursement.

(a)            Notwithstanding Section 6.11, in the event there is a termination of this Agreement (other than by the Company pursuant to Section 10.1(d) due to a Willful and Material Breach by SPAC, the Reimbursable SPAC Expenses shall be borne and paid in the following manner: (i) first, the SPAC shall bear and pay up to $400,000 in Reimbursable SPAC Expenses and (ii) second, to the extent there remain Reimbursable SPAC Expenses after giving effect to Section 10.3(a)(i), the Company shall bear and pay the Reimbursable SPAC Expenses; provided, that, in no event shall the Company bear and pay Reimbursable SPAC Expenses pursuant to this Section 10.3(a)(ii) in excess of $1,500,000 (the payments by the Company contemplated by Section 10.3(a)(ii), the “Expense Reimbursement”).

(b)            Following the date hereof, in the event that (i) a Reimbursable SPAC Expense becomes due and payable by the SPAC, (ii) the SPAC has already borne and paid $400,000 in Reimbursable SPAC Expenses, and (iii) the Company has borne and paid less than $1,500,000 in Reimbursable SPAC Expenses, the Company shall pay the SPAC, or any service provider designated by the SPAC in writing, such Reimbursable SPAC Expense by wire transfer of immediately available funds within ten (10) Business Days after the Company receives a written statement from the SPAC setting forth the amount of the Reimbursable SPAC Expense (along with reasonable supporting documentation).

(c)            In the event that the Expense Reimbursement is payable by the Company pursuant to Section 10.3(a), the Company shall pay the SPAC, or any service provider designated by the SPAC in writing, such Expense Reimbursement by wire transfer of immediately available funds within ten (10) Business Days after the Company receives a written statement from the SPAC setting forth the amount of the Expense Reimbursement.

(d)            In the event that the SPAC reasonably estimates that Reimbursable SPAC Expenses will exceed an aggregate of $1,900,000 (such excess, “Excess Reimbursable SPAC Expenses”), the SPAC shall deliver notice to the Company in writing (email being sufficient) (an “Excess Expense Notice”). Following receipt of an Excess Expense Notice, the Company and the SPAC shall negotiate in good faith to agree upon an allocation of all Excess Reimbursable SPAC Expenses. Upon delivery of an Excess Expense Notice and notwithstanding anything to the contrary in this Agreement, the SPAC shall not be required to incur any costs or expenses the SPAC reasonably determines to be Excess Reimbursable SPAC Expenses until the Company and the SPAC have agreed to the allocation described in the previous sentence (the “Excess Expenses Agreement Time”, and the time from the Excess Expense Notice and until the Excess Expenses Agreement Time, the “Limitation Period”).

Article XI
MISCELLANEOUS

Section 11.1      Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the SPAC and the Company (subject, to the extent required after the Requisite Company Stockholder Approval, to the applicable approvals of the Company Stockholders). No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 11.2      Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail (with confirmation of transmission requested or received) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 11.2, notices, demands and communications to the Company and a SPAC Party shall be sent to their respective addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing to one another):

Notices to the SPAC Parties: Banyan Acquisition Corporation 400 Skokie Blvd. Ste. 820 Northbrook, IL 60062 Attention: Jerry Hyman E-mail: jerry@banyanacquisition.com with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10002
Attention: Carlo Zenkner, P.C.; Christian Nagler,

P.C.; Peter Seligson, P.C.; Peter C. Fritz;
E-mail: carlo.zenkner@kirkland.com;

christian.nagler@kirkland.com;

peter.seligson@kirkland.com;

peter.fritz@kirkland.com

Notices to the Company (prior to the Closing): Pinstripes, Inc. 1150 Willow Road Northbrook, IL 60062 Attention: Dale Schwartz E-mail: dale@pinstripes.com with copies (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 W. Monroe St.

Chicago, IL 60661

Attention: Mark Wood; Christopher Atkinson;

Harold Davidson

Email: mark.wood@katten.com;

christopher.atkinson@katten.com;

harold.davidson@katten.com

Section 11.3      Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of the SPAC) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 11.3 shall be null and void.

Section 11.4      Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision (or part thereof) as may be possible.

Section 11.5      Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the respective meanings set forth herein. The use of the word “including” herein shall mean “including, without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that, if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that, with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (for the avoidance of doubt, excluding, in each case, any purchase orders, work orders or statements of work, in each case, in the Ordinary Course of Business and so long as such purchase order, work order or statement of work contains primarily economic terms) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective legal counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to each SPAC Party if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Panther – External Data Room” online data site hosted by Box for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the SPAC’s Representatives (including counsel) via e-mail, in each case, with respect to the representations and warranties contained in Article III and Article IV, at least one (1) Business Day prior to the Execution Date or the Closing Date, as applicable.

Section 11.6      Entire Agreement. This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including the letter of intent between the SPAC and the Company, dated as of April 25, 2023), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their respective rights and Liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement and the Ancillary Agreements. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 11.6, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise affect the Parties’ or their respective Affiliates’ Equity Interests or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement and (y) the Confidentiality Agreement), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company or operating agreements, limited partnership agreements and/or other similar Governing Documents of any of the Parties or their respective Subsidiaries.

Section 11.7      Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case, without giving effect to any choice-of-law or conflict-of-laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF SUCH PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the applicable Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of any such Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 11.8      Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants or agreements set forth in this Agreement or in any Ancillary Agreement or any certificate or Letter of Transmittal delivered hereunder, including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their respective terms contemplate performance, in each case, in whole or in part, after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until thirty (30) days following the date of the expiration, by its terms, of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 11.9      Trust Account Waiver. Reference is made to the SPAC’s final prospectus, dated as of January 19, 2022, and filed with the SEC (the “Prospectus”). The Company understands that the SPAC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC’s public shareholders (the “Public Stockholders”) and certain other parties (including the underwriters of the IPO), and that the SPAC may only disburse monies from the Trust Account as described in the Prospectus. For and in consideration of the SPAC’s entry into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees that it does not now have nor shall it have at any time hereafter any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to (a) the Public Stockholders upon the redemption of their respective shares in the SPAC Share Redemption, and (b) the underwriters of the IPO in respect of their respective deferred underwriting commissions of funds held in the Trust Account, in each case, as set forth in the Trust Agreement (collectively, the “Trust Distributions”), nor does it have a right to make any claim against the Trust Account (including any Trust Distributions) arising as a result of, in connection with or relating in any way to this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself, its controlled Affiliates, the Company Subsidiaries and their controlled Affiliates (collectively, the “Releasing Parties”) hereby irrevocably waives any Released Claims that any of the Releasing Parties may have against the Trust Account (including any Trust Distributions) now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account (including any Trust Distributions) for any reason whatsoever as a result of, or arising out of, this Agreement (including for an alleged breach of this Agreement). The Company (on behalf of the Releasing Parties) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC to induce the SPAC to enter into this Agreement. To the extent a Releasing Party commences any action or proceeding based upon, in connection with, relating to or arising out of this Agreement, which proceeding seeks, in whole or in part, monetary relief against the SPAC, the Company hereby acknowledges and agrees that its remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Releasing Party to have any claim against the Trust Account (including any Trust Distributions) or any amounts contained therein. Notwithstanding the foregoing or anything to the contrary contained herein, the foregoing waiver will not limit or prohibit a Releasing Party from pursuing a claim against the SPAC or Merger Sub or any other Person (i) for legal relief against monies or other assets of the SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for the SPAC or Merger Sub to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemption and payment of any deferred underwriting commissions)) or (ii) for damages for breach of this Agreement against the SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and the SPAC consummates a business combination transaction with another party.

Section 11.10      Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one (1) or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same instrument. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 11.11      Specific Performance. Each Party acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that, in the event any of the provisions hereof are not performed in accordance with their respective specific terms or otherwise are breached, money damages would be inadequate (and therefore, the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without the posting of a bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein and the terms and provisions hereof or thereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance or other equitable relief on the basis that any of the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 11.11 shall not be required to prove economic harm or provide any bond or other security in connection with any such injunction.

Section 11.12      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (x) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 11.14 and (y) the SPAC Indemnified Persons and the Company Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.13).

Section 11.13      Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication to any third party that any fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not, by reason only of such inclusion, be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, or represent a determination that such item or matter did not arise in the Ordinary Course of Business, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and may be included solely for information purposes. Moreover, in disclosing the information in the Schedules, the Parties, to the fullest extent permitted by Law, expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential in accordance with Section 6.5 by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 11.14      No Recourse. Notwithstanding anything that may be expressed or implied herein or any document, agreement or instrument delivered contemporaneously herewith, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their respective successors or permitted assigns), against any former, current or future general or limited partner, manager, shareholder or member of any Party (or any of their respective successors or permitted assigns) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, but, in each case, not including the Parties (each, but excluding, for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise), by or on behalf of such Party against a Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, or under any documents or instruments delivered contemporaneously herewith, at or prior to Closing, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of or by reason of such obligations or their respective creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to or bound by such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms and conditions and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to any such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14.

Section 11.15      Equitable Adjustments. If the SPAC Class A Shares, the SPAC Class B Shares or the SPAC New Common Shares shall have been changed into a different number of units or shares or a different class, with the prior written consent of the Company, by reason of any stock dividend, share recapitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares or units of SPAC Shares or SPAC New Common Shares will be appropriately adjusted to provide to the Company Stockholders and the SPAC Stockholders the same economic effect as contemplated hereby prior to such event.

Section 11.16      Legal Representation and Privilege.

(a)            The Company.

(i)            Each Party hereby agrees, on behalf of itself, its Affiliates and its and their respective directors, managers, officers, owners and employees, and each of their respective successors and assigns (all such parties, collectively, the “Waiving Parties”), that Katten Muchin Rosenman LLP (or any successor thereto) (“Katten”) may represent the Company or any of the Company Equityholders and/or any of their respective directors, managers, officers, owners, employees, Subsidiaries, Affiliates or Representatives (collectively, the “Company Group”), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions (any such representation, the “Company Post-Closing Representation”), notwithstanding its representation (or any continued representation) of any Group Company or the SPAC in connection with the transactions contemplated by this Agreement, and each Party, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to any of the Waiving Parties. Each of the Parties acknowledges and agrees that the foregoing provision applies whether or not Katten provides legal services to any Group Company after the Closing Date.

(ii)            Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Katten (or any other counsel that represented any Group Company), the Group Companies and/or any member of the Company Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable Group Company (but, in all cases, for the avoidance of doubt, excluding any other Subsidiary of the SPAC) and are exclusively controlled by the applicable Group Company, and shall not pass to or be claimed by the SPAC, any other Subsidiary of the SPAC or any other Party or Waiving Party, other than the Company. From and after the Closing, each Party (other than the Company) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Company), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Katten (or any other counsel that represented any of the Group Companies), any Group Company and/or any member of the Company Group prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or any of its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company.

(b)            SPAC.

(i)            Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland & Ellis LLP (“Kirkland”) (or any successor thereto) may represent the Sponsor, the other equityholders of the SPAC prior to the Closing or the equityholders of the Sponsor and/or any of their respective directors, managers, officers, owners, employees, Affiliates or Representatives (the “Sponsor Group”) (it being understood and agreed that no Group Company shall be deemed an Affiliate for purposes of this definition) in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions (any such representation, the “SPAC Post-Closing Representation”), notwithstanding its representation (or any continued representation) of the SPAC Parties in connection with the transactions contemplated by this Agreement, and each Party, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the SPAC Post-Closing Representation may be directly adverse to any of the Waiving Parties. Each of the Parties acknowledges and agrees that the foregoing provision applies whether or not Kirkland provides legal services to the SPAC Parties after the Closing Date.

(ii)            Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland (or any other counsel that represented any of the SPAC Parties), the SPAC and/or any member of the Sponsor Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the SPAC and are exclusively controlled by the SPAC, and shall not pass to or be claimed by any other Party or Waiving Party, other than the SPAC. From and after the Closing, each Party (other than the SPAC) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the SPAC), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland (or any other counsel that represented the SPAC), the SPAC and/or any member of the Sponsor Group occurring prior to the Closing in connection with any SPAC Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or any of its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the SPAC.

Section 11.17      Acknowledgements.

(a)            The Company. The Company specifically acknowledges and agrees to the SPAC’s disclaimers of any representations or warranties other than those set forth in (i) Article IV, (ii) any Ancillary Agreement to which any of the SPAC Parties is party or (iii) any certificate delivered by any of the SPAC Parties pursuant to this Agreement or any such Ancillary Agreement, whether made by one (1) of the SPAC Parties or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company, its Affiliates or Representatives by either the SPAC Parties or any of their respective Affiliates or Representatives), other than those set forth in (x) Article IV, (y) any Ancillary Agreement to which any of the SPAC Parties is party or (z) any certificate delivered by any of the SPAC Parties pursuant to this Agreement or any such Ancillary Agreement. The Company (I) specifically acknowledges and agrees that, except for the representations and warranties set forth in (A) Article IV, (B) any Ancillary Agreement to which any of the SPAC Parties is party or (C) any certificate delivered by any of the SPAC Parties pursuant to this Agreement or any such Ancillary Agreement, neither the SPAC Parties nor any of their respective Affiliates or Representatives has made any other express or implied representation or warranty with respect to the SPAC Parties, their respective assets or Liabilities, their respective business or the Transactions, and (II) with respect to the SPAC Parties, irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

(b)            SPAC. Each SPAC Party specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in (i) Article III, (ii) any Ancillary Agreement to which the Company is party or (iii) any certificate delivered by the Company pursuant to this Agreement, whether made by the Company or any of its Affiliates or Representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to any of the SPAC Parties or any of their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any of the SPAC Parties or any of their respective Affiliates or Representatives by the Company or any of its Affiliates or Representatives), other than those set forth in (x) Article III, (y) any Ancillary Agreement to which the Company is party or (z) any certificate delivered by the Company pursuant to this Agreement. Each SPAC Party (I) specifically acknowledges and agrees that, except for the representations and warranties set forth in (A) Article III, (B) any Ancillary Agreement to which the Company is party or (C) any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its Affiliates or Representatives has made any other express or implied representation or warranty with respect to any Group Company, any of their respective assets or Liabilities or business or the Transactions, and (II) with respect to the Group Companies, irrevocably and unconditionally waives and relinquishes any and all rights or Proceedings (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC PARTIES:

PANTHER MERGER SUB INC.

By:	/s/ Keith Jaffee
Name:	Keith Jaffee
Title:	President

BANYAN ACQUISITION CORPORATION

By:	/s/ Keith Jaffee
Name:	Keith Jaffee
Title:	Chief Executive Officer

COMPANY:

PINSTRIPES, INC.

By:	/s/ Dale Schwartz
Name:	Dale Schwartz
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

EXHIBIT A

SERIES I PREFERRED STOCK PURCHASE AGREEMENT

(see attached)

Exhibit A to Business Combination Agreement

SECURITIES PURCHASE AGREEMENT

among

MIDDLETON PINSTRIPES INVESTOR LLC,

MIDDLETON PINSTRIPES INVESTOR SBS LLC

and

PINSTRIPES, INC.

June 22, 2023

PINSTRIPES, INC.

SECURITIES PURCHASE AGREEMENT

Dated as of June 22, 2023

To the Investors (as defined below)

Ladies and Gentlemen:

This Securities Purchase Agreement (this “Agreement”) is being written for the purpose of setting forth the terms of the understandings between Pinstripes, Inc., a Delaware corporation (the “Company”), and each of you in connection with the purchase by each of you and the sale by the Company of shares of Series I Preferred Stock (as defined below), as set forth below. Certain capitalized terms used herein shall have the meanings set forth in Section 9.1 hereof.

If you are in agreement with the terms and conditions set forth herein, please sign this Agreement and return it to the Company, whereupon this Agreement shall represent a legally binding agreement between each of you and the Company and shall supersede any prior agreement or understanding between each of you and the Company with regard to the sale and purchase of the Shares (as defined below) as contemplated herein.

SECTION 1.          AUTHORIZATION OF PREFERRED STOCK

The Company has authorized and created a series of its Preferred Stock (as defined below) consisting of 3,000,000 shares, $0.01 par value per share, designated as its “Series I Convertible Preferred Stock” (the “Series I Preferred Stock”). The terms, limitations and relative rights and preferences of the Series I Preferred Stock are set forth in the Certificate of Designations of the Series I Convertible Preferred Stock of the Company, a copy of which is attached hereto as Exhibit A (as the same may be further amended from time to time, the “Certificate of Designations”), and that certain letter agreement, dated as of the Closing Date, by and between the Company and the Investors, a copy of which is attached hereto as Exhibit B (as the same may be further amended from time to time, the “Letter Agreement”).

SECTION 2.          PURCHASE AND SALE OF SECURITIES

2.1.            Initial Issuance of Series I Preferred Stock.

Subject to the terms and conditions herein and in reliance upon the respective representations, warranties and covenants contained herein, on the date hereof (the “Closing Date”), the Company shall sell and issue to each of Middleton Pinstripes Investor LLC, a Delaware limited liability company and Middleton Pinstripes Investor SBS LLC, a Delaware limited liability company (the “Investors”), the number of shares of Series I Preferred Stock set forth opposite the Investors’ names on Schedule I hereto (the “Shares”), at a purchase price of twenty-five dollars ($25.00) per share (the “Per Share Price”) and for the aggregate purchase price set forth opposite the Investors’ names on Schedule I hereto (the “Purchase Price”). Such sale and purchase shall be effected on the Closing Date by the Company executing and delivering to the Investors, duly registered in its name, one or more duly executed stock certificates evidencing the Shares being purchased by the Investors, against delivery by the Investors to the Company of the Purchase Price payable by the Investors by wire transfer of immediately available funds to the account listed on Exhibit C.

SECTION 3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investors that, except as set forth on the correspondingly numbered section of the disclosure schedule, if any, delivered to the Investors in connection herewith:

3.1.            Corporate Organization

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Attached hereto as Exhibit D and Exhibit E, respectively, are true and complete copies of the Third Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Bylaws” and together with the Certificate of Incorporation, the “Organizational Documents”), each as amended through the date hereof. The Organizational Documents contain all amendments thereto through the date hereof.

(b)            The Company has all requisite corporate power and authority and has all necessary approvals, licenses, permits and authorization to own its properties and to carry on its business as now conducted in all material respects. The Company has all requisite corporate power and authority to (i) execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; (ii) sell and issue the Shares to the Investors; and (iii) issue the shares of its Common Stock issuable upon conversion of the Shares.

3.2.            Capitalization

(a)            Immediately prior to the issuance of Shares on the Closing Date: (i) the authorized capital stock of the Company consists of 60,000,000 shares of which 35,000,000 shares are Common Stock, par value $0.01 per share, and 25,000,000 shares are Preferred Stock, par value $0.01 per share, of which the Company is authorized to issue (A) 2,301,200 shares of Series A Preferred Stock, (B) 471,164 shares of Series B Preferred Stock, (C) 240,000 shares of Series C Preferred Stock, (D) 1,992,636 shares of Series D-1 Preferred Stock, (E) 1,237,009 shares of Series D-2 Preferred Stock, (F) 5,000,000 shares of Series E Preferred Stock, (G) 4,125,000 shares of Series F Convertible Preferred Stock, (H) 500,000 shares of Series G Convertible Preferred Stock, (I) 3,000,000 shares of Series H Convertible Preferred Stock and (J) 3,000,000 shares of Series I Preferred Stock; (ii) the issued and outstanding shares of capital stock of the Company consist of 6,262,412 shares of Common Stock and 10,203,945 shares of Preferred Stock, consisting of (I) 2,301,200 shares of Series A Preferred Stock, (II) 464,914 shares of Series B Preferred Stock, (III) 120,000 shares of Series C Preferred Stock, (IV) 1,477,808 shares of Series D-1 Preferred Stock, (V) 1,192,565 shares of Series D-2 Preferred Stock, (VI) 367,833 shares of Series E Preferred Stock, (VII) 3,411,292 shares of Series F Convertible Preferred Stock, (VIII) 355,000 shares of Series G Convertible Preferred Stock, (IX) 513,333 shares of Series H Convertible Preferred Stock and (X) no shares of Series I Preferred Stock; (iii) the Company has outstanding options to purchase 2,271,899 shares of Common Stock; and (iv) there are outstanding warrants to purchase 438,619 shares of Common Stock.

(b)            On the Closing Date and immediately following the issuance of the Shares, the issued and outstanding shares of capital stock of the Company consist of 6,262,412 shares of Common Stock and 10,923,945 shares of Preferred Stock, consisting of (i) 2,301,200 shares of Series A Preferred Stock, (ii) 464,914 shares of Series B Preferred Stock, (iii) 120,000 shares of Series C Preferred Stock, (iv) 1,477,808 shares of Series D-1 Preferred Stock, (v) 1,192,565 shares of Series D-2 Preferred Stock, (vi) 367,833 shares of Series E Preferred Stock, (vii) 3,411,292 shares of Series F Convertible Preferred Stock, (viii) 355,000 shares of Series G Convertible Preferred Stock, (ix) 513,333 shares of Series H Convertible Preferred Stock; and (x) 720,000 shares of Series I Preferred Stock.

(c)            All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant foreign and state securities laws or pursuant to valid exemptions therefrom. Each award pursuant to the Stock Option Plan (i) was granted or issued in accordance with all applicable federal and state securities laws and the terms and conditions of the Stock Option Plan, and (ii) with respect to each such award that is an option, had an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the applicable grant date. Upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights. Upon their issuance in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations, the shares of Common Stock issuable upon conversion of the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, free of all preemptive or similar rights.

3.3.            Corporate Proceedings, etc.

The Company has authorized its execution, delivery and performance of (i) the Transaction Documents to which it is a party and each of the transactions and agreements contemplated hereby and thereby and (ii) the sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations) to the Investors. No other corporate action (including stockholder approval) is necessary to authorize such execution, delivery and performance of the Transaction Documents to which the Company is a party and/or the sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations) to the Investors. When executed and delivered by the Company, each of the Transaction Documents to which the Company is a party shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity. The Company has authorized the issuance and delivery of the Shares in accordance with this Agreement and, subject to the issuance of the Shares, the Company has reserved for issuance the shares of Common Stock initially issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations.

3.4.            Consents and Approvals

The execution and delivery by the Company of the Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby (including, but not limited to, the sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations) to the Investors), do not require the Company or any of its subsidiaries to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, Person or firm or any public, governmental or judicial authority, which consent, approval, action, filing or notice has not already been obtained or made, as applicable.

3.5.            Absence of Defaults, Conflicts, etc.

The execution and delivery of the Transaction Documents to which the Company is a party and the adoption by the Board of Directors of the Company (the “Board”) of the Certificate of Designations and the Letter Agreement do not, and the fulfillment of the terms hereof and thereof by the Company (including, but not limited to, the sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations) to the Investors) will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement or contract of the Company or any of its subsidiaries (collectively, the “Key Agreements and Instruments”), or the Organizational Documents, or any rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or any of its subsidiaries or over their respective properties or businesses. No event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under any such Key Agreements and Instruments or in any license, permit or authorization to which the Company or any subsidiary thereof is a party or by which any of them may be bound.

3.6.            Financial Statements. The financial statements of the Company delivered by the Company to the Investors prior to the date hereof were true and correct in all material respects as of the date such financial statements were delivered to the Investors.

3.7.            Compliance with Law

(a)            Neither the Company nor any of its subsidiaries is and has, in the last three years, been in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, laws or regulations relating to the environment, occupational health and safety or money laundering, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

(b)            The Company and its subsidiaries have all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of their property or to the conduct of their respective businesses as now conducted and as presently contemplated to be conducted. Neither the Company nor any subsidiary thereof has been finally denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business as now conducted and as presently contemplated to be conducted. Neither the Company nor any of its subsidiaries is in default in any material respect under any of such licenses, permits, franchises or other governmental authorizations.

3.8.            Private Offering

(a)            Neither the Company nor anyone acting on its behalf has sold or has offered any of the Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Investors or its Affiliates. Neither the Company nor anyone acting on its behalf shall offer the Shares for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Shares or shares of Common Stock issuable upon conversion of the Shares (in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations), or any part thereof, within the provisions of Section 5 of the Securities Act. Based upon the representations of the Investors set forth in Section 4 hereof, the offer, issuance and sale of the Shares to the Investors and the shares of Common Stock issuable upon conversion of the Shares in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(b)            With respect to all sales and issuances of its securities prior to the date hereof (collectively, the “Prior Offerings” and each, a “Prior Offer”), neither the Company nor anyone acting on its behalf has offered such securities for issue or sale to, or solicited any offer to acquire any of the same from, anyone so as to bring such prior issuance and sale of such securities within the provisions of Section 5 of the Securities Act or any similar foreign securities laws applicable to the issuance and sale of such securities. Based upon the representations of the investors set forth in their respective securities purchase agreements with the Company, the offer, issuance and sale of such securities in each Prior Offer were exempt from the registration and prospectus delivery requirements of the Securities Act, and were registered or qualified (or were exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state and foreign securities laws.

3.9.            Brokerage

There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company or any of its subsidiaries and the Company agrees to indemnify and hold the Investors harmless against any costs or damages incurred as a result of any such claim.

SECTION 4.          REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors represents and warrants to the Company as follows:

(a)            The Investor is acquiring the Shares (and will acquire the Common Stock issuable upon conversion of the Shares) for its own account for investment and not with a present view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares (or the Common Stock acquired upon conversion of the Shares), but subject, nevertheless, to any requirement of law that the disposition of the Investor’s property shall at all times be within the Investor’s control, and without prejudice to the Investor’s right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

(b)            The Investor has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

(c)            The Investor is a limited liability company, validly existing and duly organized under the laws of its jurisdiction of organization.

(d)            The Investor has taken all action necessary for the authorization, execution, delivery and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(e)            The Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.

SECTION 5.          ADDITIONAL COVENANTS OF THE PARTIES

5.1.            Resale of Securities

(a)            Each of the Investors covenants that it will not sell or otherwise transfer the Shares (or any shares of Common Stock acquired upon conversion of the Shares) except in accordance with the Letter Agreement or the Stockholders’ Agreement, as applicable, and pursuant to an effective registration under the Securities Act or in a transaction which qualifies as an exempt transaction under the Securities Act.

(b)            The certificates evidencing the Shares and shares of Common Stock issuable upon conversion of the Shares will bear a legend, in substantially the following form, reflecting the foregoing restrictions on the transfer of such securities:

“The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be transferred except pursuant to an effective registration under the Act or in a transaction which qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder.”

5.2.            Further Assurance

Each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as set forth herein as promptly as practicable.

SECTION 6.           INVESTORS’ CLOSING CONDITIONS

The obligation of the Investors to purchase and pay for the Shares on the Closing Date shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

6.1.            Representations and Warranties

The representations and warranties of the Company contained in this Agreement, as modified by the disclosure schedule hereto, if any, shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date.

6.2.            Compliance with Agreements

The Company shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

6.3.            Injunction

There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

6.4.            Qualifications

All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and purchase of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.5.            Secretary’s Certificate

The Secretary of the Company shall have delivered to the Investors at the Closing a certificate certifying (i) the Bylaws and (ii) resolutions of the Board approving the Transaction Documents and the transactions contemplated under the Transaction Documents.

6.6.            Blue Sky

The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Common Stock issuable upon conversion of such Shares (in accordance with the terms of the Certificate of Incorporation and the Certificate of Designations) that are required to be obtained prior to such offer and sale.

6.7.            Adverse Developments

There shall have been no event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, has had or would be reasonably expected to have a Material Adverse Effect.

6.8.            Letter Agreement

The Company shall have delivered to the Investors a duly-executed counterpart to the Letter Agreement.

6.9.            Approval of Proceedings

All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to the Investors; and the Investors shall have received copies of all documents or other evidence which it may request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance satisfactory to the Investors.

6.10.         Certificate of Designations

The Company shall have duly adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designations and the Company shall have delivered to the Investors a copy of the filed Certificate of Designations with appropriate evidence from the Secretary of State of the State of Delaware that the filing has been accepted, or, if a filed copy is unavailable, a certificate signed on behalf of the Company certifying to the effect that the filing of the Certificate of Designations has been accepted by the Secretary of State of the State of Delaware.

SECTION 7.          COMPANY CLOSING CONDITIONS

The obligation of the Company to issue and deliver the Shares to the Investors on the Closing Date shall be subject to the performance by the Investors of their agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

7.1.            Representations and Warranties

The representations and warranties of each of the Investors contained in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date.

7.2.            Compliance with Agreements

The Investors shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

7.3.            Injunction

There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

7.4.            Qualifications

All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and purchase of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

7.5.            Joinder

The Investors shall have delivered to the Company a Joinder to the Stockholders’ Agreement, duly executed by the Investors, in form and substance acceptable to the Company.

7.6.            Security Holder Support Agreement

The Investors shall have delivered to the Company that certain Security Holder Support Agreement, dated as of the date hereof, by and among the Company, certain of the Company’s securityholders and Banyan Acquisition Corporation, duly executed by the Investors, in form and substance acceptable to the Company.

SECTION 8.          COVENANTS

8.1.            Use of Proceeds

Upon consummation of the Closing, the Company shall use the proceeds received as determined by the Board but subject to any consent rights of the Investors in the Letter Agreement.

8.2.            Lost, etc. Certificates Evidencing Shares (or shares of Common Stock); Exchange

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares (or shares of Common Stock) owned by the Investors, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of shares evidenced by such certificate which remain outstanding. The Investors’ agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 8.2. Upon surrender of any certificate representing any Shares (or shares of Common Stock) for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares or shares of Common Stock, as the case may be, represented by the certificate so surrendered and registered as the holder may request. The Company will also pay the cost of all deliveries of certificates for such shares to the office of each of the Investors (including the cost of insurance against loss or theft in an amount satisfactory to the Investors) upon any exchange provided for in this Section 8.2.

8.3.            Reservation of Common Stock

The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, 720,000 shares of Common Stock, which such number shall be equitably and proportionally adjusted or substituted in the event of changes in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date hereof.

SECTION 9.          INTERPRETATION OF THIS AGREEMENT

9.1.            Terms Defined

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” shall mean, with respect to any Person or entity, any other Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

“Agreement” shall have the meaning set forth in the Preamble.

“Board” shall have the meaning set forth in Section 3.5.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

“Bylaws” shall have the meaning set forth in Section 3.1.

“Certificate of Incorporation” shall have the meaning set forth in Section 3.1.

“Closing” shall mean the closing of the transactions contemplated herein.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Investors” shall have the meaning set forth in Section 2.1.

“Key Agreements and Instruments” shall have the meaning set forth in Section 3.5.

“Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, liabilities, profits, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

“Organizational Documents” shall have the meaning set forth in Section 3.1(a).

“Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Per Share Price” shall have the meaning set forth in Section 2.1.

“Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.

“Prior Offerings” and “Prior Offer” shall have the meaning set forth in Section 3.8(b).

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall have the meaning set forth in Section 2.1.

“Stock Option Plan” shall mean the Pinstripes, Inc. 2008 Equity Incentive Plan.

“Stockholders’ Agreement” shall mean that certain Amended and Restated Stockholders Agreement of the Company, dated as of January 9, 2017, among the Company, Dale Schwartz and the stockholders party thereto.

“Transaction Documents” shall mean this Agreement, the Certificate of Designations, the Letter Agreement and any other agreements entered into in connection with the transactions contemplated by this Agreement.

9.2.            Accounting Principles

Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement, this shall be done in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

9.3.            Directly or Indirectly

Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

9.4.            Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

9.5.            Paragraph and Section Headings

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

SECTION 10.        MISCELLANEOUS

10.1.            Notices

(a)            All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

(1)            if to the Investors, at: Middleton Pinstripes Investor LLC and Middleton Pinstripes Investor SBS LLC c/o Middleton Partners, 400 Skokie Blvd, Ste. 820, Northbrook, IL 60022

With copy to: Brett Winterstein & Keith Berk, 500 West Madison, Suite 3700, Chicago, IL 60661; and

(2)            if to the Company, at: Pinstripes, Inc., 1150 Willow Road, Northbrook, IL 60062, Attention: Dale Schwartz, with a copy (which shall not constitute notice) to: Katten Muchin Rosenman LLP, 525 W. Monroe Street, Chicago, Illinois, 60661, Attention: Christopher S. Atkinson, email: christopher.atkinson@katten.com.

(b)            Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the date of delivery; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

10.2.            Reproduction of Documents

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Date (except for certificates evidencing the Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by the Investors by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Investors may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Investors in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.3.            Survival

All, representations, warranties and covenants made by the Investors and the Company herein or in any certificate or other instrument delivered by the Investors or the Company under this Agreement shall be considered to have been relied upon by the Company or the Investors, as the case may be, and shall survive all deliveries to the Investors of the Shares, or payment to the Company for such Shares, regardless of any investigation made by the Company or the Investors, as the case may be, or on the Company’s or the Investors’ behalf. All statements in any such certificate or other instrument shall constitute representations and warranties by the Company or the Investors, as the case may be, hereunder.

10.4.            Successors and Assigns

Neither this Agreement nor any party’s rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the Company (in the case of an assignment by the Investors) or the Investors (in the case of an assignment by the Company); provided, however, upon notice to the Company, the Investors may assign its rights and obligations under this Agreement to any Affiliate thereof without the consent of the Company, provided, further, that any such assignment shall not relieve the Investors of any obligation hereunder to the extent not performed by such transferee. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

10.5.            No Third Party Beneficiaries

Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party to this Agreement or a permitted assign of a party to this Agreement. Without limiting the foregoing, no Person that is not a party to this Agreement shall have the right to seek enforcement (or to compel or seek to compel any party hereto to seek enforcement) of any of the terms or conditions set forth herein.

10.6.            Entire Agreement; Amendment and Waiver

This Agreement and the schedule and exhibits attached hereto together with the Transaction Documents constitute the entire understandings of the parties hereto, and supersede all prior agreements or understandings, with respect to the subject matter hereof and thereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Investors.

10.7.            Severability

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

10.8.            Waiver OF Jury Trial

Each party HERETO acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation or investigations arising out of or relating to this Agreement. Each party to this Agreement certifies and acknowledges that (a) such party has considered the implications of this waiver and (b) such party makes this waiver voluntarily.

10.9.            Counterparts

This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be effective as delivery of a manually executed counterpart of this Agreement.

10.10.            Publicity

The Company shall not make any press release and other public announcements concerning the transactions contemplated by this Agreement without the prior written consent of the Investors.

Remainder of Page Intentionally Left Blank

Very truly yours,

PINSTRIPES, INC.

By:
Name:	Dale Schwartz
Title:	CEO

ACCEPTED AND AGREED:

MIDDLETON PINSTRIPES INVESTOR LLC
By:	Middleton Management Company
Its:	Manager

By:
Name:	Peter Holstein
Title:	Secretary

MIDDLETON PINSTRIPES INVESTOR SBS LLC
By:	Middleton Management Company
Its:	Manager

By:
Name:	Peter Holstein
Title:	Secretary

[Signature Page to Securities Purchase Agreement]

Schedule I

Shares and Purchase Price

Name of Investors	Number of Shares of Series I Preferred Stock	Per Share Price of Series I Preferred Stock	Aggregate Cash Purchase Price
Middleton Pinstripes Investor LLC	65,160	$25.00	$1,629,000
Middleton Pinstripes Investor SBS LLC	654,840	$25.00	$16,371,000
Total:	720,000		$18,000,000

EXHIBIT A

Certificate of Designations

[Intentionally Omitted]

EXHIBIT B

Letter Agreement

[Intentionally Omitted]

EXHIBIT C

Wire Information

[Intentionally Omitted]

EXHIBIT D

Certificate of Incorporation

(Attached)

EXHIBIT E

Bylaws

(Attached)

EXHIBIT B-1

SECURITY HOLDER SUPPORT AGREEMENT

(see attached)

Exhibit B-1 to Business Combination Agreement

EXHIBIT B-2

LOCKUP AGREEMENT

(see attached)

Exhibit B-2 to Business Combination Agreement

EXHIBIT C

SPONSOR LETTER AGREEMENT

(see attached)

Exhibit C to Business Combination Agreement

EXHIBIT D

FORMS OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SPAC AND SECOND AMENDED AND RESTATED BYLAWS OF THE SPAC

(see attached)

Exhibit D to Business Combination Agreement

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BANYAN ACQUISITION CORPORATION

[●], 2023

Banyan Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “[Pinstripes Holdings, Inc.]” The Corporation was originally incorporated under the name “BANYAN ACQUISITION CORPORATION.” under the original certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 10, 2021 (the “Original Certificate”).

2. The Original Certificate was amended and restated on January 19, 2022 (the “First Amended and Restated Certificate of Incorporation”).

3. The First Amended and Restated Certificate of Incorporation was amended on April 21, 2023 (the “Certificate of Incorporation Amendment”).

4. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”), which both restates and amends the provisions of the First Amended and Restated Certificate of Incorporation, as amended by the Certificate of Incorporation Amendment, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

5. This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

6. The text of the First Amended and Restated Certificate of Incorporation, as amended by the Certificate of Incorporation Amendment, is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is [Pinstripes Holdings, Inc.] (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, DE 19904, County of Kent, and the name of the Corporation’s registered agent at such address is Cogency Global Inc.

Article IV
CAPITALIZATION

Section 4.1         Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [●] shares, consisting of (a) [●] shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) [●] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the Common Stock or Preferred Stock voting separately as a class will be required therefor.

Section 4.2         Existing Common Stock. Upon this Second Amended and Restated Certificate becoming effective pursuant to the DGCL, each share of the Corporation’s Class A common stock, par value $0.0001 per share, issued and outstanding or held in treasury, shall automatically and without any action on the part of the holder thereof be renamed as and become one share of Common Stock.

Section 4.3         Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.4         Common Stock.

(a)        Voting.

(i)            Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)           Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote. The holders of Common Stock shall vote together as a single class on all matters on which the holders of the shares of Common Stock are entitled to vote.

(iii)          Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)        Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)        Liquidation Dissolution or Winding Up of the Corporation. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Article V
BOARD OF DIRECTORS

Section 5.1         Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2         Number, Election and Term.

(a)        Subject to Section 2.1 of the Director Designation Agreement dated as of [●], by and among the Corporation and the other persons party thereto (the “Director Designation Agreement”) (but only to the extent the Director Designation Agreement remains in effect), the number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)        Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)        Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)        Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3         Newly Created Directorships and Vacancies. Subject to Section [●] of the Director Designation Agreement with respect to the rights of certain parties to fill vacancies on the Board of Directors (but only to the extent the Director Designation Agreement remains in effect) and to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4         Removal. Subject to Section [●] of the Director Designation Agreement (but only to the extent the Director Designation Agreement remains in effect) and to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66-2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5         Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66-2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1         Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2         Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3         Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1         Limitation of Director and Officer Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as any such law exists on the date hereof or as it may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If, after this Second Amended and Restated Certificate is filed with the Secretary of State of the State of Delaware, the DGCL or any such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended. No amendment to, or modification or repeal of, this Article VIII shall adversely affect any right or protection of, or increase the liability of, any director or officer of the Corporation existing hereunder with respect to any state of facts existing or any act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, modification or repeal.

Section 8.2         Indemnification and Advancement of Expenses.

(a)        To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)        The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

(c)        Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)        This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right, subject to the then-applicable terms of the Director Designation Agreement, at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, the provisions set forth in Section 4.4 and Articles V, VI, VII, VIII, this Article IX and Article X (and any defined terms referenced therein and herein) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein, but subject to the then-applicable terms of the Director Designation Agreement, unless such action is approved by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote thereon, voting together as a single class.

Article X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1       Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or (v) any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. This Article XI shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 10.2       Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Second Amended and Restated Certificate.

Article XI
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, Banyan Acquisition Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Banyan Acquisition Corporation
By:	/s/
Name:
Title:

AMENDED AND RESTATED BYLAWS

OF

[PINSTRIPES HOLDINGS, INC.]

(THE “CORPORATION”)

Article I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II

STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairperson of the Board (the “Chairperson of the Board”), by the Chief Executive Officer, or by the Board pursuant to a resolution adopted by a majority of the Board. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting, unless otherwise required by the General Corporation Law of the State of Delaware (“DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Amended and Restated Certificate of Incorporation, as the same may be further amended or restated from time to time (the “Certificate of Incorporation”), or these Amended and Restated Bylaws, as the same may be further amended or restated from time to time (these “Bylaws”), the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing not less than thirty-three and a third percent (33 1/3%) a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing not less than thirty-three and a third percent (33 1/3%) of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairperson of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

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Section 2.5 Voting of Shares.

(a) Voting Lists. The officer who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairperson of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile or electronic signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting, in which such matter is being voted upon at which a quorum is present, and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the common stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter. For purposes of this Section 2.5(d), a majority of the votes cast shall mean that the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

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(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairperson of the meeting (including due to a technical failure to convene or continue the meeting by remote communication), from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation, or such other person as the Corporation may designate, and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

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(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all agreements, arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, (F) a representation that such stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (G) a description of all agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that have been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, whether or not such instrument or right shall be subject to settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, if any, with respect to securities of the Corporation, (H) a representation as to whether such stockholder or the beneficial owner, if any, on whose behalf the proposal is made has complied with all state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation, (I) any direct or indirect material interest or any material contract or agreement between such stockholder or the beneficial owner, if any, on whose behalf the proposal is made with the Corporation, any affiliate of the Corporation or any entity that provides products or services that compete with or are alternative to the principal products produces or services provided by the Corporation or its affiliates (a “Competitor”) (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (J) any material pending or threatened legal proceeding in which such stockholder or the beneficial owner, if any, on whose behalf the proposal is made is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (K) any other material relationship between such stockholder or the beneficial owner, if any, on whose behalf the proposal is made, on the one hand, and the Corporation, or any affiliate of the Corporation or any Competitor, on the other hand, and (L) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the proposal is made required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for such business pursuant to and in accordance with Section 14A of the Exchange Act and the rules and regulations promulgated thereunder, and (M) the written consent of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made to the public disclosure of information provided to the Corporation pursuant to this Section 2.7.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of Rule 14a-8 for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairperson of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or the Exchange Act or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a) or the Exchange Act, such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

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(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made only at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Section 2.8 Conduct of Meetings. The chairperson of each annual and special meeting of stockholders shall be the Chairperson of the Board, if any, or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director), if any, or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director), if any, or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary, if any, or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Article III

DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board, (ii) by or at the direction of any party to that certain Director Designation Agreement, dated as of [●] (the “Director Designation Agreement”), provided the Director Designation Agreement remains in effect and only to the extent permitted by, and subject to the limitations set forth in, Section [●] thereof, or (iii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

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(c) Notwithstanding anything in paragraph (b) of this Section 3.2 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of any capital stock of the Corporation that are owned beneficially or of record by the person, (D) the person’s written consent (x) to being named in the proxy statement, proxy card and ballot as a nominee and to serving as a director of the Corporation if elected and (y) the Corporation’s engaging in a background check of such person (including through a third party investigation firm), in a manner consistent with background checks customarily engaged in by the Corporation for prospective new members of the Board, (E) the information reasonably necessary to complete such background check, , (F) all other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, the requirements of Rule 14a-19, and (G) such other information regarding the person as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with listing requirements and applicable stock exchange rules; (ii) with respect to each nominee for election to the Board, the completed and signed questionnaire, representation and agreement required by Section 3.3 of these Bylaws]; and (iii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear in the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all agreements, arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, any of such stockholder’s and/or beneficial owner’s respective affiliates or associates, each proposed nominee and any other person or persons (including their names), (D) a description of any agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that have been entered into as of the date of such stockholder’s notice by, or on behalf of, such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, whether or not such instrument or right shall be subject to settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, if any, with respect to securities of the Corporation, (E) a representation that such stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) a representation whether such stockholder or the beneficial owner, if any, on whose behalf the nomination is made intends or is part of a group which intends to (x) solicit proxies or votes from stockholders in support of such proposed nomination and/or (y) solicit proxies in support of such proposed nomination of persons for election to the Board other than the Corporation’s nominees for election to the Board from the holders of capital stock of the Corporation representing at least sixty-seven percent (67%) of the voting power of the capital stock entitled to vote generally in the election of directors in accordance with Rule 14a-19 of the Exchange Act, (G) a representation as to whether such stockholder or the beneficial owner, if any, on whose behalf the nomination is made has complied with all state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation, (H) any direct or indirect material interest or any material contract or agreement between such stockholder or beneficial owner, if any, on whose behalf the nomination is made with the Corporation, any affiliate of the Corporation or any Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (I) any material pending or threatened legal proceeding in which such stockholder or the beneficial owner, if any, on whose behalf the nomination is made is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (J) any other material relationship between such stockholder or the beneficial owner, if any, on whose behalf the nomination is made, on the one hand, and the Corporation, or any affiliate of the Corporation or any Competitor, on the other hand, (K) any other information relating to (i) such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and (ii) each person whom the stockholder proposes to nominate for election as a director that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (L) the written consent of such stockholder and the beneficial owner, if any, on whose behalf the nomination is made to the Corporation’s public disclosure of information provided to the Corporation pursuant to this Section 3.2.

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(e) If the Board or the chairperson of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or the Exchange Act, including, without limitation, Rule 14a-19, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) (i) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act or (ii) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 14a-19, with respect to the matters set forth herein, and if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election as a director of the Corporation, the candidate for nomination must have previously delivered (in accordance with the time periods prescribed for delivery of notice under Section 3.2 of these Bylaws), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (i) unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director, and (iii) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director of the Corporation (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect). At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee (as if such nominee were the stockholder), as set forth in Section 3.2(d).

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Section 3.4. Proxy Card. Any stockholder directly or indirectly soliciting proxies from other stockholders (other than on behalf the Corporation) must use a proxy card color other than white, which shall be reserved for exclusive use by the Corporation.

Section 3.5 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.6 Chairperson of the Board. The Chairperson of the Board shall be a member of the Board and may or may not be an officer and/or employee of the Company. The Chairperson of the Board, if any, shall preside when present at all meetings of the stockholders and the Board. The Chairperson of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairperson of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairperson of the Board and Chief Executive Officer may be held by the same person.

Section 3.7. Lead Independent Director. If at any time the Chairperson of the Board is not independent as that term is defined under the then applicable rules and regulations of each national securities exchange upon which shares of the stock of the Corporation are listed for trading and of the Commission, the independent directors may designate from among them a Lead Independent Director having the duties and responsibilities determined by the Board from time to time.

Article IV

BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting or, if such meeting is held solely by means of remote communication, then by means of remote communication, unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(b).

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairperson of the Board, Lead Independent Director, Chief Executive Officer or President and (b) shall be called by the Chairperson of the Board, Lead Independent Director, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

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Section 4.5 Consent In Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all the members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission. Any person, whether or not then a director, may provide, through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event) no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 4.6 Organization. The chairperson of each meeting of the Board shall be the Chairperson of the Board, if any, or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Lead Independent Director, if any, or, in the absence (or inability or refusal to act) of the Lead Independent Director, the Chief Executive Officer, if any (if he or she shall be a director), or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President, if any (if he or she shall be a director), or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairperson elected from the directors present. The Secretary, if any, shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary, if any, shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Article V

COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

Article VI

OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer and such other officers (which may include, without limitation, a Chief Financial Officer, a Secretary, a President, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (which may include, without limitation, one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

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(a) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairperson of the Board pursuant to Section 3.7 above. In the absence (or inability or refusal to act) of both the Chairperson of the Board and the Independent Lead Director, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b) President. The President, if any, shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairperson of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board), shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(d) Secretary.

(i) The Secretary, if any, shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairperson of the Board, Chief Executive Officer or President. The Secretary shall have custody of the [corporate seal] of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary, if any, shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, and the number and classes of shares held by each.

(e) Assistant Secretaries. The Assistant Secretary, if any, or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f) Chief Financial Officer. The Chief Financial Officer, if any, shall perform all duties commonly incident to that office (including, without limitation, in respect of the care and custody of the funds and securities of the Corporation, including the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g) Treasurer. The Treasurer, if any, shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

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Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article VII

SHARES

Section 7.1 Uncertificated Shares. The shares of any class or series of capital stock of the Corporation shall be uncertificated and registered in book-entry form.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing a summary of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the books and records of the Corporation there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said shares are issued.

Section 7.4 Transfer of Stock.

(a) Subject to the restrictions set forth in Section 7.6, all transfers of shares shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board or any officer of the Corporation may prescribe and subject to any applicable law, rule or regulation. The Corporation shall be entitled to treat the holder of record of any shares of its capital stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.5 Registered Stockholders. Before due presentment of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.6 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder ,including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

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(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.7 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars.

Article VIIII

NDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding; provided, however, that, except as provided in Section 8.3 with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

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Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article IX

MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

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(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(b) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(c) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone, videoconference or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairperson of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

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Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairperson of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairperson of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairperson of the Board, Chief Executive Officer, President or any Vice President or any other officer authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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EXHIBIT E

FORM OF DIRECTOR DESIGNATION AGREEMENT

(see attached)

Exhibit E to Business Combination Agreement

EXHIBIT F

FORM OF LETTER OF TRANSMITTAL

(see attached)

Exhibit F to Business Combination Agreement

EXHIBIT F

With respect to the Common Stock of
PINSTRIPES, INC.
FORM OF LETTER OF TRANSMITTAL

Ladies and Gentlemen:

You are receiving this Letter of Transmittal in connection with that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of June 22, 2023, by and among (a) Banyan Acquisition Corporation, a Delaware corporation (the “SPAC”), (b) Panther Merger Sub Inc., a Delaware corporation and a wholly-owned a subsidiary of the SPAC (“Merger Sub”), and (c) Pinstripes, Inc., a Delaware corporation (the “Company”). Pursuant to the terms of the Business Combination Agreement, at the closing of the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation and a wholly owned subsidiary of the SPAC (the “Merger”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement.

Pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”) (and, for the avoidance of doubt, following the Company Preferred Conversion, the conversion or exercise of Company Warrants and the conversion of Convertible Notes), each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding any Dissenting Shares and any Company Common Shares held immediately prior to the Effective Time by the Company as treasury stock) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive New SPAC Common Shares in accordance with the Business Combination Agreement.

1.            Consideration. Upon completing, signing and returning this Letter of Transmittal, you will be surrendering your Company Common Shares and any certificates evidencing your Company Common Shares (unless such Company Common Shares are held in book-entry format), in exchange for the right to receive, in respect of each Company Common Share so surrendered, the applicable portion of the Aggregate Transaction Share Consideration, as determined pursuant to Section 2.3 of the Business Combination Agreement, in each case, in accordance with and subject to the terms, conditions and any applicable adjustments set forth in the Business Combination Agreement.

By signing and returning this Letter of Transmittal, you hereby irrevocably acknowledge and agree (a) that the Aggregate Transaction Share Consideration is being and will be allocated among the Company Stockholders in accordance with the terms of the Business Combination Agreement and pursuant to the Allocation Schedule, (b) to the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, and (c) that the surrender of certificates evidencing your Company Common Shares or the delivery of an Affidavit of Loss substantially in the form attached as Exhibit 3 is a condition to receiving any consideration pursuant to this Section 1 (unless such Company Common Shares are held in book-entry format).

2.            Opportunity to Review. You hereby acknowledge and agree that you have (a) received and reviewed a copy of the Business Combination Agreement, (b) reviewed the provisions of Section 262 of the Delaware General Corporation Law (stating that appraisal rights may be available subject to the waiver below), and (c) had a reasonable opportunity to consult with and have relied solely upon the advice, if any, of your legal, financial, accounting and tax advisors with respect to this Letter of Transmittal, the Business Combination Agreement (including the Allocation Schedule and the allocation of the Aggregate Transaction Share Consideration described therein) and each of the transactions contemplated thereby.

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3.            Representations and Warranties. By signing and returning this Letter of Transmittal, you represent and warrant to the SPAC and Merger Sub that:

(a)            (i) You (and, if applicable, your spouse) have all necessary corporate, limited liability company, limited partnership or other applicable power and authority (or, if you are a natural person, you have the legal capacity) to execute and deliver this Letter of Transmittal and to perform your obligations hereunder; (ii) the execution, delivery and performance of this Letter of Transmittal and the transactions contemplated by this Letter of Transmittal (and, if applicable, your spouse) have been duly and validly authorized by all necessary action on your part; (iii) the execution, delivery and performance of this Letter of Transmittal and the transactions contemplated by this Letter of Transmittal by you will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, if you are an entity, your organizational documents or the organizational documents of your Affiliates; (iv) the execution and delivery of this Letter of Transmittal does not, and your performance (and, if applicable, your spouse) of your obligations hereunder will not result in the creation or imposition of any Lien your Company Common Shares, Company Preferred Shares, Company Warrants or Convertible Notes, as applicable; or (v) where applicable, any Person executing this Letter of Transmittal on your behalf has full power and authority to execute and deliver this Letter of Transmittal on your behalf and thereby bind you.

(b)            You have duly and validly executed this Letter of Transmittal, this Letter of Transmittal is a legal, valid and binding obligation, enforceable against you in accordance with the terms set forth herein (except as such enforceability (x) subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity, and you (together with your spouse, if applicable) are, or will be at the Effective Time, the record and beneficial owner of, and has good and valid title, to, all of such Company Common Shares and such Company Common Shares are free and clear of all Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Common Shares), other than pursuant to the Company Stockholders Agreement, or any restrictions on transfer arising under applicable securities laws. Your Company Common Shares are the only equity securities of the Company that are owned of record or beneficially by you (and, if applicable, your spouse) as of the Effective Time (besides any Company Equity Awards), and you do not: (i) own beneficially or of record, have the right to acquire, or have any other interest in any equity securities of the Company or its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing; or (ii) have any voting rights with respect to any equity securities of the Company, or any rights to acquire, or any securities convertible into any such voting rights. You have the full power, authority and legal capacity to surrender without restriction, the certificate(s) and/or book entry position(s) representing the Company Common Shares described below in this Letter of Transmittal in accordance with and subject to the limitations set forth in the Business Combination Agreement.

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(c)            Except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair your ability to perform your obligations under this Letter of Transmittal or to consummate the transactions contemplated by this Letter of Transmittal, (a) there are no Proceedings pending or, threatened against you or, to your knowledge, any of your Affiliates and (b) neither you nor your Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(d)            You have not taken or permitted any action that would or would reasonably be expected to (i) constitute or result in a breach hereof, (ii) make any representation or warranty set forth herein untrue or inaccurate or (iii) otherwise restrict, limit or interfere with the performance of this Letter of Transmittal, the Business Combination Agreement, the SPAC Ancillary Documents or the transactions contemplated hereby or thereby.

4.            Tax Consequences. You acknowledge that you have had a reasonable opportunity to review the U.S. federal, state and local tax consequences and foreign tax consequences of the Merger and the transactions contemplated by the Business Combination Agreement with your tax and other advisors. You are relying solely on such advisors and not on any statements or representations of the Company, Merger Sub or the SPAC or any of its agents or representatives with respect to the particular tax consequences to you of the Merger and the transactions contemplated by the Business Combination Agreement. You understand that you (and not the SPAC, Merger Sub, the Company or any of their other respective Affiliates) will be solely responsible for any tax liability that may arise as a result of the Merger and the transactions contemplated by the Business Combination Agreement. See also “Important Tax Information” in this Letter of Transmittal.

5.            Conditions for Payment of Consideration; Satisfaction of Obligations.

(a)            You understand and agree that (i) unless and until you submit this Letter of Transmittal duly completed and validly executed by you together with all certificates and other documents required by the Exchange Agent according to the terms herein, no payment of any or all of the applicable portion of the Aggregate Transaction Share Consideration pursuant to the Business Combination Agreement shall be made to you or your designee, (ii) payment is conditioned on the closing of the Merger (which is subject to various conditions set forth in the Business Combination Agreement), and if the Merger is not consummated, the Company Common Shares will not be converted into the right to receive any or all of the applicable portion of the Aggregate Transaction Share Consideration and this Letter of Transmittal (together with the certificates (if any) submitted in accordance with the terms hereof) will be returned to you and will be void and of no force and effect, (iii) no interest will accrue on any payment due with respect to the Aggregate Transaction Share Consideration or otherwise pursuant to the Business Combination Agreement, (iv) any payment due pursuant to this Letter of Transmittal, the Business Combination Agreement or otherwise shall be subject to, and reduced by, any deduction or withholding for any taxes required by law (and any amounts so deducted or withheld shall be treated for all purposes as having been paid to the person in respect of which such deduction or withholding was made), and (v) the portion of the Aggregate Transaction Share Consideration to be received by you will be calculated in accordance with the Business Combination Agreement and the Allocation Schedule to be delivered as contemplated therein. Subject to the foregoing, you acknowledge and agree that the Exchange Agent may reject any and all documents not in proper form or, in the Exchange Agent’s or the Company’s discretion, waive any irregularities or defects in any documents delivered in connection herewith.

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(b)            You hereby accept the amount of your portion of the Aggregate Transaction Share Consideration in respect of your Company Common Shares being surrendered by you hereunder, and you acknowledge and agree that (i) such amount is sufficient to satisfy all obligations to you under applicable Law, the Company Charter, the other organizational documents of the Company, any agreement, arrangement or understanding between you and the Company and/or any representative of the Company, and any other agreement pertaining to such Company Common Shares, (ii) such amount accurately reflects the portion of the Aggregate Transaction Share Consideration which you are entitled to receive pursuant to and in accordance with the terms of the Business Combination Agreement, applicable Law, the Company Charter, the Company’s bylaws, the other organizational documents of the Company, any agreement, arrangement or understanding between you and the Company and/or any representative of the Company, and any other agreement pertaining to such Company Common Shares, and (ii) in accepting such amount, the Surviving Company, the Company, the SPAC, Merger Sub and their respective representatives shall be deemed to have satisfied all obligations to make any and all payments with respect to the Merger for such Company Common Shares and shall have no further obligations to you with respect to payment of any portion of the Aggregate Transaction Share Consideration (and you expressly waive any and all claims to the contrary).

6.            Waiver of Appraisal Claims. By executing to this Letter of Transmittal or accepting any consideration as contemplated by Article 2 of the Business Combination Agreement, you irrevocably and unconditionally waive and agree to cause to be waived and to prevent the exercise of, any rights of appraisal or any dissenters’ rights relating to the Merger that any holder of Company Common Shares or you may have by virtue of, or with respect to the equity securities of the Company (including all rights under Section 262 of the DGCL).

7.            Release. Effective as of the Effective Time, you hereby, on behalf of: (a) if you are an individual, yourself and your heirs and your and their Representatives, (b) if you are an entity, your Affiliates and your and their Representatives, (c) if you are a trust, the beneficiaries of your trust, and (d) any of your other successors and assigns, as of the Effective Time but not before, fully, forever, irrevocably and unconditionally waive, release, acquit and discharge the Surviving Company, each Group Company and their respective Affiliates (including, for clarity, the SPAC and its Affiliates), successors and assigns, and each of their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees (or any former, current or future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners, other Representatives, successors or assignees of any of the foregoing) from any and all manner of actions, causes of actions, suits, debts, covenants, claims, obligations, liabilities, demands, controversies, damages, judgments, executions, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, whether vicarious, derivative, or direct, whether fixed, contingent or liquidated, whether foreseeable or unforeseeable, or whether presently existing or hereafter discovered, that may be or could have been asserted, with respect to, or arising during, or in connection with, any period ending at or prior to the Effective Time (including out of any event, occurrence, act, or failure to act) relating to such Person’s direct or indirect ownership of Company Common Shares, Company Preferred Shares, Company Warrants, Convertible Notes or any other equity securities of the Company or such Person’s capacity as stockholder, warrantholder or other equityholder of the Company, in each case, prior to the Effective Time; provided, that nothing contained in this paragraph shall extend to any manner of actions, causes of actions, claims or obligations, liabilities, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, in connection with (i) your rights under the Business Combination Agreement or the SPAC Ancillary Documents, (ii) any rights to indemnification, limitation of liability or advancement or reimbursement of expenses (in your capacity as an officer, director or employee) to the extent you are entitled to under the indemnification provisions of the Governing Documents of the Company or any of its Subsidiaries or any indemnification agreement with the Company, and (iii) any rights to compensation that such Person may be entitled to under employment or other service agreements entered into (or compensation or benefit plans, programs or policies of) with the Company or its Subsidiaries and which were in force as of the date of this Letter of Transmittal. You forever waive any and all rights of first refusal, rights of first offer, preemptive rights, registration rights or similar rights pursuant to any stockholder agreement, registration rights agreement or other similar agreement pertaining to any Group Company.

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8.            Reliance/Survival. You hereby acknowledge and understand that the Company, the SPAC and any related entity may rely upon the representations, warranties, covenants and agreements contained herein as if each such party was a party to this Letter of Transmittal and each shall have the rights, remedies and benefits under this Letter of Transmittal as if such party was a party hereto. All representations and warranties contained herein shall survive the date hereof for a period of seven years. The covenants and agreements contained herein shall survive the date hereof in accordance with their terms.

9.            Specific Performance. You hereby acknowledge, understand and agree that Company’s and the SPAC’s remedy at law for any breach of the covenants or agreements contained herein may be inadequate and that for any breach of such covenants, the Company and the SPAC shall, in addition to other remedies as may be available to them at Law or in equity, or as provided for in this Letter of Transmittal, be entitled to an injunction, restraining order, or other equitable relief, without the necessity of posting a bond, restraining the undersigned from committing or continuing to commit any violation of the covenants or agreements in this Letter of Transmittal.

10.          Miscellaneous.

(a)            Further Assurances. You hereby agree that you will, upon request, execute and deliver any additional documents reasonably deemed by the SPAC to be reasonably necessary or appropriate to complete the surrender and exchange of your Company Common Shares.

(b)            Third Party Beneficiaries. You hereby agree that the SPAC, Merger Sub and the Surviving Company shall be third party beneficiaries of your representations, warranties, undertakings and agreements, with full rights as such.

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(c)            Entire Agreement. You agree that this Letter of Transmittal, the Business Combination Agreement, and all other SPAC Ancillary Documents constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

(d)            Assignment. You agree that you will not assign this Letter of Transmittal without the prior written consent of the SPAC and Merger Sub. Any attempted assignment of this Letter of Transmittal not in accordance with the terms of this Section 10(d) shall be void.

(e)            No Rights as Stockholder. You hereby acknowledge and agree that, as a result of the Merger, you shall cease to have any rights with respect to or arising from the Company Common Shares, except the right to receive the payments required by the Business Combination Agreement.

(f)            Termination. This Letter of Transmittal shall be automatically void and of no force and effect if the Closing pursuant to the Business Combination Agreement fails to occur for any reason and the Business Combination Agreement is terminated in accordance with its terms.

(g)            Other Provisions. Sections 11.4 (Severability), 11.5 (Interpretation), 11.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 11.8 (Non-Survival), 11.9 (Trust Account Waiver) 11.10 (Counterparts; Electronic Delivery), 11.11 (Specific Performance) and 11.14 (No Recourse) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

* * *

Please read this Letter of Transmittal carefully and in its entirety. This Letter of Transmittal should be completed and signed and hand-delivered or sent by overnight courier or certified mail, return receipt requested and properly insured, with (i) a properly completed, duly dated and signed enclosed Internal Revenue Service (“IRS”) Form W-9 (or an applicable IRS Form W-8 if you are a non-U.S. stockholder for U.S. federal income tax purposes) and (ii) your stock certificate (unless your Company Common Shares are held in book-entry format).

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BOX A - Signature of Registered Stockholder(s)

(Must be signed by all registered stockholders

Include legal capacity if signing on behalf of an entity.)

By signing below, I/we certify that I/we agree to the terms and conditions set forth in this Letter of Transmittal, have complied with all instructions to this Letter of Transmittal, was/were the registered holder of the shares submitted herewith immediately prior to the Effective Time, have full authority to surrender the shares and give the instructions in this Letter of Transmittal and warrant that the shares submitted herewith are free and clear of all Liens (except, if applicable, pursuant to restrictions on transfer under applicable securities Law).

Signature
Signature
Telephone Number and/or Email Address

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BOX B COMPANY COMMON SHARES SURRENDERED (PAPER CERTIFICATE OR BOOK-ENTRY)
Certificate #	# of Shares

TOTAL:
I have lost my certificate(s) for shares of Company Common Shares and have enclosed a signed copy of the Affidavit of Lost Stock Certificate substantially in the form attached as Exhibit 3.

The enclosed IRS Form W-9 (attached hereto as Exhibit 1) or, if applicable, IRS Form W-8 (found at www.irs.gov) must be properly completed, duly dated and signed.

BOX C - Name and Address of Registered Stockholder(s)

Name: Address:

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General Instructions

Please read this information carefully.

A former stockholder of the Company will not receive any applicable portion of the Aggregate Transaction Share Consideration until all documents required by this Letter of Transmittal are received by the Exchange Agent at the address set forth below and until the same are processed for payment by the Exchange Agent. No interest will accrue on any amounts due.

●	BOX A-Signatures: All registered stockholders must sign as indicated in Box A. If you are signing on behalf of an individual or entity that is a registered stockholder your signature must include your legal capacity.

●	BOX B-Share Detail: List the certificate number, number of shares and type and series of shares represented by such certificate of each certificate representing Company Common Shares that you wish to surrender. Do not surrender with this Letter of Transmittal any certificates representing shares other than Company Common Shares.

●	BOX C-Name and Address of Registered Stockholder: Lists the name and address of the record holder(s) of Company Common Shares.

●	Stock Transfer Taxes: The registered holder must timely pay all applicable transfer, documentary, sales, use, stamp, registration and other taxes and, at his or her own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes. In the event that any applicable transfer, documentary, sales, use, stamp, registration or other tax becomes payable by any transferee or assignee of the registered holder, such transferee or assignee must pay such tax or must establish that such tax has been paid or is not applicable. The Surviving Company, the Company, the SPAC, the Exchange Agent, any Company Stockholder, the Sponsor and Merger Sub and their respective representatives and other affiliates will have no responsibility with respect to transfer, documentary, sales, use, stamp, registration or other taxes.

●	Spousal Consent: If you are a resident of the following states, you are delivering with this Letter of Transmittal a spousal consent attached hereto as Exhibit 2 executed by your spouse (if any): Alaska, Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin.

●	Deficient Presentments: In the event that the Exchange Agent determines that any Letter of Transmittal does not appear to have been properly completed or executed, or any other irregularity in connection with the surrender of Company Common Shares appears to exist, the Exchange Agent shall be entitled to consult with the SPAC for further instructions. The Exchange Agent and the SPAC reserve the right to reject all incomplete or irregular presentations. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

●	Returning Letter of Transmittal: Return this Letter of Transmittal only to the addresses below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your shares.

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By Mail, Overnight Courier or Hand-Delivery to:

Continental Stock Transfer & Trust Company

Attn: Corporate Actions

1 State Street , 30th Floor

New York, NY 10004

[__________]

For additional information regarding this Letter of Transmittal please contact 917-262-2378 [●] via email at [__]@continentalstock.com.

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IMPORTANT TAX INFORMATION

Each holder that is a United States person (as defined below) is required to provide a properly completed and duly dated and executed U.S. Internal Revenue Service (“IRS”) Form W-9 that includes the relevant person’s correct Taxpayer Identification Number (“TIN”), and certain other information, in accordance with the instructions on such form. Each holder that is not a United States person (as defined below) is required to provide a properly completed and duly dated and executed appropriate IRS Form W-8 in accordance with the instructions on such form, which may be obtained from the IRS at its website: www.irs.gov. For this purpose, you are generally considered a United States person if you are (1) an individual who is a United States citizen or United States resident alien, (2) a partnership, corporation, company or association created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate, the income of which is subject to United States federal income tax regardless of its source, or (4) a domestic trust (as defined in U.S. Treasury Regulations Section 301.7701-7). IRS Form W-9 is attached to this Letter of Transmittal. More information about IRS Forms W-8 can be found at: https://www.irs.gov/forms-pubs/about-form-w8.

Failure to provide a properly completed and duly dated and executed IRS Form W-9 or a properly completed and duly dated and executed appropriate IRS Form W-8 may result in withholding (including backup withholding) under United States federal tax laws and may result in a penalty imposed by the IRS.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THEIR QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING REQUIREMENTS AND THE PROCEDURE FOR OBTAINING AN EXEMPTION.

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EXHIBIT 1

Form **W-9** (Rev. October 2018) Department of the Treasury Internal Revenue Service

Request for Taxpayer Identification Number and Certification

▶ Go to *www.irs.gov/FormW9* for instructions and the latest information.

Give Form to the requester. Do not send to the IRS.

Print or type. See **Specific Instructions** on page 3.

1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2 Business name/disregarded entity name, if different from above

3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only **one** of the following seven boxes.

☐ Individual/sole proprietor or single-member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) ▶

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is **not** disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

☐ Other (see instructions) ▶

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):

Exempt payee code (if any)

Exemption from FATCA reporting code (if any)

(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.) See instructions.

Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN*, later.

Note: If the account is in more than one name, see the instructions for line 1. Also see *What Name and Number To Give the Requester* for guidelines on whose number to enter.

Social security number

or

Employer identification number

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (defined below); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here Signature of U.S. person ▶ Date ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to *www.irs.gov/FormW9*.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

- Form 1099-INT (interest earned or paid)
- Form 1099-DIV (dividends, including those from stocks or mutual funds)
- Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)
- Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)
- Form 1099-S (proceeds from real estate transactions)
- Form 1099-K (merchant card and third party network transactions)
- Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)
- Form 1099-C (canceled debt)
- Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, *later.*

Cat. No. 10231X Form **W-9** (Rev. 10-2018)

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EXHIBIT 2

SPOUSAL OR DOMESTIC PARTNER CONSENT

I, ____________________, spouse or domestic partner of ___________________ (“Participating Securityholder”), acknowledge that I have read the Letter of Transmittal entered into by Participating Securityholder (the “Letter of Transmittal”), and that I know the contents of the Letter of Transmittal. I am aware that the Letter of Transmittal contains provisions regarding shares of capital stock of Pinstripes, Inc. (“Company Common Shares”) that my spouse or domestic partner owns, including any interest that I may have therein. Capitalized terms used but not otherwise defined herein shall have their meanings set forth in the Letter of Transmittal.

I understand and agree that my interest, if any, in any Company Common Shares subject to the Letter of Transmittal will be irrevocably subject to the Letter of Transmittal. I further understand and agree that any community property interest that I may have in such Company Common Shares will be similarly subject to the Letter of Transmittal.

I am aware that the legal, financial and related matters contained in the Letter of Transmittal are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after reviewing the Letter of Transmittal carefully that I will not seek such guidance or counsel.

Dated:	Signature:
Print
Name:

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EXHIBIT F

EXHIBIT 3

Affidavit of Lost Stock

PINSTRIPES, INC.

AFFIDAVIT OF LOSS AND INDEMNITY

This Affidavit of Loss and Indemnity is being delivered to Banyan Acquisition Corporation, a Delaware corporation (the “SPAC”), Pinstripes, Inc., a Delaware Corporation (the “Company”), and Continental Stock Transfer & Trust Company (“Exchange Agent”), in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of June 22, 2023, by and among the SPAC, Panther Merger Sub Inc., a Delaware corporation and a wholly-owned a subsidiary of the SPAC (“Merger Sub”), and the Company.

The undersigned shareholder does hereby certify that it is the owner and holder of [_________] Common Shares (the “Shares”) of the Company, and does further certify as follows:

●	The undersigned shareholder has made a diligent search for the stock certificate(s) representing the Shares and has been unable to locate said certificate(s) (either because such certificate(s) were lost or because such certificate(s) were never issued);

●	The undersigned shareholder has not sold, assigned, pledged, transferred or hypothecated said certificate(s) (to the extent issued) or any interest therein, or signed any power of attorney, proxy or any authorization respecting said Shares and certificate that is now outstanding and in force, or otherwise disposed of said certificate(s) (to the extent issued);

(i)	The undersigned shareholder will, in the event said certificate(s) are recovered, promptly cause the same to be returned to the Company for cancellation; and

(ii)	The undersigned shareholder agrees to indemnify and save harmless each of SPAC, the Company, Continental Stock Transfer & Trust Company, the Surviving Company, and their respective affiliates, successors and assigns from any and all loss, liability, damages, penalties, fines, costs, taxes and expenses (including all reasonable attorneys’ fees and court costs) incurred by any of the foregoing, resulting from, arising out of, relating to or caused by the loss, misplacement or destruction of said certificate(s) or the issuance by the Company of a replacement instrument or any consideration for said certificate(s).

[Signature Page Follows]

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EXHIBIT F

IN WITNESS WHEREOF, the undersigned has executed this Affidavit of Loss and Indemnity as of the [●] day of ______________, 202__.

[●]

By:
Name:
Title:

On this ___ day of ______________, 202__, before me personally appeared ______________, known to me (or satisfactorily proven) to be the person whose name is subscribed to within the foregoing instrument and acknowledged that such person executed the same for the purposes therein contained.

Notary Public, State of
___________________

[Seal]

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EXHIBIT G

POST-CLOSING DIRECTORS AND OFFICERS

Company Director

•	Dale Schwartz*

Company Officer

•	Dale Schwartz, as Chief Executive Officer, President and Secretary

SPAC Directors

•	Class I – Dr. Dan Goldberg* and another individual to be designated after the Execution Date by the Company*

•	Class II – Yorgo Koutsogiorgas* and Larry Kadis*

•	Class III – Dale Schwartz*, Jack Greenberg* and Jerry Hyman (the “SPAC Designated Director”)

SPAC Officers

•	Dale Schwartz, as Chief Executive Officer

* = Designated by the Company

Exhibit G to Business Combination Agreement

EXHIBIT H

COMPANY WRITTEN CONSENT

(see attached)

Exhibit H to Business Combination Agreement

ACTION BY WRITTEN CONSENT OF
CERTAIN STOCKHOLDERS OF

PINSTRIPES, INC.

_______ __, 2023

The undersigned (the “Stockholders”), constituting holders of a majority of the outstanding (i) shares of preferred stock, par value $0.01 per share, of Pinstripes, Inc., a Delaware corporation (the “Company”), and (ii) shares of common stock, par value $0.01 per share, of the Company, voting together as a single class on an as-converted basis, and acting pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the Company’s Certificate of Incorporation (as in effect on the date hereof) and the Amended and Restated Bylaws of the Company (as amended), do hereby (I) waive any and all requirements for calling, giving notice of and holding a special meeting of the Stockholders, (II) consent to and confirm the taking of the following actions by the Company by written consent (this “Written Consent”), such Written Consent to be (A) evidence of the actions taken by the Stockholders as of the date hereof, (B) filed by the Secretary of the Company with the minutes of the meetings of the Stockholders and (C) in lieu of a special meeting of the Stockholders, and (III) vote all of their respective shares of capital stock in the Company to approve, adopt and consent to the actions contemplated by the following recitals and resolutions, effective as of the date first written above:

1.	Adoption and Approval of the Business Combination Agreement and the Merger.

WHEREAS, capitalized terms used but not defined herein shall have their respective meanings as set forth in the BCA (as hereinafter defined);

WHEREAS, the Company’s board of directors (the “Board”) has determined that it is fair to and in the best interests of the Company and the Company Stockholders, and has declared it advisable, for the Company to enter into (a) that certain Business Combination Agreement (attached hereto as Exhibit A, the “BCA”), by and among the Company, Banyan Acquisition Corporation, a Delaware corporation (the “SPAC”), and Panther Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the SPAC (“Merger Sub”), pursuant to which, among other things and on the terms and conditions set forth in the BCA, and subject to (i) the affirmative vote of the holders of a majority of the outstanding Company Preferred Shares and Company Common Shares, voting together as a single class on an as-converted basis, (ii) the approval of the SPAC Board and the board of directors of Merger Sub, (iii) the approval of the SPAC Stockholder Voting Matters by the holders of the SPAC Shares entitled to vote thereon, and (iv) the approval of the SPAC, as the sole stockholder of Merger Sub, (A) Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”), resulting in the Company becoming a wholly-owned direct subsidiary of the SPAC, and (B) each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding any Dissenting Shares and the Company Common Shares held as treasury stock) will be automatically converted as of the Effective Time into the right to receive a portion of the Aggregate Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in the BCA and in accordance with Section 251 of the DGCL, and (b) the Ancillary Agreements to which the Company is or will be a party and to consummate the Transactions (including, without limitation, the Merger);

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WHEREAS, the Board has (a) adopted and approved the execution, delivery and performance or consummation (as applicable) by the Company of the BCA, the Ancillary Agreements to which the Company is or will be a party and the Transactions (including, without limitation, the Merger), (b) recommended that the Company Stockholders entitled to vote thereon adopt the BCA, and (c) directed that the BCA be submitted to the Company Stockholders for approval; and

WHEREAS, the Stockholders have received a copy of, and have had a chance to review and ask questions about, each of the following documents: (i) the Series I Preferred Stock Purchase Agreement (appended as an Exhibit to the BCA), (ii) the Security Holder Support Agreement (appended as an Exhibit to the BCA) (the “Support Agreement”), (iii) the Sponsor Letter Agreement (appended as an Exhibit to the BCA), (iv) the SPAC A&R CoI (appended as an Exhibit to the BCA), (v) the SPAC A&R Bylaws (a form of which is appended as an Exhibit to the BCA), (vi) the Registration Rights Agreement (a form of which is appended as an Exhibit to the BCA), (vii) the Director Designation Agreement (a form of which is appended as an Exhibit to the BCA), (viii) the Letter of Transmittal (a form of which is appended as an Exhibit to the BCA), (ix) the list of post-Closing directors and officers of the Company and the SPAC (appended as an Exhibit to the BCA), and (x) the Disclosure Schedules, which were delivered concurrently with the execution and delivery of the BCA (the foregoing, collectively, the “Material Ancillary Documents”);

WHEREAS, the Stockholders acknowledge and understand that (a) at the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Laws, (b)  simultaneously with the Closing and by virtue of the Merger, the Existing SPAC Charter and the Amended and Restated Bylaws of the SPAC shall be amended and restated in the forms of the SPAC A&R CoI and the SPAC A&R Bylaws, respectively, (c) subject to the terms of the BCA, at the Effective Time (and, for the avoidance of doubt, following the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding any Dissenting Shares and the Company Common Shares held as treasury stock) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted, based on the Exchange Ratio or the Series I Exchange Ratio (as applicable), into the right to receive the number of SPAC New Common Shares to be set forth on an allocation schedule to be delivered by the Company to the SPAC at least three (3) Business Days prior to the Closing Date, (d) at the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto, and (e) at the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c) of the BCA), each Company Option (whether vested or unvested) shall be assumed by the SPAC and substituted with an option to purchase a number of SPAC New Common Shares (such option, a “Substituted Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of SPAC New Common Shares purchasable pursuant to the Substituted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Substituted Option to which Section 422 of the Code applies, the exercise price and the number of SPAC New Common Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and provided, further, that, following the Effective Time, each Substituted Option shall continue to have the same vesting and exercisability terms as were applicable to the corresponding former Company Option immediately prior to the Effective Time;

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WHEREAS, the Stockholders acknowledge and understand that, (a) pursuant to the terms and conditions of the BCA, the Company, the SPAC and Merger Sub have prepared, and the SPAC has filed with the United States Securities and Exchange Commission, a registration statement on Form S-4 (as amended or supplemented, the “Registration Statement/Proxy Statement”), and (b) the Registration Statement/Proxy Statement has been declared effective under the Securities Act and the Company has delivered or otherwise made available to the Stockholders the prospectus included in the Registration Statement/Proxy Statement and is hereby requesting the satisfaction of the Requisite Company Stockholder Approval pursuant to the execution and delivery by the Stockholders of this Written Consent; and

WHEREAS, concurrent with the Company’s entry into the BCA, certain security holders of the Company (including all members of the Board in their respective capacity as security holders of the Company) that own outstanding Company Preferred Shares and Company Common Shares entered into the Support Agreement, pursuant to which, inter alia, such security holders agreed that, following the receipt of notice from the SPAC that the Registration Statement/Proxy Statement has been declared effective under the Securities Act, such security holders would execute this Written Consent to approve and adopt the BCA, the Ancillary Agreements (including the Material Ancillary Documents) to which the Company is or will be a party and the Transactions.

NOW, THEREFORE, BE IT RESOLVED, that the BCA, the Ancillary Agreements (including the Material Ancillary Documents) to which the Company is or will be a party and each and every agreement, instrument and/or document contemplated by any of the foregoing (collectively, the “Transaction Documents”), be, and they hereby are, approved and adopted in all respects with such immaterial changes, modifications and amendments to the Transaction Documents as any officer of the Company (each, an “Authorized Representative”) executing any such Transaction Document shall deem necessary or appropriate (to the maximum extent such immaterial changes, modifications and amendments may be made without further approval by the Stockholders under the DGCL), his or her approval and the approval of the Stockholders herein being conclusively established by the execution and delivery thereof; and

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FURTHER RESOLVED, that the Company be, and it hereby is, authorized, directed and empowered to enter into and adopt each of the Transaction Documents and to perform its obligations thereunder and consummate the Transactions, which are hereby approved; and

FURTHER RESOLVED, that each of the Authorized Representatives be, and each of them hereby is, authorized to execute and deliver all such instruments, notices and certificates, to make all such payments, to make all such filings pursuant to state laws or otherwise (and any such filings heretofore made are hereby ratified), and directed to perform on behalf of the Company, in connection with the Transactions, all such acts as they (or any of them) deem necessary or appropriate to comply with applicable laws, and in connection therewith, to execute and file all requisite papers and documents, including, but not limited to, all such applications, reports, letters, certifications, affidavits and other papers, documents and instruments as may be necessary or appropriate under such laws, and to do all such other acts and things as may be necessary or desirable in order to carry out the intent and purposes of the foregoing resolutions, and the execution by any such Authorized Representative of any such instrument, notice, certificate, paper and/or document, or the performance by any such Authorized Representative of any act in connection with any of the foregoing matters, will conclusively establish his or her authority and the approval and ratification by the Company of the instruments, notices, certificates, papers and/or documents so executed and the actions so taken.

2.	Interested Director and Officer Disclosure.

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between the Company and one or more of its directors or officers or any other corporation, partnership, association or other organization in which one or more of the directors or officers of the Company is a director or officer, or has a financial interest (any such party is referred to herein individually as an “Interested Party” or collectively as the “Interested Parties”, and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because the applicable director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or such stockholders;

WHEREAS, the Stockholders are aware that Dale Schwartz (a) is a director and an executive officer of the Company and, immediately after the Effective Time, will be (i) a member of the Board of Directors of the SPAC and a member of the Board of Directors of the Company, and (ii) an executive officer of the SPAC and the Company, (b) is a holder of equity interests in the Company and will receive consideration on the same basis as the other holders of such equity interests in connection with the Transactions, and (c) simultaneously with the Closing, will enter into the Director Designation Agreement with the SPAC pursuant to which Mr. Schwartz will be entitled to designate a number of members of the SPAC Board depending on the number of SPAC New Common Shares beneficially owned by Mr. Schwartz (which initially shall be a majority of the members of the SPAC Board), the election of whom may be supported by certain stockholders of the Company if and to the extent they enter into a voting agreement with Mr. Schwartz, and, accordingly, as a result of the above-described interests, Mr. Schwartz may be deemed to be an Interested Party, and the Transactions may be deemed to be Interested Party Transactions;

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WHEREAS, the Stockholders hereby acknowledge that all material facts as to each of the Company’s directors’ and officers’ interested party relationships or interests as to the transactions set forth in the preceding resolutions have been disclosed and are known to the Stockholders; and

WHEREAS, after careful consideration, the Stockholders have determined that the terms and conditions of the proposed transactions set forth in the preceding resolutions are just and equitable and fair as to the Company and that it is in the best interests of the Company and the Company Stockholders to enter into the transactions set forth in the preceding resolutions.

NOW, THEREFORE, BE IT RESOLVED, that the Stockholders acknowledge that all material facts as to the Company’s directors’ and officers’ relationships or interests as to the Transactions (including, without limitation, the Merger) and the other transactions authorized and approved in the preceding resolutions have been disclosed and are known to the Stockholders, and that the Stockholders specifically approve such transactions pursuant to Section 144 of the DGCL.

3.	Omnibus.

RESOLVED, that the Authorized Representatives, or any one of them, be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Company, to take all steps and do all acts and things, including, without limitation, the execution and delivery of documents, agreements, certificates or instruments as are or may become necessary or appropriate to effect the purposes and intents of the foregoing recitals and resolutions and the transactions contemplated thereby, each to be in form and content acceptable to the applicable Authorized Representative executing such documents, agreements, certificates or instruments, his or her approval and the approval of the Stockholders being conclusively evidenced by his or her execution and delivery thereof; and

FURTHER RESOLVED, that all actions previously taken by any Authorized Representative prior to the date hereof with respect to any action authorized by the foregoing resolutions be, and all such actions hereby are, approved, adopted, confirmed and ratified in all respects as the acts and deeds of the Company; and

FURTHER RESOLVED, that a copy of these resolutions be inserted in the minute book of the Company where the proceedings of the Stockholders are reflected and that the Secretary be, and hereby is, instructed to cause the same to be so inserted in the minute book of the Company.

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IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the date first set forth above.

STOCKHOLDERS:

[______________________]

By:
Name:
Title:

Written Consent of Certain Stockholders of Pinstripes, Inc. (De-SPAC)

EXHIBIT A

BCA

(Attached)